UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

Sonoco Products Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

2023

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
AND PROXY STATEMENT

SONOCO PRODUCTS COMPANY
1 North Second Street
Hartsville, South Carolina 29550 US

LETTER FROM THE CHAIRMAN
OF OUR BOARD
TO OUR SHAREHOLDERS:
You are cordially invited to attend our Annual Meeting of Shareholders to be held at the Watson Theater, Coker University, 104 Campus Drive, Hartsville, South Carolina, on Wednesday, April 19, 2023, at 11:00 a.m. (Eastern Time).
We have enclosed a Notice of 2023 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.
In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress and you will be given an opportunity to ask questions of general interest to all shareholders.
We have also enclosed a copy of our 2022 Annual Report, which reviews the Company’s events of the past year and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).
We hope that you will come to the 2023 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and is greatly appreciated.
JOHN R. HALEY Chairman March 17, 2023

SONOCO PRODUCTS COMPANY
1 North Second Street
Hartsville, South Carolina 29550 US

NOTICE OF 2023 ANNUAL MEETING
OF SHAREHOLDERS
MEETING INFORMATION
Date and Time	Place	Record Date	Live Audio Cast and Replay
Wednesday, April 19, 2023 11:00 a.m. Eastern Time	Watson Theater, Coker University 104 Campus Drive Hartsville, South Carolina	February 22, 2023 at close of business	investor.sonoco.com
BALLOT PROPOSALS
Items of Business		Board Recommendation	See Page
1	Proposal 1—Election of 11 Directors	FOR all 11 nominees for director	12
2	Proposal 2—Ratification of Independent Registered Public Accounting Firm	FOR	33
3	Proposal 3—Advisory (Non-binding) Vote on Executive Compensation	FOR	78
4	Proposal 4—Advisory (Non-binding) Vote on the Frequency of the Vote on Executive Compensation	FOR every ONE YEAR	79
5	Proposal 5—Advisory (Non-binding) Shareholder Proposal Regarding Special Shareholder Meeting Improvement	AGAINST	80
	To transact any other business that properly comes before the meeting and at any adjournment or postponement of the meeting
VOTING
VOTE YOUR PROXY NOW	Telephone	Internet	Mail
SHAREHOLDERS OF RECORD (Shares registered with Sonoco at Continental Stock Transfer & Trust)	(866) 894-0536	www.cstproxyvote.com	Sign, date, and mail the enclosed proxy card
BENEFICIAL OWNERS (Shares held with a bank or broker)	See the enclosed voting instruction form	See the enclosed voting instruction form	Sign, date, and mail the enclosed voting instruction form

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
The enclosed proxy materials are being mailed on or about March 17, 2023, in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders. We have enclosed a copy of the 2022 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.
It is important that your shares be represented and voted at the Annual Meeting of Shareholders. If you were a shareholder of record at the close of business on February 22, 2023, you can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting of Shareholders by following the instructions in the proxy statement.
As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by Continental Stock Transfer and Trust Company, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify Continental Stock Transfer and Trust Company in writing (to Sonoco Products Company, c/o Continental Stock Transfer and Trust Company, 1 State Street Plaza, 30th Floor, New York, NY 10004 US) or by telephone (at 866-509-5584) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker, bank, or other nominee, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.
By order of the Board of Directors, JOHN M. FLORENCE, JR. General Counsel & Secretary
ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 19, 2023
Sonoco’s 2022 Annual Report and 2023 Proxy Statement are available via the Internet at http://www.cstproxy.com/sonoco/2023

TABLE
OF CONTENTS

1	COMPANY OVERVIEW
1	Who We Are
1	Our Strategy
2	2022 Results
2	Commitment to Sustainability
9	BOARD OF DIRECTORS AND BOARD MATTERS
9	Board Attributes and Diversity
11	Director Nominee Summary
12	Proposal 1—Election of Directors
12	Director Biographies and Qualifications
18	Director Nomination Process
18	Director Independence Policies
19	Board Meetings and Committees of the Board
22	Compensation Committee Interlocks and Insider Participation
22	Director Compensation
25	Director Stock Ownership Guidelines
25	Delinquent Section 16(a) Reports
26	CORPORATE GOVERNANCE
26	Corporate Governance Guidelines
26	Code of Business Conduct and Ethics
26	Environment, Social and Governance Oversight
26	Annual Performance Evaluation of the Board
26	Majority Withheld—Director Resignation Policy
27	Board Leadership Structure, Executive Sessions of Non-management Directors and Lead Director
27	Proxy Access By-Law
28	Communications with the Board of Directors
28	The Board’s Role in the Risk Management Process
29	Related Party Transactions and Policy
31	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
32	Security Ownership of Certain Beneficial Owners
33	AUDIT MATTERS
33	Proposal 2—Ratification of Independent Registered Public Accounting Firm
33	Independent Registered Public Accounting Firm
34	Audit Committee Report
36	EXECUTIVE COMPENSATION
36	Compensation Discussion and Analysis
51	Compensation Committee Report
51	Compensation Risk Review
52	Compensation Tables
70	Pay Ratio
70	Pay Versus Performance
78	Proposal 3—Advisory (Non-Binding) Vote to Approve Executive Compensation

79	Proposal 4—Advisory (Non-Binding) Vote on the Frequency of the Advisory (Non-Binding) Vote on Executive Compensation
80	SHAREHOLDER PROPOSAL
80	Proposal 5—Shareholder Proposal Regarding Special Shareholder Meeting Improvement
81	Statement in Opposition to the Shareholder Proposal
83	INFORMATION CONCERNING THE SOLICITATION
86	ADDITIONAL INFORMATION
86	Incorporation by Reference
86	Shareholder Proposals for the Next Annual Meeting
86	Delivery of Documents to Shareholders Sharing an Address
87	Other Matters
A-1	APPENDIX 1

COMPANY
OVERVIEW
WHO WE ARE

Founded in 1899, Sonoco (NYSE: SON) is a global provider of highly engineered and sustainable packaging products.
With net sales of approximately $7.3 billion in 2022, the Company has approximately 22,000 employees working in more than 300 operations around the world, serving some of the world’s best-known brands. With our corporate purpose of Better Packaging. Better Life., Sonoco is committed to creating sustainable products and a better world for our customers, employees, and communities. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2022 as well as being included in Barron’s 100 Most Sustainable Companies for the fourth consecutive year. For more information on the Company, visit our website at sonoco.com.

OUR STRATEGY
Sonoco provides products and services to our customers in two reportable segments: Consumer Packaging and Industrial Paper Packaging. The Consumer segment provides customers with a variety of food and household packaging products through our rigid packaging products (paper, metal, and plastic containers) as well as flexible packaging products (plastic and paper). Our Industrial segment provides high grade paper products and converting services to a number of customers in the consumer staple, consumer durables, and industrial markets. Sonoco’s paper products are provided from 100% recycled paper. All Other businesses are focused on specialty packaging in consumer, industrial, and healthcare markets.
Sonoco has been executing a long-term strategy to invest in areas of our portfolio where we believe we can differentiate and add value to our customers. Through highly engineered products and designs, agile operational programs that provide high quality and flexibility, and efficient business processes that simplify our engagement, our valued customer partnerships are at the forefront of our planning.
To do this, we rely critically on the 22,000 dedicated and talented employees of Sonoco. Collectively, we are focused on operating with discipline while we transform our portfolio into fewer, bigger businesses to align with our customer’s needs and to drive operational and financial results. We are focused on capitalizing on high return investments and accretive acquisitions to better manage our business mix, increase profits, and improve free cash flow generation.
We believe that our continued business transformation strategically positions us to take advantage of long-term, future growth prospects in sustainable packaging. We are committed to investing in our employees, communities, and our customers while continuing to address critical social and environmental issues.
Sonoco 2023 Proxy Statement • 1

COMPANY OVERVIEW
2022 RESULTS
As we look back, 2022 was a pivotal year for Sonoco and we made significant progress on our focused portfolio strategy, our ESG and sustainability initiatives, and functional excellence programs all while investing in the businesses to drive growth and profitability. Our talented teams executed well in dedication to our customers despite a challenging macro environment.

*
Base earnings per diluted share is a non-GAAP financial metric. See “Reconciliations of GAAP to non-GAAP Financial Measures” in Appendix 1.

In 2022, we saw strong year-over-year performance in which net sales grew 30% to $7.3B, from the successful integration of the Metal Packaging acquisition and benefits of multi-year efforts in our commercial excellence programs. Base earnings per diluted share* grew 65% to $6.48 from $3.93 in 2021. These results were a record in the 124-year history of Sonoco.

These results were achieved as we remain centered on our core values of Respect, Teamwork, Service, Integrity, and Accountability that we strive to live day in and day out and our enduring belief that “People build businesses by doing the right thing.”
OUR GUIDING PRINCIPLE “People build businesses by doing the right thing” OUR CORE VALUES

RESPECT	TEAMWORK	SERVICE	INTEGRITY	ACCOUNTABILITY
Capital allocation remains the cornerstone of our strategy. We remain focused on improving returns on invested capital through organic investments in core, accretive acquisitions and through further portfolio optimization.
COMMITMENT TO SUSTAINABILITY
At Sonoco, our daily commitment to “Better Packaging. Better Life.” underscores the responsibility we have to create positive, meaningful, and sustainable impacts in the lives of our customers, our employees, our communities, and our planet.
As a leading provider of highly engineered packaging solutions serving consumer and industrial customers, we believe it is of utmost importance to address environmental challenges, such as climate change, based on data-driven scientific criteria. In parallel, Sonoco is committed to building on our people-centered culture to foster a community spirit that upholds our commitment to diversity, equity, and inclusion throughout our internal and external engagements.
2 • Sonoco 2023 Proxy Statement

COMPANY OVERVIEW
These actions, aligned with our dedication to govern our activities with the highest levels of ethical practices and policies, form the foundation of our environmental, social, and governance (“ESG”) program, which is comprised of five tenets:
OUR ESG PROGRAM

1. GOVERNANCE	2. SUSTAINABLE OPERATIONS	3. SUSTAINABLE PRODUCTS	4. PEOPLE	5. LOCAL COMMUNITIES
ESG Board Oversight
The Board and its committees work to ensure that ESG principles are integrated into our business strategy in ways that optimize opportunities to make positive impacts while advancing long-term goals. We are committed to conducting our business in a safe, environmentally responsible, and sustainable manner, and in a way that reflects our responsibilities to our stakeholders, which includes our investors, employees, customers, and communities, as well as our environment.
In 2022, we continued to enhance our efforts around driving sustainability strategy and monitoring the effectiveness of our sustainability initiatives. Our Executive Committee is tasked with driving results in these areas given the strategic importance of ESG. Against this backdrop, we have engaged with our internal and external stakeholders on our ESG topics to help further inform our future direction and priorities. The five areas of focus for our ESG program and strategy are: Governance, Sustainable Operations, Sustainable Products, People and Local Communities.
Our five tenets arose from a priority-based approach to ESG disclosure, in line with best practices. Beginning in the winter of 2022, Sonoco completed its updated assessment of ESG priorities. Our analysis of ESG topics included each of the Global Reporting Initiative (“GRI”) Standards, the Task Force on Climate-Related Financial Disclosures (“TCFD”), the 17 United Nations Sustainable Development Goals (“SDGs”), as well as the Sustainability Accounting Standards Board (SASB) Standard.
Since 2009, the Board’s Employee and Public Responsibility Committee has been tasked with the responsibility of overseeing policies, strategies, and programs related to sustainability of our products and operations. Additional information about Sonoco’s sustainability efforts, including our Corporate Responsibility Report, is posted on our website at sonoco.com/sustainability. The information posted on or accessible through our website, including this information, is not incorporated into this Proxy Statement.
Sonoco 2023 Proxy Statement • 3

COMPANY OVERVIEW
1.
Governance

Sonoco is committed to strong governance policies and practices that foster accountability to all our stakeholders. In line with our Guiding Principle of  “Doing the Right Thing” and our Core Values, we operate our business with integrity and high ethical standards.

We have implemented programs to ensure compliance with applicable laws and regulations governing ethical business practices, including our relationships with suppliers, customers and business partners, and our industry.
Sonoco’s Corporate Governance Guidelines, along with the Restated Articles of Incorporation and By-Laws, establish a comprehensive framework for the governance of the Company to promote accountability and transparency for our Board of Directors and management team. Our governance policies and practices include:
•
Board comprised of a majority of independent directors (with nine of 11 directors being independent as set forth by the guidelines of the New York Stock Exchange)
•
Regular meetings of independent directors without management present
•
Appointment of a Lead Independent Director with defined and significant responsibilities
•
New director orientation and continuing director education opportunities provided by the Company
•
Annual self-evaluations and individual performance reviews of directors
•
Stock ownership guidelines for directors and executive officers.

We are subject to rigorous controls and audits, and our Board actively oversees our audit and enterprise cybersecurity practices. Our risk management teams ensure compliance with applicable laws and regulations and coordinate with subject-matter experts throughout the business to identify, monitor, and mitigate material risks. We leverage advanced encryption configurations and cybertechnologies on our systems, devices, and third-party connections and review vendor encryption to ensure proper information security safeguards are maintained.
We routinely engage with our stakeholders to better understand their views on ESG matters, carefully considering the feedback we receive and acting when appropriate. For more information, please visit our website at investor.sonoco.com.
2.
Sustainable Operations

Sonoco believes that in order to achieve our mission of improving the quality of life for people around the world, we must do our part to address global climate change.

We are committed to advancing our environmental progress by setting ambitious new targets to reduce our global greenhouse gas emissions in line with the Paris Climate Agreement—to limit global temperatures to warming to well-below 2-degrees C above pre-industrial levels.
•
Sonoco is committed to reducing absolute scope 1 and 2 greenhouse gas emissions by 25% by 2030 from a 2020 base year.
•
Sonoco is committed to reducing absolute scope 3 greenhouse gas emissions by 13.5% by 2030 by working with our customers and suppliers to develop innovative packaging solutions that reduce packaging waste and improve recyclability.

These targets have been validated by the Science-Based Targets initiative. In addition, we are actively studying necessary operational changes, technology developments and market changes that would be required to achieve net-zero greenhouse gas emissions by 2050.
In addition to Sonoco’s robust ESG operational policies, Sonoco endorses key international human rights standards including the International Labor Organization Declaration on Fundamental Principles and Rights at
4 • Sonoco 2023 Proxy Statement

COMPANY OVERVIEW
Work and the United Nations Universal Declaration of Human Rights. Sonoco joined as a participant of the United Nations Global Compact aligning our strategies and operations with universal principles. We also endorse EcoVadis, a provider of sustainability ratings, intelligence and collaborative performance improvement tools for global supply chains.
3.
Sustainable Products

As a leading recycler in the United States, with recycling capabilities across the globe, Sonoco is uniquely positioned to understand the challenges of packaging associated with both the beginning and end of life and as such, is investing in packaging design as well as infrastructure within our own material recovery facilities (MRFs) to expand the slate of packaging that can be successfully collected, sorted and processed for recycling. We are also engaged in partnerships across trade, academia, and our supply chain aimed at driving creative solutions to the challenges around packaging and end of life.

We have developed our EnviroSense® portfolio of more sustainable packaging which includes recyclable packaging, such as paper-based packaging, mono-material flexible packaging, and recyclable thermoformed packaging, among other attributes, including bio-based materials, recycled content, and overall improved environmental footprint versus alternative packages.

4.
People

Sonoco’s core belief that “People Build Businesses” underlies our efforts to attract, develop and retain talented employees for our global businesses.

We bring more to packaging than just the package. Our integrated packaging solutions help define brand personalities, create differentiated customer experiences, and enhance the quality of products and the quality of life for people around the world.
We depend on our employees to achieve our mission of creating sustainable packaging solutions that:
•
build our customers’ brands,
•
enhance the quality of their products, and
•
improve the quality of life for people around the world.
We work towards this goal by establishing a foundation for actions that support:
•
health and safety,
•
diversity, equity and inclusion, and
•
talent development.

Sonoco believes that a strong focus on human capital through the talent we hire and retain is critical to maintaining our competitiveness. This focus on human capital is reinforced through increasing employee awareness and education, communication, and training. Integrity is a hallmark of the Sonoco culture as is evidenced by our long standing Code of Business Conduct. Sonoco’s Board believes that effective human capital management is essential to our success and the Board is actively engaged and involved in talent management and succession planning. The Board oversees and annually reviews leadership development and assessment initiatives, as well as succession plans for our CEO and senior management. Working closely with our CEO and the Chief Human Resources officer, the Board regularly reviews our talent strategy, including making sure we have a strong, diverse, and experienced leadership team and are ensuring a strong pipeline for future leadership.
HEALTH AND SAFETY
We take the health and safety of our employees seriously. Protecting the health and safety of our employees is a top priority, and we are committed to providing a safe working environment for all our associates. We expect each employee to follow our safety standards and protocols.
Sonoco 2023 Proxy Statement • 5

COMPANY OVERVIEW

We use global and local incident data along with identifying leading indicators to create program and safety improvement action plans to reduce conditions and behaviors that lead to at-risk situations. Sonoco tracks safety performance indicators with a goal of reducing safety incidents and improving upon the previous year’s performance. Overall injuries in 2022 were slightly up from 2021 but remained lower than 2020 & 2019 despite the effects of acquisitions. Additionally, the number of serious injuries dropped year over year.

To promote the prevention of more significant Life Changing Events, which are injuries or incidents that cause or have the potential to cause permanent disabilities or the loss of life:
•
We continue to engage with outside experts to conduct assessments of high-risk activities and leveraged learnings globally.
•
In addition, we evaluated our safety systems to improve focus and resources. Globally, we achieved completion of 99% of all safety improvement action plans, which are site level improvement plans designed to reduce risk.
•
Finally, our operations leadership worked together to develop a new safety playbook which was implemented globally in 2022 to further train our employees.

Tracking and reporting of Sonoco’s health and safety data increases accountability and provides important insights into processes that need improvement or enhancement. Our focus on continuous improvement of our health and safety practices, as well as training, has resulted in steady improvement of our safety performance.
Other employee wellbeing resources include wellness courses and a variety of online training classes, as well as other programs to promote mental and physical health. We continue to utilize employee feedback and surveys to gather information to best serve our team members. Members of our human resources department annually review benefits to ensure we can meet the well-being of our employees and their families.
DIVERSITY, EQUITY, AND INCLUSION
Our commitment to Diversity, Equity & Inclusion (“DEI”) starts with our goal of developing a workforce that is diverse in background, knowledge, skill and experience. Sonoco engages in efforts aimed at hiring diverse talent, including initiatives focused on gender, underrepresented ethnic groups, LGBT+ individuals, people with disabilities, veterans and others. We have implemented policies and training focused on non-discrimination and harassment prevention. We embrace DEI, which we believe fosters leadership through new ideas and perspectives.
In 2022, we continued the evolution of our DEI strategy and objectives, an ongoing business imperative. As of December 31, 2022, approximately 25.5% of our total work force and 17% of our senior leaders globally identified as female, while approximately 33.2% of our total US work force and 13.6% of our US senior leaders identified as a member of an underrepresented ethnic group. From our global workforce, our employees were located in the
6 • Sonoco 2023 Proxy Statement

COMPANY OVERVIEW
following geographic regions: 57% in North America; 18% in Europe, Middle East and Africa; 15% in Latin America; and 10% in Asia Pacific.
In connection with its diversity initiatives, Sonoco periodically requests that its employees and Board members self-identify based on specified diversity categories. The preceding table is based on self-identifications as of December 31, 2022.
We have labor unions in all regions of our operations, and in North America, approximately 12.5% of our employees are represented by unions. We rely on the unique qualities and talents of our employees to help us meet our strategic priorities.

Our Diversity and Inclusion goals are focused on increasing the representation of women and racial minorities into more salaried and senior leadership positions. We are working toward this goal by increasing hiring, focusing on development and promotions, as well as focusing on retention efforts. We made significant progress in talent acquisition during 2022, despite a challenging labor market. In the US, 29% of employee hires were female and 42% were a member of a minority group in 2022.

2022 female new hires	2022 minority new hires

For the past 10 years, Sonoco’s employees have expanded and improved our Global Diversity, Equity and Inclusion Council (the “DEI Council”), which is chaired by our President and CEO. The DEI Council’s name was changed to reflect the increasing emphasis on driving equity as part of an inclusive employee environment. An important part of our DEI efforts includes Sonoco’s Business Resource Groups, which are groups of employees who support our diversity, equity, and inclusion strategies by leveraging the unique perspectives of their members.

In 2022, we continued to focus DEI Council activities on workforce representation (diversity and equity) and work environment (equity and inclusion) by addressing unconscious bias to promote an environment where diverse backgrounds are appreciated and diverse ideas are heard. In 2022, The DEI Council hosted a global Diversity, Equity & Inclusion Leadership Summit at headquarters in Hartsville, SC with a primary focus of equipping global DEI leaders with tools and information to maximize impact in their region.

We have continued to build our Supplier Diversity program since 2004, integrating diversity and inclusion into our procurement process by laying a strong foundation with key internal and external stakeholders. We developed policies, practices, and procedures to ensure equal opportunity and enable access. As part of the Supplier Diversity Program, progress is reported to the CEO and Executive Committee and DEI Council, which in turn reports to the Employee and Public Responsibility Committee of the Board.
Dedicated Supplier Diversity program for 19 years
TALENT DEVELOPMENT
Attracting, developing and retaining talented employees is critical to our success and is an integral part of our human capital strategy. We have created a Global Talent Acquisition and Organization Development team to provide a more holistic approach to managing and enriching the employee lifecycle through continuous training and comprehensive succession planning.

In 2021 and 2022, we significantly expanded Sonoco University, our internal learning resource that offers on-demand webinars, e-learning and in-person learning programs. Sonoco also provides unlimited access to self-directed e-learning courses taught by industry experts with curated learning paths designed for specific professional interests.

In addition, we conduct regular talent succession assessments along with individual performance reviews in which managers provide regular feedback and coaching to assist with the development of our employees, including the use of individual development plans to assist with individual career development.
We are also committed to pay equity and regularly review our compensation model to ensure fair and inclusive pay practices across our business. We offer competitive benefits packages that reflect the needs of our
Sonoco 2023 Proxy Statement • 7

COMPANY OVERVIEW
workforce. In the US, we provide medical, dental, and vision benefits, life and disability coverage, education reimbursement, and paid time off. We provide retirement benefits including a 401(k)-match program. In addition to base salary, our employees participate in incentive plans that support our organizational philosophy of pay for performance. Our executive compensation program is designed to align incentives with achievement of the Company’s strategic plan and both short- and long-term operating objectives.
5.
Local Communities

Through strategic nonprofit partnerships, pro bono work, volunteerism and philanthropy, our corporate responsibility is focused on contributing to the creation of a better world. Going forward, we will continue to partner with nonprofit organizations that work to increase our community initiatives, decrease the number of individuals facing economic barriers, and make our communities reflections of our commitments and Core Values.

We are focused on making a positive impact in our communities through: • charity and fundraising, • educational sponsorship, and • local community development.
We strengthen our communities by supporting individual employees who volunteer with local community groups and by direct participation in philanthropic initiatives. Our management team believes we have the responsibility and the resources to enable positive change in building a more sustainable, resilient future for those we serve. Recent highlights include:
2022 PHILANTHROPIC HIGHLIGHTS

In 2022, the Sonoco Foundation completed a $300,000 multi-year grant to help launch and develop Butler Academy, Hartsville’s first public charter school.
The Sonoco Foundation donated $150,000 to the American Red Cross to Support ongoing disaster recovery programs in South Carolina, disaster relief efforts in the aftermath of the devastation left behind by Hurricane Ian in Florida and the Carolinas, and for humanitarian relief in Eastern Europe resulting from the war in Ukraine.

We provide approximately $300,000 in financial support to Coker University in Hartsville, South Carolina for academic programs and facility improvements, as well as providing scholarships primarily based on financial need.

8 • Sonoco 2023 Proxy Statement

BOARD OF DIRECTORS
AND BOARD MATTERS
We believe the combined business and professional experience of our directors, and their various areas of expertise, make them a useful resource to the Board and management and qualifies each of them for service on our Board. Additionally, the business and personal experience, gender, racial, cultural, and geographic diversity of our directors affords a broad range of perspectives as they consider, discuss, and act on the issues and challenges that face our Company.
BOARD ATTRIBUTES AND DIVERSITY
We recognize the importance of refreshing our Board with diverse, experienced leaders. Since the beginning of 2018, the Board has appointed five new members, including four independent directors.
These new members demonstrate the Board’s commitment to refreshment with independent nominees who provide experience and perspective to advance our business strategy. Following our long-standing tradition of having our Chief Executive Officer serve on the Board, Howard Coker, our President and Chief Executive Officer, joined the Board in 2020. We believe this tradition facilitates continuity and effective communication between management and the Board.
We also believe it is important to have varying degrees of tenure on our Board. We currently have three directors with more than 10 years’ experience, three directors with between five to 10 years’ experience, and five directors with five or fewer years’ experience serving on our Board. During their tenures, our longer serving directors have gained considerable institutional knowledge, which has given them increased knowledge of, and valuable insight into, the Company and its operations. Because our Company’s operations and business structure are relatively complex, we believe continuity of service and the development and retention of institutional knowledge help make our Board more efficient and effective at advising the Company regarding our long- range strategic plans, goals and objectives, as well as any immediate issues. The experience of our more tenured directors provides historical perspective and context relating to our strengths and weaknesses, while periodic Board refreshment allows our Board the opportunity to consider new ideas, perspectives and processes. Our By-laws provide for retirement at age 75.
Sonoco 2023 Proxy Statement • 9

BOARD OF DIRECTORS AND BOARD MATTERS
Long-standing Commitment to Board Diversity
We are very intentional about our long-standing commitment to gender, racial, and cultural board diversity and independence. 45% of our Board members are women or come from a diverse background. For well over two decades, our Board has included directors from diverse gender, racial, and cultural backgrounds. In addition, we seek geographic diversity in our directors. Most of our directors live outside South Carolina and one director lives in Europe, where the Company generated approximately 13% of its revenues in 2022.
We believe maintaining diversity of backgrounds, identities, and geographies helps bring increased global business perspectives to our Board.
Board Skill Set Diversity
We also consider diversity of a potential director’s skill sets and business and personal experience, and we have historically selected directors with business backgrounds from global manufacturing and professional services such as accounting, financial, legal, and academia.
Manufacturing Experience	● ● ● ● ● ● ● ● ● ● ●	6 of 11
Financial Experience	● ● ● ● ● ● ● ● ● ● ●	7 of 11
Business Strategy Experience	● ● ● ● ● ● ● ● ● ● ●	11 of 11
CEO Experience	● ● ● ● ● ● ● ● ● ● ●	8 of 11
International Business Experience	● ● ● ● ● ● ● ● ● ● ●	6 of 11
Other Public Board Experience	● ● ● ● ● ● ● ● ● ● ●	8 of 11
In addition to their other qualifications, five of our directors have experience as executive officers of manufacturers, with financial and operational experience on all levels of their businesses, which provides them with differing and insightful perspectives about the manufacturing sector and the issues that confront manufacturers. Two of our directors have banking and/or investment experience, which provides them with valuable instincts and insights into financial matters that affect our Company. Six of our directors have international business experience, which is extremely important to us as a global company. One of our directors has been partner with a major global accounting firm, two are certified public accountants, and two of our directors are academics with backgrounds in the business schools at major universities. Most of our directors also serve or have previously served on the boards of other public companies, which provides them with a further understanding of the regulatory environment in which public companies operate. Our Board derives strength and depth from this varied business experience.
10 • Sonoco 2023 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
DIRECTOR NOMINEE SUMMARY
				Sonoco Committee Membership
Director Name and Principal Occupation	Age	Director since	Independent	Audit	Corporate Governance and Nominating	Executive Compensation	Employee and Public Responsibility	Financial Policy	Executive
Steven L. Boyd Chairman of the Board of Trustees, Johnson C. Smith University	65	2022
R. Howard Coker President and Chief Executive Officer, Sonoco	60	2020
Dr. Pamela L. Davies President Emerita and Professor of Strategy, Queens University of Charlotte	66	2004
Theresa J. Drew Former Managing Partner in Charlotte, NC, Deloitte; CPA	65	2018
Philippe Guillemot Chief Executive Officer and Director, Vallourec SA	63	2017
John R. Haley Chief Executive Officer, Gosiger, Inc.	61	2011
Robert R. Hill Jr. Executive Chairman, South State Corporation	56	2019
Eleni Istavridis Former Executive Vice President and Head of Investment Services for Asia Pacific, Bank of New York Mellon	65	2020
Richard G. Kyle President and Chief Executive Officer and Director The Timken Company	57	2015
Blythe J. McGarvie Speaker and podcast host, The Buffett Institute of Global Affairs; CPA	66	2014
Thomas E. Whiddon Former Advisory Director, Berkshire Partners, LLC	70	2001
Number of 2022 Meetings		Board—6		8	5	6	4	4	4
Chairman of the Board of Directors	Lead Independent Director	Committee Chair	Committee Member	Financial Expert
Sonoco 2023 Proxy Statement • 11

BOARD OF DIRECTORS AND BOARD MATTERS
PROPOSAL 1	The Board of Directors recommends that you vote FOR all nominees.
ELECTION OF DIRECTORS
The Corporate Governance and Nominating Committee and the Board have recommended the following eleven directors to each stand for election for a one-year term, ending at the 2024 Annual Meeting of Shareholders. Unless directed otherwise, the proxy agents intend to vote FOR the election of the eleven persons below.
• Steven L. Boyd	• Philippe Guillemot	• Richard G. Kyle
• R. Howard Coker	• John R. Haley	• Blythe J. McGarvie
• Dr. Pamela L. Davies	• Robert R. Hill, Jr.	• Thomas E. Whiddon
• Theresa J. Drew	• Eleni Istavridis
DIRECTOR BIOGRAPHIES AND QUALIFICATIONS
STEVEN L. BOYD
Age 65 Board member since December 2022 INDEPENDENT
Career Highlights
Johnson C. Smith University (institution of higher learning)
•
Chairman of the Board of Trustees, Johnson C. Smith University, his alma mater (July 2022-present)
•
Trustee (2009-present)
Tate & Lyle PLC
•
Vice President, Sales, North America (2012-2014, retirement)
The Coca-Cola Company
•
Served in various roles, including Northeast Region Vice President (2000-2011)
The Minute Maid Company
•
Vice President (1987-1999)
Previous Board Service
•
Served on numerous non-profit boards

Qualifications
Mr. Boyd brings extensive experience as an executive leader. His knowledge of consumer products, customer management, product distribution, acquisition integration, community relations, and marketing and sales operations add valuable insight to our board and global business.
Committees
•
Audit
•
Employee and Public Responsibility

12 • Sonoco 2023 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
R. HOWARD COKER
Age 60 Board member since 2020
Career Highlights
Sonoco Products Company
•
President and Chief Executive Officer (February 2020-present)
•
Senior Vice President, Paper and Industrial Converted Products (2019-2020)
•
Senior Vice President, Global Rigid Paper & Closures and Paper/Engineered Carriers International (2017-2018)
•
Group Vice President, Global Rigid Paper & Closures, and Paper & Industrial Converted Products, EMEA, Asia, Australia/New Zealand (2015-2017)
•
Group Vice President, Global Rigid Paper & Plastics
•
Vice President, Global Rigid Paper & Closures
•
Vice President and General Manager, Rigid Paper & Closures, N.A.
•
Division Vice President and General Manager, Rigid Paper & Closures
•
Joined Sonoco in 1985

Mr. Coker is the brother-in-law of J.R. Haley, Chairman of our Board of Directors
Qualifications
Mr. Coker’s strong operating acumen, diverse experience, deep connection within the organization, and his leadership style and vision for the company have been proven over his 38 years of service. He has played a significant role in the development of our global Industrial and Consumer businesses and has built an outstanding track record of growth and improved business operations.
Committees
•
Executive

DR. PAMELA L. DAVIES
Age 66 Board member since 2004 INDEPENDENT
Career Highlights
Queens University of Charlotte (institution of higher learning), Charlotte, NC
•
President Emerita and Professor of Strategy (2019-present)
•
President (2002-2019)
•
Dean of the McColl School of Business
Drexel University
•
Dean of the Lebow College of Business
Other Current Board Service
•
The Cato Corporation
•
YMCA of the USA
•
Advocate Health
•
The Center for Creative Leadership
•
Board of Trustees, the Duke Endowment
•
Board of Trustees, Princeton Theological Seminary
Previous Board Service
•
Family Dollar Stores, Inc.
•
Charming Shoppes
•
C&D Technologies, Inc.

Qualifications
Dr. Davies brings to our board financial and strategic planning expertise, broad leadership ability, global perspective, and strong business academic viewpoint derived from her service as president of a university and former dean of its business school. Her past experience on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.
Committees
•
Employee and Public Responsibility (Chair)
•
Executive Compensation
•
Corporate Governance and Nominating

Sonoco 2023 Proxy Statement • 13

BOARD OF DIRECTORS AND BOARD MATTERS
THERESA J. DREW
Age 65 Board member since 2018 INDEPENDENT
Career Highlights
Deloitte & Touche LLP (a global accounting and professional services firm), Charlotte, NC
•
The Carolinas Practice Managing Partner and various other roles (1979-2019, retirement)
•
Certified Public Accountant
Other Current Board Service
•
The Cato Corporation
•
Carolinas Chapter of the National Association of Corporate Directors (NACD)
Previous Board Service
•
Immediate Past Chairman, the Board of the YMCA of Greater Charlotte
•
University of North Carolina, Board of Trustees

Qualifications
Mrs. Drew has forty years of accounting experience with Deloitte, which has provided her with in-depth financial, auditing, and accounting experience related to various businesses and industries, as well as senior leadership experience. Her service on a board and audit committee of another public company provides her with additional regulatory and corporate governance experience. The Board has determined that Ms. Drew is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.
Committees
•
Audit (Chair and Financial Expert)
•
Financial Policy

PHILIPPE GUILLEMOT
Age 63 Board member since 2017 INDEPENDENT
Career Highlights
Vallourec SA (a manufacturer of premium tubular solutions for energy markets and demanding industrial applications), Meudon, France
•
Chief Executive Officer and Director (2022-present)
Elior Group SA (a French catering and support services firm)
•
Chief Executive Officer and Director (2017-2022)
Alcatel-Lucent SA, Boulogne-Billancourt, France
•
Chief Operating Officer (2013-2016, prior to its acquisition by Nokia Oyj in 2016)
Europcar Group
•
Chief Executive Officer and Director
Areva Transmission & Distribution (T&D)
•
Chairman and Chief Executive Officer
Faurecia SA
•
Group Executive Vice President
Valeo
•
Group Vice President
Michelin
•
Varioius global executive positions
Other Current Board Service
•
Vallourec SA
Previous Board Service
•
Elior Group (2018-2022)
•
Europcar Group
•
Constellium NV (2013-2019)

Qualifications
Mr. Guillemot possesses a wealth of executive leadership experience. His experience as an executive officer and director of other public manufacturing companies provides him with valuable corporate governance, financial, and regulatory knowledge. Mr. Guillemot brings global experience and leadership, including with respect to operations in Europe where we have a significant footprint.
Committees
•
Employee and Public Responsibility
•
Financial Policy

14 • Sonoco 2023 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
JOHN R. HALEY Chairman of the Board since 2019
Age 61 Board member since 2011
Career Highlights
Gosiger, Inc. (a privately owned distributor of computer-controlled machine tools and factory automation systems), Dayton, OH
•
Chief Executive Officer (2010-present)
•
Managing Partner
•
Division Vice President
Other Current Board Service
•
The Ultra-met Carbide Technologies
•
The Gosiger Foundation
Mr. Haley is the brother-in-law of R.H. Coker, our President and Chief Executive Officer

Qualifications
Mr. Haley has extensive executive leadership experience in the manufacturing sector. His related experience in corporate finance also provides a valuable resource for our Board and he currently serves as our Chairman.
Committees
•
Executive

ROBERT R. HILL JR. Lead Independent Director since 2022
Age 56 Board member since 2019 INDEPENDENT
Career Highlights
South State Corporation (a regional banking company with assets of approximately $45 billion with offices across the southeastern United States), Columbia, SC
•
Executive Chairman and Director (2020-present)
•
Chief Executive Officer (2004-2020)
•
President and Chief Operating Officer (1999-2004)
Other Current Board Service
•
South State Corporation
Previous Board Service
•
The Federal Reserve Bank of Richmond, serving as Audit Committee chair (2015-2020)

Qualifications
Mr. Hill brings to our board an in-depth knowledge of the financial industry, merger and acquisition activity, chief executive officer experience, and his other public company board experience.
Committees
•
Executive
•
Executive Compensation
•
Financial Policy
•
Corporate Governance and Nominating (Chair)

ELENI ISTAVRIDIS
Age 65 Board member since 2020 INDEPENDENT
Career Highlights
Bank of New York Mellon (a global commercial banking company)
•
Executive Vice President and Head of Investment Services for Asia (2011-2015, retirement)
•
Member of the Global Operating Committee and Global Investment Services Executive Committee
Adept Capital Partners
•
Managing Partner
Tristate Holdings (an Asia-based apparel manufacturing company)
•
President and Chief Operating Officer
Deutsche Bank and Bankers Trust
•
Senior leadership positions in the United States and Asia, spanning 33 years in financial services and manufacturing
Other Current Board Service
•
Sappi Limited

Qualifications
Ms. Istavridis has a wealth of experience in banking, manufacturing, and business development. She brings extensive global experience and leadership to our board, including valuable insight into business operations in Asia, an important region for Sonoco’s growth.
Committees
•
Employee and Public Responsibility
•
Financial Policy

Sonoco 2023 Proxy Statement • 15

BOARD OF DIRECTORS AND BOARD MATTERS
RICHARD G. KYLE
Age 57 Board member since 2015 INDEPENDENT
Career Highlights
The Timken Company (a manufacturer of bearings, transmissions, gearboxes, motors, lubrications systems, and chain), North Canton, OH
•
President and Chief Executive Officer and Director (2014-present)
•
Chief Operating Officer, Bearings and Power Transmissions Group
•
Group President, Aerospace and Steel
•
President, Aerospace and Mobile Industries
Cooper Industries
•
Various management positions
Hubbell, Inc.
•
Various management positions
Other Current Board Service
•
Timken (2013-present)

Qualifications
Mr. Kyle has broad operational leadership expertise gained in global manufacturing organizations. As a member of the board of The Timken Company, he also brings a valuable understanding of regulatory and corporate governance issues.
Committees
•
Audit
•
Executive Compensation (Chair)
•
Corporate Governance and Nominating

BLYTHE J. McGARVIE
Age 66 Board member since 2014 INDEPENDENT
Career Highlights
The Buffett Institute of Global Affairs
•
Speaker and podcast host on corporate governance topics
Harvard Business School
•
Taught accounting in the full-time MBA program (2012-2014)
•
Certified Public Accountant
Leadership for International Finance, LLC
•
Founder and Chief Executive Officer
BIC Group and Hannaford Bros. Co.
•
Chief Financial Officer
Other Current Board Service
•
Apple Hospitality REIT, Inc.
•
LKQ Corporation
•
Wawa, Inc. (privately held)

Previous Board Service
•
Viacom, Inc. (2007-2017)
•
Accenture plc (2001-2017)
•
Travelers Insurance
•
Pepsi Bottling Group
•
Lafarge NA

Ms. McGarvie is a Certified Public Accountant and holds a CERT Certificate in Cybersecurity Oversight
Qualifications
Ms. McGarvie has significant financial, technological, and general leadership expertise. Her service on the boards of other public companies also provides her with valuable regulatory experience and an understanding of corporate governance issues.
Committees
•
Audit
•
Employee and Public Responsibility
•
Financial Policy (Chair)

16 • Sonoco 2023 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
THOMAS E. WHIDDON
Age 70 Board member since 2001 INDEPENDENT
Career Highlights
Berkshire Partners, LLC (a Boston-based private equity firm)
•
Advisory Director (2005-2013, retirement)
•
Served various Berkshire portfolio companies in an executive capacity on an interim basis
Lowe’s Companies, Inc.
•
Executive Vice President—Logistics and Technology
•
Executive Vice President and Chief Financial Officer
Previous Board Service
•
Dollar Tree Stores, Inc. (2003-2022)
•
Carter’s Inc. (2003-2021)

Qualifications
Mr. Whiddon’s general management, information technology and logistics expertise, strong financial acumen, and experience with retail end markets are beneficial to our board. The Board has determined that Mr. Whiddon is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission. His service on the boards and audit committees of two other public companies provides him with valuable regulatory and corporate governance experience.
Committees
•
Audit (Financial Expert)
•
Executive Compensation
•
Corporate Governance and Nominating

Sonoco 2023 Proxy Statement • 17

BOARD OF DIRECTORS AND BOARD MATTERS
DIRECTOR NOMINATION PROCESS
Our Corporate Governance and Nominating Committee recommends nominees to our Board of Directors to fill vacancies on the Board of Directors as they occur and recommends candidates for election as directors at annual meetings of shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers. The Corporate Governance and Nominating Committee also considers recommendations for nomination from other interested parties, including Sonoco’s shareholders and other sources. See the section entitled “Shareholder Proposals for Next Annual Meeting” for information regarding the ability of shareholders to nominate candidates for election as directors at an annual meeting. The Corporate Governance and Nominating Committee applies the same standards of evaluation to shareholder nominees as to any other nominee.
In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as:
•
leadership experience,

•
experience with business and with other organizations of comparable size and scope,

•
knowledge or skills that would be valuable to the Board of Sonoco such as financial acumen,

•
understanding of relevant technologies,

•
knowledge of Sonoco’s markets or Sonoco’s customers,

•
interpersonal skills,

•
decision-making skills, and

•
the ability to devote the necessary time to board service.

While candidates for director are evaluated holistically and there are no specific minimum qualifications, the committee expects candidates for director to possess the highest personal and professional ethics and to be committed to the long-term interests of the Company’s shareholders.
As further discussed under “Board Attributes and Diversity,” the Corporate Governance and Nominating Committee believes it is important to have a diverse board in terms of types of experience, background, age, skills, gender, race and nationality, although it does not have a specific policy or guideline related to board diversity.
Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The Board believes a diverse board has greater depth and capability than the sum of its individual directors’ qualifications.
DIRECTOR INDEPENDENCE POLICIES
The rules of the New York Stock Exchange require that at least a majority of the members of our Board of Directors be independent. Under the New York Stock Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with Sonoco (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with Sonoco).
To assist the Board in making these determinations, we have adopted guidelines that adhere to the standards set forth in the rules of the New York Stock Exchange. These guidelines are set forth in Sonoco’s Corporate Governance Guidelines, which are available through the Investor Relations section of our website at investor.sonoco.com.
Based on these criteria, the Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent:
• Steven L. Boyd	• Philippe Guillemot	• Richard G. Kyle
• Pamela L. Davies	• Robert R. Hill Jr.	• Blythe J. McGarvie
• Theresa J. Drew	• Eleni Istavridis	• Thomas E. Whiddon
18 • Sonoco 2023 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
BOARD MEETINGS AND COMMITTEES OF THE BOARD
During 2022, the Board of Directors held four regularly scheduled meetings and two special meetings to review significant developments affecting our company and to act on matters requiring the Board of Directors’ approval. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.
We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2022, all directors attended the Annual Meeting.
To assist it in performing its duties, the Board of Directors has established the following committees:
•
Audit Committee,

•
Executive Compensation Committee,

•
Corporate Governance and Nominating Committee,

•
Employee and Public Responsibility Committee,

•
Financial Policy Committee, and

•
Executive Committee.

Complete charters for all committees are available through the Investor Relations section of our website at investor.sonoco.com under the sub-heading “Governance”. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com.
The Board of Directors has determined that each member of the Audit, Executive Compensation, and Corporate Governance and Nominating Committees is independent as defined in the rules of the New York Stock Exchange and, with respect to the Audit and Executive Compensation Committee, in accordance with the rules of the Securities and Exchange Commission, as applicable.
2022 BOARD MEETINGS AND COMMITTEES OF THE BOARD
		Sonoco Independent Committee Membership
Director	Independent	Audit	Executive Compensation	Corporate Governance and Nominating	Employee and Public Responsibility	Financial Policy	Executive Committee
Steven L. Boyd
R. Howard Coker
Pamela L. Davies
Theresa J. Drew
Philippe Guillemot
John R. Haley
Robert R. Hill Jr.
Eleni Istavridis
Richard G. Kyle
Blythe J. McGarvie
Thomas E. Whiddon
Number of 2022 Meetings		8	6	5	4	4	4
Chairman of the Board of Directors	Lead Independent Director	Committee Chair	Committee Member	Financial Expert
Sonoco 2023 Proxy Statement • 19

BOARD OF DIRECTORS AND BOARD MATTERS
AUDIT COMMITTEE Meetings in 2022: 8
ALL MEMBERS ARE INDEPENDENT Financial Expert
Theresa J. Drew (Chair) | Steven L. Boyd | Richard G. Kyle | Blythe J. McGarvie | Thomas E. Whiddon

Qualifications
•
Each member of the Audit Committee meets the independence criteria established by the Securities and Exchange Commission under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an independent director under the applicable standards of the New York Stock Exchange
•
Each member of the Audit Committee is financially literate
•
Each of Ms. Drew and Mr. Whiddon is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act

Key Responsibilities
The Audit Committee assists the Board of Directors with oversight of:
•
integrity of the Company’s financial statements,
•
adequacy of the Company’s internal controls and its means of assessing and managing exposure to risk,
•
the Company’s compliance with legal and regulatory requirements,
•
independent auditor’s qualifications and independence, and
•
performance of the Company’s internal audit function.
Among its responsibilities, the committee is directly responsible for the:
•
appointment, compensation, and retention of the independent auditor, and for overseeing the performance of attest services provided to the Company,
•
reviewing compliance with the major accounting and financial policies of the Company,
•
reviewing management’s assessment of the adequacy of the Company’s internal controls,
•
reviewing significant findings of the Company’s internal audit function and the independent auditor,
•
reviewing the independence of the independent auditor,
•
reviewing the results of the annual audit of the Company’s financial statements,
•
overseeing compliance with the Company’s code of business conduct, and
•
overseeing the Company’s enterprise risk exposures relating to financial reporting, internal controls, cybersecurity, regulatory and other compliance and litigation.

EXECUTIVE COMPENSATION COMMITTEE Meetings in 2022: 6
ALL MEMBERS ARE INDEPENDENT
Richard G. Kyle (Chair) | Dr. Pamela L. Davies | Robert R. Hill Jr. | Thomas E. Whiddon

Qualifications
•
Each member of the Executive Compensation Committee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and each member of the Executive Compensation Committee is an independent director under the applicable New York Stock Exchange listing standards

Key Responsibilities
The Executive Compensation Committee:
•
establishes the Company’s general compensation philosophy,
•
oversees the development and implementation of compensation programs,
•
directly oversees the administration of the Company’s executive officer compensation programs,
•
reviews and approves corporate goals and objectives,
•
evaluates actual performance against those goals and objectives, and
•
sets compensation for the Chief Executive Officer, Chief Financial Officer, and other executive officers
The committee does not delegate its decision-making authority relating to executive compensation. Further information about the committee’s processes and procedures relating to the consideration of executive compensation is set forth under the caption “Executive Compensation—Compensation Discussion and Analysis—Role of Independent Compensation Consultant”.

20 • Sonoco 2023 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE Meetings in 2022: 5
ALL MEMBERS ARE INDEPENDENT
Robert R. Hill Jr. (Chair) | Dr. Pamela L. Davies | Richard G. Kyle | Thomas E. Whiddon
Qualifications • Each member of the Corporate Governance and Nominating Committee is an independent director under the applicable New York Stock Exchange listing standards
Key Responsibilities
The Corporate Governance and Nominating Committee is responsible for:
•
developing and implementing corporate governance guidelines addressing the structure, mission, practices, and policies of the Board of Directors
•
identifiying, evaluating, and recommending individuals to the Board for nomination as members of the Board
•
annual review of the skills and characteristics of current Board members, and
•
ensures that processes are in place for an annual appraisal of Chief Executive Officer performance, succession planning, and management development.

EMPLOYEE AND PUBLIC RESPONSIBILITY COMMITTEE Meetings in 2022: 4
ALL MEMBERS ARE INDEPENDENT
Dr. Pamela L. Davies (Chair) | Steven L. Boyd | Philippe Guillemot | Eleni Istavridis | Blythe J. McGarvie

Key Responsibilities
The Employee and Public Responsibility Committee:
•
provides oversight and guidance on environmental issues, social issues such as diversity, employee safety and health, employee morale and well-being, public policy issues that may affect our company, including oversight of political/government affairs and policies and crisis management planning and our business conduct and commitment to ethical business practices, and
•
oversees the Company’s obligations to its employees and major public constituencies, including shareholders, customers, and the communities in which it operates.

FINANCIAL POLICY COMMITTEE Meetings in 2022: 4
ALL MEMBERS ARE INDEPENDENT
Blythe J. McGarvie (Chair) | Theresa J. Drew | Philippe Guillemot | Robert R. Hill Jr. | Eleni Istavridis

Key Responsibilities
The Financial Policy Committee:
•
provides oversight and monitoring of the Company’s financial planning and financial structure so as to provide congruence with the Company’s objectives of growth and sound operation, and
•
reviews and evaluates the Company’s capital structure, significant financing transactions, financial risk management policies and practices, and investment funding and management of the Company’s defined benefit and postretirement benefit plans.

EXECUTIVE COMMITTEE Meetings in 2022: 4
R. Howard Coker | John R. Haley | Robert R. Hill Jr.
Key Responsibilities The Executive Committee is empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.
Sonoco 2023 Proxy Statement • 21

BOARD OF DIRECTORS AND BOARD MATTERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Executive Compensation Committee has ever been an officer or employee of Sonoco or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or compensation committee of any other entity whose officers served on our Board or the Executive Compensation Committee.
DIRECTOR COMPENSATION
Employee directors do not receive any additional compensation for serving on the Board of Directors. Non-employee director compensation is structured to reward the efforts of the directors without compromising the independence necessary to protect shareholders’ long-term interests. A significant portion of the directors’ fees are issued in stock that must be held for the duration of the director’s service, therefore aligning the directors’ interests with the interests of shareholders. Compensation for non-employee directors is summarized below.
For 2022, non-employee directors received a quarterly cash retainer of $20,000. For the first quarter of 2022, the directors received a quarterly equity retainer of deferred stock equivalent units valued at $32,500 as described below. The Governance Committee annually retains FW Cook, the company’s existing independent Compensation Committee consultant, to prepare an analysis of national surveys of director compensation and an independent study of peer packaging companies. Based on that analysis the Board of Directors approved a $33,750 quarterly equity retainer, effective April 1, 2022. The number of deferred stock equivalent units received is calculated by dividing the quarterly equity retainer amount by the closing stock price on the first business day of each calendar quarter. The deferred stock equivalent units accrue dividend equivalents and are not settled until six months following termination of Board service. Directors must elect to receive these deferred share distributions in one, three or five annual installments.
	Additional Cash Compensation
2022 Quarterly Director Compensation	Quarterly Retainers	1st Quarter 2022	Effective 2nd Quarter 2022

	Chairman of the Board	$37,500	$37,500
	Lead Independent Director	7,500	7,500
	Committee Chairs:
	• Audit	5,625	6,250
	• Executive Compensation	4,375	5,000
	• Governance, Financial Policy, and Employee and Public Responsibility	3,750	4,375
	Attendance for each Board and each Committee meeting	1,500	1,500
Board members also received additional cash fees as follows: Each board member received a fee of $1,500 for each Board of Directors and each committee meeting attended. For the first quarter of 2022, the Governance Committee chair, Financial Policy Committee chair, and the Employee/Public Responsibility Committee chair each received a quarterly committee chair retainer of $3,750. Based on national surveys of director compensation and an independent study of peer packaging companies, the Board of Directors approved a $4,375 quarterly chair retainer for the Governance Committee chair, Financial Policy Committee chair, and the Employee/Public Responsibility Committee chair, effective April 1, 2022. For the first quarter of 2022 the Executive Compensation chair received a quarterly committee chair retainer of $4,375. Based on national surveys of director compensation and an independent study of peer packaging companies, the Board of Directors approved a $5,000 quarterly chair retainer for the Executive Compensation Committee chair, effective April 1, 2022. For the first quarter of 2022 the Audit Committee chair received a quarterly committee chair retainer of $5,625. Based on national surveys of director compensation and an independent study of peer packaging companies, the Board of Directors approved a $6,250 quarterly chair retainer for the Audit Committee chair, effective April 1, 2022. In 2022, the Lead Director received a quarterly retainer of $7,500 and the Chairman of the Board received a $37,500 quarterly retainer.
Directors may elect to defer a portion of their cash retainer or other fees (except chair retainers) into deferred stock equivalent units or into an interest-bearing account. The interest-bearing account accumulates interest
22 • Sonoco 2023 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
each year at a rate equal to the Merrill Lynch ten-year high-quality bond index listed on the preceding December 15. For 2022, the interest rate was 3.159%. Deferrals into stock equivalent units are converted into phantom stock equivalents as if Sonoco shares were actually purchased. The deferred stock equivalent units accrue dividend equivalents and are issued in shares of Sonoco common stock upon termination from the Board. Issuance of shares will commence six months following termination of Board service. Directors must elect to receive these deferred distributions in one, three or five annual installments.
2022 DIRECTOR COMPENSATION TABLE
The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2022.
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
John R. Haley	0	$377,250	$377,250
Steven L. Boyd(3)	$28,375	0	28,375
Pamela L. Davies	128,375	133,750	262,125
Theresa J. Drew	108,500	133,750	242,250
Philippe Guillemot	101,000	133,750	234,750
Robert R. Hill, Jr.	23,750	249,750	273,500
Eleni Istavridis	102,500	133,750	236,250
Richard G. Kyle	131,000	133,750	264,750
Blythe J. McGarvie	128,375	133,750	262,125
James M. Micali(4)	81,125	66,250	147,375
Sundaram Nagarajan(4)	0	179,500	179,500
Marc D. Oken(4)	64,375	66,250	130,625
Thomas E. Whiddon	140,375	133,750	274,125
Lloyd M. Yates(4)	33,500	32,500	66,000

(1)
Mr. Haley elected to defer his Chairman of the Board fees of $150,000, cash retainer of $80,000, and his meeting fees of $13,500 into deferred stock equivalent units.

Mr. Hill elected to defer his cash retainer of $80,000 and his meeting fees of $36,000 into deferred stock equivalent units.
Mr. Nagarajan elected to defer his cash retainer of $60,000 and meeting fees of $19,500 into deferred stock equivalent units.
(2)
Grant date fair value computed in accordance with FASB ASC Topic 718 of mandatorily deferred stock equivalent units. Assumptions made in valuation of these awards are set forth in Note 12 to our financial statements for the year ended December 31, 2022, which are included in our Annual Report on Form 10-K, filed with the SEC on February 28, 2023.

(3)
Mr. Boyd was appointed to the Board of Directors on December 9, 2022. As a new member, his retainer and meeting fees for 2022 were paid in cash due to deferral election requirements under IRC Section 409A.

(4)
Mr. Yates resigned from the Board on March 1, 2022.

Mr. Oken retired from the Board on April 20, 2022.
Mr. Micali resigned from the Board on June 20, 2022.
Mr. Nagarajan resigned from the Board on August 31, 2022.
Sonoco 2023 Proxy Statement • 23

BOARD OF DIRECTORS AND BOARD MATTERS
The table below shows the amount of 2022 compensation deferred for each director into Sonoco Stock Equivalent Units and the payout schedule elected.
Name	Fees Deferred into Equivalent Stock Units(1) ($)	Payout Schedule Election in Years
John R. Haley(2)	377,250	5
Steven L. Boyd(6)	N/A	N/A
Pamela L. Davies	133,750	1
Theresa J. Drew	133,750	1
Philippe Guillemot	133,750	3
Robert R. Hill, Jr.(3)	249,750	3
Eleni Istavridis	133,750	1
Richard G. Kyle	133,750	5
Blythe J. McGarvie	133,750	1
James M. Micali(5)	66,250	1
Sundaram Nagarajan(4)(5)	179,500	5
Marc D. Oken(5)	66,250	1
Thomas E. Whiddon	133,750	3
Lloyd M. Yates(5)	32,500	3

(1)
Mandatory deferrals of stock awards of $32,500 were made on January 3, 2022, and $33,750 on April 1, 2022, July 1, 2022, and October 3, 2022 in connection with the equity retainer component of the Director Compensation Program.

(2)
Mr. Haley elected to defer his Executive Chairman fees $150,000, cash retainer $80,000, and his meeting fees $13,500 into deferred stock equivalent units.

(3)
Mr. Hill elected to defer his cash retainer $80,000 and his meeting fees $36,000 into deferred stock equivalent units.

(4)
Mr. Nagarajan elected to defer his cash retainer $60,000 and meeting fees $19,500 into deferred stock equivalent units.

(5)
Mr. Yates resigned from the Board on March 1, 2022.

Mr. Oken retired from the Board on April 20, 2022.
Mr. Micali resigned from the Board on June 20, 2022.
Mr. Nagarajan resigned from the Board on August 31, 2022.
(6)
Mr. Boyd was elected to the Board of Directors on December 9, 2022. As a new member, his retainer and meeting fees for 2022 were paid in cash due to deferral election requirements under IRC Section 409A.

Non-employee Directors’ Outstanding Equity Awards or Fees Deferred into Sonoco Stock Equivalent Units at 2022 Fiscal Year-end
	Fees Deferred into Equivalent Stock Units
Name	Shares (#)	Value(1) ($)
John R. Haley	47,874	2,906,418
Steven L. Boyd(2)	0	0
Pamela L. Davies	50,529	3,067,634
Theresa J. Drew	9,612	583,569
Philippe Guillemot	15,982	970,273
Robert R. Hill, Jr.	13,176	799,891
Eleni Istavridis	4,462	270,888
Richard G. Kyle	17,044	1,034,711
Blythe J. McGarvie	20,238	1,228,667
James M. Micali(3)	0	0
Sundaram Nagarajan(3)	26,471	1,607,048
Marc D. Oken(3)	0	0
Thomas E. Whiddon	50,529	3,067,628
Lloyd M. Yates(3)	2,086	126,635

(1)
Based on the December 31, 2022 closing price of $60.71 per share, which was the last trading day of the fiscal year.

(2)
Mr. Boyd was elected to the Board of Directors on December 9, 2022. As a new member, his retainer and meeting fees for 2022 were paid in cash due to deferral election requirements under IRC Section 409A.

24 • Sonoco 2023 Proxy Statement

BOARD OF DIRECTORS AND BOARD MATTERS
(3)
Mr. Yates resigned from the Board on March 1, 2022 and received receipt of his first disbursement of outstanding equity awards six months following his separation.

Mr. Oken reitred from the Board on April 20, 2022, and received receipt of his outstanding equity awards six months following his separation.
Mr. Micali resigned from the Board on June 20, 2022, and received receipt of his outstanding equity awards six months following his separation.
Mr. Nagarajan resigned from the Board on August 31, 2022, and will receive receipt of his first disbursement of outstanding equity awards six months following his separation.
DIRECTOR STOCK OWNERSHIP GUIDELINES
The Board of Directors has adopted stock ownership guidelines for outside directors, which establish a target level of ownership of our common stock based on years of service as a director. The guidelines are as follows:
Years of Service	Target Number of Shares Owned
Two	3,000
Four	5,000
Six	8,000
Compensation deferred into Sonoco stock equivalent units and Deferred Stock Equivalent Units is included in determining whether these guidelines have been met. All of our directors are in compliance with these guidelines.
DELINQUENT SECTION 16(A) REPORTS
Our directors, executive officers and beneficial owners of 10% or more of our common stock are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Exchange Act.
Based on our examination of the copies of Forms 3, 4 and 5 and amendments thereto filed electronically with the Securities and Exchange Commission and the written representations of our directors, executive officers and 10% shareholders, all required filings in 2022 were made on a timely basis.
Sonoco 2023 Proxy Statement • 25

CORPORATE
GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES
We have adopted Corporate Governance Guidelines to supplement the requirements, authorizations, and limitations contained in South Carolina law and the Company’s Restated Articles of Incorporation (the “Restated Articles”) and the By-Laws. The guidelines represent the Board’s expression of some of the ways that it intends to deal with various issues involving the selection and functioning of directors and Board committees and of director compensation. Annually, the Corporate Governance Committee reviews these guidelines. Copies of the full document are available through the Investor Relations section of our website at investor.sonoco.com under the sub-heading “Governance.”
CODE OF BUSINESS CONDUCT AND ETHICS
We have established a code of business conduct and ethics, which we refer to as our Policies on Business Conduct, for our directors, officers, and employees. We require all directors, officers, and employees, as well as business partners, to adhere to the standards set forth in the Policies on Business Conduct, which include policies addressing safety, personal conduct, conflicts of interest, business assets, inside information and trading, antitrust, trade compliance, and bribery, among other matters. We also maintain an independently operated Business Conduct Hotline to enable anonymous reporting of violations of any law or regulation, of our policies on business conduct, as well as other concerns. Copies of our Policies on Business Conduct are available through the Investor Relations section of our website at investor.sonoco.com under the sub-heading “Governance.”
ENVIRONMENT, SOCIAL AND GOVERNANCE OVERSIGHT
Since 2009, the Employee and Public Responsibility Committee has been tasked with the responsibility of overseeing policies, strategies, and programs related to environment, social, and governance (“ESG”) matters, including all issues related to the sustainability of our products and operations.
ANNUAL PERFORMANCE EVALUATION OF THE BOARD
Annually, the Corporate Governance and Nominating Committee administers a comprehensive self-evaluation of the Board and its committees to evaluate the Board’s effectiveness, to seek ways to improve its effectiveness, and to identify matters that would benefit from extra attention. Each director completes a detailed questionnaire that is returned directly to the Lead Director, who summarizes the responses for review and discussion by the Corporate Governance and Nominating Committee, and ultimately by the full Board.
MAJORITY WITHHELD—DIRECTOR RESIGNATION POLICY
The Board of Directors has adopted a “Majority Withheld—Director Resignation Policy” in its Corporate Governance Guidelines that, in an uncontested election, requires any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” to promptly offer to resign following certification of the shareholder vote.
The Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee will recommend to the Board whether to accept the resignation, and the Board will act on the recommendation within 100 days of the shareholder vote and disclose the results of its decision in a press release. This policy is described in more detail in the Company’s Corporate Governance Guidelines, which are available through the Investor Relations section of our website at investor. sonoco.com under the sub-heading “Governance.”
26 • Sonoco 2023 Proxy Statement

CORPORATE GOVERNANCE
BOARD LEADERSHIP STRUCTURE, EXECUTIVE SESSIONS OF
NON-MANAGEMENT DIRECTORS AND LEAD DIRECTOR
R. HOWARD COKER President and Chief Executive Officer	JOHN R. HALEY Chairman of the Board of Directors	ROBERT R. HILL JR. Lead Independent Director
The offices of Chairman and Chief Executive Officer are currently separated, with different people serving each role. This separation is not mandatory, and the Board considers the issue on a case-by-case basis. The Board recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices and, within the last decade, we have employed both structures.
Whether the roles of Chairman and Chief Executive Officer are separated or combined at any given time, we always maintain a lead independent director. Our By-Laws provide that the Chairman of the Corporate Governance and Nominating Committee, who is always an independent director, will simultaneously serve as Lead Director. The Lead Director plays an important role in the Board leadership. Among other things, the Lead Director presides at any meeting at which the Chairman is not present; presides at executive sessions of the independent directors; serves as a liaison between the Chairman and the independent directors when requested; confers with the Chairman regarding the information sent to the Board and the schedules and agendas for meetings; and is available for consultation and direct communication with major shareholders.
Currently, J.R. Haley serves as the Chairman and R.R. Hill, Jr. serves as the Chairman of the Corporate Governance and Nominating Committee and as Lead Director. Our Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to the Chief Executive Officer, while enabling the Chairman and the lead independent director to facilitate our Board’s independent oversight of management, promote communication between management and our Board, and support our Board’s consideration of key governance matters.
Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to:
BY WRITING TO	BY EMAIL TO
Non-management (or Independent) Directors c/o Corporate Secretary Sonoco Products Company 1 North Second Street Hartsville, SC 29550 US	CorporateSecretary@sonoco.com
PROXY ACCESS BY-LAW
The Company’s By-Laws permit a shareholder, or a group of up to 20 shareholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees up to the greater of two directors or 20 percent of the number of directors in office of the Board, all subject to the procedures, terms, and conditions specified in the By-Laws. Nominees that satisfy the Company’s proxy access By-Law requirements will be included in the Company’s proxy statement and on the Company’s proxy card. The required Shareholder’s Notice of a nomination for the 2024 Annual Meeting of Shareholders must be received by our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US no later than November 18, 2023 and no earlier than October 19, 2023.
Sonoco 2023 Proxy Statement • 27

CORPORATE GOVERNANCE
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position:
BY WRITING TO	BY EMAIL TO
c/o Corporate Secretary Sonoco Products Company 1 North Second Street Hartsville, SC 29550 US	CorporateSecretary@sonoco.com
Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate communication. The Corporate Secretary will send all appropriate communications to the intended recipient.
The Corporate Secretary has discretion to exclude from transmittal any communications that are not deemed “appropriate,” such as commercial advertisements or other forms of solicitation or that relate to the sender’s personal or business interest (although all communications are available to directors at their request). The Corporate Secretary will forward to the directors any communications raising substantive issues.
In the case of communications addressed to the Board of Directors or, if specified, to the independent or non-management directors, the Corporate Secretary will send appropriate communications to the Lead Director. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate communications to the Chair of such committee.
The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.
THE BOARD’S ROLE IN THE RISK MANAGEMENT PROCESS
The Company oversees management of enterprise risk through its Risk Management Committee (“RMC”). The RMC is administered by the Company’s Treasurer with direct oversight from the Chief Financial Officer and its membership includes, among others, the most senior members of operating and finance management and the Chief Information Officer. The RMC holds three regularly scheduled meetings each year and may hold additional special meetings as needed.
The RMC is guided in its activities and responsibilities by a risk management framework which is periodically reviewed and updated as necessary. During development of the risk management framework, the most significant risks faced by the Company were identified, as well as where in the operating organization those risks are routinely monitored and managed. The RMC further identified certain specific risk areas that are sufficiently material or broad in nature to merit its direct ongoing oversight.
Those risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed, or to ensure that organizational risk management is functioning as identified in the framework.
While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight. The Board has delegated oversight of the Company’s risk management process and structure to the Audit Committee, which receives updates regarding the RMC’s activities and findings. As described in the table below, other Board committees are responsible for oversight of risk management for categories of risks relevant to their functions. The Board as a whole also reviews risk management practices in the course of its reviews of corporate strategy, business plans, Board committee reports, and other presentations.
In addition, the Board recognizes the importance of information security and cybersecurity and has charged the Audit Committee with oversight of cybersecurity matters. The Audit Committee regularly reviews the Company’s systems, plans, and procedures to manage and mitigate cybersecurity risks. In addition, the Board regularly receives and provides feedback on updates from management regarding cybersecurity governance processes. The Board also includes members who have information security experience.
28 • Sonoco 2023 Proxy Statement

CORPORATE GOVERNANCE
Strategic and operational risks associated with the Company’s products, markets, geographic diversification, acquisitions and divestitures, major litigation, and succession planning are overseen by the full Board.
COMMITTEES’ ROLE IN RISK MANAGEMENT

AUDIT COMMITTEE

- Oversight of risk management process and structure,
- risks and exposures associated with:
  - financial reporting,
  - internal controls,
  - regulatory and other compliance,
  - cybersecurity, and
  - litigation.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

- Risks and exposures related to:
  - corporate governance,
  - leadership structure,
  - effectiveness of the Board and its committees,
  - new director candidates,
  - conflicts of interest, and
  - director independence.

EXECUTIVE COMPENSATION COMMITTEE

- Risks and exposures associated with:
  - executive development,
  - succession policies and programs, and
  - compensation policies and practices including incentive compensation.

EMPLOYEE AND PUBLIC RESPONSIBILITY COMMITTEE

- Risks and exposures associated with ESG matters, including:
  - the environment,
  - sustainability,
  - safety in the workplace,
  - equal opportunity employment,
  - litigation,
  - public policy, and
  - other matters involving the company's reputation

FINANCIAL POLICY COMMITTEE

- Risks and exposures associated with:
  - liquidity,
  - interest rates,
  - currency,
  - pension funding and investment performance,
  - insurance coverage, and
  - significant capital transactions.

RELATED PARTY POLICY AND TRANSACTIONS
Related Party Transaction Approval Policy
The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. In accordance with New York Stock Exchange rules, the Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to Sonoco or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.
Our executive officers and directors are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.
For purposes of this policy, a “related party” is:
(i)
any executive officer or director,

(ii)
any nominee for director,

(iii)
a beneficial owner of more than 5% of our voting securities, or

(iv)
any immediate family member of an executive officer, director, nominee for director, or greater than 5% beneficial owner.

An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee, or greater than 5% beneficial owner.
Sonoco 2023 Proxy Statement • 29

CORPORATE GOVERNANCE
We also require that each executive officer, director, and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.
The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, the purchase of stock or assets of companies owned by our directors or for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.
Related Party Transactions
R. Howard Coker, President and Chief Executive Officer and a director of the Company since 2020, and an employee of the Company since 1985, is the brother-in-law of John R. Haley, who is Chairman of the Board of Directors. Mr. Coker’s total compensation for 2022 is disclosed in the section entitled “Compensation Discussion and Analysis—Summary Compensation Table.”
John W. DeLoach, an employee of the Company since 1998, is the brother-in-law of John M. Florence, Jr., who is Vice President, General Counsel, Secretary, and Vice President/General Manager – Tubes and Cores, US & Canada. Mr. DeLoach is currently Senior Manager, Manufacturing-Regional and received total compensation of $223,303 in 2022.
Harris E. DeLoach, III, an employee of the Company since 2001, is the brother-in-law of John M. Florence, Jr., who is Vice President, General Counsel, Secretary, and Vice President/General Manager – Tubes and Cores, US & Canada. Mr. DeLoach is currently Senior Field Representative and receive a total compensation of $122,274.
Sundaram Nagarajan, a member of the Board of Directors of Sonoco until August 31, 2022, is President and Chief Executive Officer of Nordson Corporation. During 2022, Sonoco sold $52,500 in products to and purchased $541,500 in products from Nordson. All transactions were handled on a competitive basis. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2023. The Board of Directors considered these relationships when making its determination of Mr. Nagarajan’s independence prior to his resignation from our board on August 31, 2022.
30 • Sonoco 2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the number of shares of our common stock beneficially owned as of February 7, 2022, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table and by all executive officers and directors as a group. The address of each individual named in the table below is: c/o Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 US.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1) (#)	Percent of Class(2)	Vested Restricted Stock Units(3) (#)	Deferred Compensation Units(4) (#)
Steven L. Boyd	—	—	—	—
Pamela L. Davies	—	—	—	50,941
Theresa J. Drew	—	—	—	9,691
Philippe Guillemot	—	—	—	16,112
John R. Haley	15,558	—	—	48,264
Robert R. Hill Jr.	10,065	—	—	13,283
Eleni Istavridis	—	—	—	4,498
Richard G. Kyle	—	—	—	17,182
Blythe J. McGarvie	—	—	—	20,403
Thomas E. Whiddon	15,590	—	—	50,941
R. Howard Coker	249,771	—	22,793	—
Robert R. Dillard	4,731	—	2,807	—
Rodger D. Fuller	93,941	—	1,480	—
John. M. Florence, Jr.	12,354	—	13,049	—
James A. Harrell, III	28,514	—	18,963	—
Julie C. Albrecht(5)	16,419	—	—	—
All executive officers and directors as a group (22 persons)	495,732	—	74,374	231,316

(1)
The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number does not include shares owned by family members or entities unless the named individual shares voting or dispositive power with respect to such shares.

Included are shares that would be issuable upon exercise of only those Stock-settled Stock Appreciation Rights (“SSARs”) that have vested, or will vest within 60 days of February 7, 2023, as to which our stock price on February 7, 2023 of $60.34 exceeded the exercise price (“SSARs with appreciation”). These SSARs were granted under the 2014 Long-Term Incentive Plan (“2014 Plan”) and the 2019 Omnibus Incentive Plan (“2019 Plan”) for the following named executive officers:
NEO	Total Vested/ Exercisable SSARs (#)	SSARs with Appreciation as of February 7, 2023 (#)	Net Shares Issuable Upon Exercise of SSARs with Appreciation that Are Included in the Above Table (#)
R. Howard Coker	97,941	67,820	10,725
Robert R. Dillard	3,013	—	—
Rodger D. Fuller	80,285	50,164	6,576
John M. Florence, Jr.	18,908	6,859	668
James A. Harrelll, III	15,528	7,997	805
Julie C. Albrecht	—	—	—
All executive officers as a group	238,046	138,566	19,678
Also included are 58,742 Restricted Stock Units which will be issued within 60 days and 4,149 shares held in our Savings Plan.
Sonoco 2023 Proxy Statement • 31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Shareholdings in this column do not include deferred restricted stock units, compensation that has been deferred into Sonoco stock equivalent units, or performance contingent restricted stock units granted under the 2008 Plan, 2012 Plan, 2014 Plan, or 2019 Plan. Please see the columns to the right and footnotes 3, 4, and 5 below.
(2)
Percentages not shown are less than 1%.

(3)
Issuance of these shares has been deferred until after separation of service; accordingly, no present dispositive or voting rights are associated with them.

(4)
Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units.

(5)
The number of shares reported as beneficially owned by Ms. Albrecht are as of June 30, 2022, the date of her separation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows information as of December 31, 2022, about beneficial owners known to us of more than 5% of our common shares. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission by the entities named below and we have not independently verified it.
TITLE OF CLASS—NO PAR VALUE COMMON
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class
BlackRock(1) 55 East 52nd Street New York, NY 10055	11,554,514	11.8%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	10,922,717	11.2%
State Street Corporation(3) One Lincoln Street Boston, MA 02111	7,706,973	7.9%

(1)
In its most recently filed Schedule 13G, BlackRock, Inc. reported sole voting power with respect to 11,354,209 shares and sole dispositive power with respect to 11,554,514 shares.

(2)
In its most recently filed Schedule 13G, The Vanguard Group reported shared voting power with respect to 33,448 shares, sole dispositive power with respect to 10,792,560 shares, and shared dispositive power with respect to 130,157 shares.

(3)
In its most recently filed Schedule 13G, State Street Corporation reported shared voting power with respect to 7,493,813 shares and shared dispositive power with respect to 7,706,973 shares.

32 • Sonoco 2023 Proxy Statement

AUDIT
MATTERS
PROPOSAL 2	The Board of Directors recommends that you vote FOR the ratification of PwC as our independent registered public accounting firm.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm. At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the company. The Audit Committee has tentatively selected PricewaterhouseCoopers LLP (“PwC”) to serve as our principal independent registered public accounting firm to audit our financial statements for the year ending December 31, 2023, pending agreement over the terms of their engagement. Although the Board is not required to submit the Audit Committee’s selection of the independent registered public accounting firm for shareholder approval, the Board has elected to seek ratification by the shareholders of the Audit Committee’s selection of PwC as the Company’s independent registered public accounting firm for 2023. You will be asked to ratify this selection at the Annual Meeting, at which representatives from PwC are expected to attend and will have the opportunity to make a statement and respond to appropriate questions. PwC, or its predecessors, has audited our books and records since 1967. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm or whether to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.
Audit Committee Evaluation
In determining whether to reappoint PwC, the Audit Committee considers, among other things, the qualifications, performance, audit quality, results of regulatory reviews, fees, and independence of the firm and the audit engagement team.
INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM
The Audit Committee’s responsibility is to appoint the independent registered public accounting firm, as well as monitor and oversee the firm’s qualifications, compensation, performance, and independence. PwC served as our principal independent registered public accounting firm for 2022 and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2023, pending agreement over the terms of their engagement. The Audit Committee periodically considers whether there should be a rotation of the independent external audit firm to assure continuing independence. Further, in connection with the mandated rotation of the external audit firm’s lead engagement partner every five years, the Audit Committee and its chair are involved in the selection of a new lead engagement partner.
In connection with the responsibilities discussed above, the Audit Committee has reviewed with PwC the overall scope of, and fees for, its audit in assessing our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also monitored PwC’s audit progress, including the firm’s findings, and required communications.
Sonoco 2023 Proxy Statement • 33

AUDIT MATTERS
Fees Relating to Services Provided by PwC for 2022 and 2021
The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the annual consolidated financial statements and reports for the years ended December 31, 2022, and 2021 and for other services rendered during 2022 and 2021 on our behalf.
	Fiscal Year
	2022		2021
Fee Category	Fees ($ in thousands)	% of Total	Fees ($ in thousands)	% of Total
Audit fees(1)	$6,379	71.0%	$4,894	72.5%
Audit-related fees(2)	736	8.2%	22	0.3%
Tax fees(3)	1,864	20.8%	1,836	27.2%
All other fees(4)	—	0.0%	—	0.0%
Total fees	$8,979	100.0%	$6,752	100.0%

(1)
Audit fees: Audit fees include fees for professional services for the integrated audits of our annual consolidated financial statements, the review of the interim condensed consolidated financial statements included in our 10-Q filings, and for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees: Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include work performed in connection with registration statements such as the issuance of comfort letters, employee benefit plan audits, due-diligence, and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

(3)
Tax fees: Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state, and international tax compliance, assistance with tax audits and appeals, expatriate tax services, and assistance related to the impact of mergers, acquisitions, and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and tax planning.

(4)
All other fees: All other fees include fees for all services other than those reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Exchange Act, which are approved by the Audit Committee prior to completion of the audit. The Audit Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Audit Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related, and tax services is granted by the Audit Committee at the first quarter Committee meeting. The Audit Committee subsequently reviews fees paid. The Committee also reviews and approves the estimated fees for the integrated audit. Specific pre-approval is required for all other services. These projects are reviewed quarterly and the status of all such services is reviewed with the Audit Committee. During this review, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence. During 2022, all audit and permitted non-audit services were pre-approved by the Audit Committee.
AUDIT COMMITTEE REPORT
Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee is also responsible for engaging and evaluating the Company’s independent auditor and its lead engagement partner, including the qualifications and independence of both, and for preapproving all audit and non-audit related services and the estimated fees associated with the integrated audit.
34 • Sonoco 2023 Proxy Statement

AUDIT MATTERS
The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), our audited financial statements for the year ended December 31, 2022. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence. The Committee has also reviewed the services provided by PwC discussed below and has considered whether performance of such services is compatible with maintaining auditor independence.
Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE

Theresa J. Drew (Chair)	Steven L. Boyd	Richard G. Kyle	Blythe J. McGarvie	Thomas E. Whiddon
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporated it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
Sonoco 2023 Proxy Statement • 35

EXECUTIVE
COMPENSATION
EXECUTIVE COMPENSATION CONTENTS
36	COMPENSATION DISCUSSION AND ANALYSIS
36	Executive Compensation Plan Overview
37	Sonoco’s Goals Regarding Executive Compensation
38	Say on Pay Support
38	Pay Mix and Pay Philosophy
38	Weightings of Direct Compensation
39	Use of National Market Surveys and Peer Company Data
39	Role of Independent Compensation Consultant
40	Committee Review of Overall Compensation Components and Aggregate Awards
40	Description of Direct Compensation Elements and 2022 Committee Actions
48	Description of Other Executive Compensation and Benefit Elements
49	Executive Compensation Policies
51	COMPENSATION COMMITTEE REPORT
51	COMPENSATION RISK REVIEW
52	COMPENSATION TABLES
52	Summary Compensation Table
54	2022 Grants of Plan-based Awards
56	Outstanding Equity Awards at 2022 Fiscal Year-end
58	2022 Option Exercises and Stock Vested
59	Retirement Benefits
62	2022 Nonqualified Deferred Compensation
65	Potential Benefits Payable Immediately Upon Certain Separation Events
66	CFO Transition
70	PAY RATIO
70	PAY VERSUS PERFORMANCE

COMPENSATION DISCUSSION AND ANALYSIS
This section describes our compensation philosophy, summarizes executive compensation programs and reviews decisions made during 2022 for the following Named Executive Officers (“NEOs”).
R. Howard Coker President and Chief Executive Officer	Rodger D. Fuller Chief Operating Officer	James A. Harrell, III President, Global Industrial Paper Packaging Division
ROBERT R. DILLARD Chief Financial Officer	John M. Florence, Jr. General Counsel, Secretary and Vice President/General Manager—Tubes and Cores, US & Canada	Julie C. Albrecht Former, Chief Financial Officer (until June 30, 2022)
Executive Compensation Plan Overview
Our executive compensation decisions in 2022 were developed to support successful execution of our business strategy.
The Executive Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of the development and execution of our executive compensation program. The program is driven by the over-arching goal of linking pay with performance and creating long-term shareholder value.
In review of 2022 achievements, the Committee believes the compensation paid to our NEOs was commensurate with our performance when compared with the performance of our packaging peers. In addition, we believe our targeted short-term incentives and long-term incentives achieved our goals of motivating and rewarding performance and aligning our executives’ interests with those of our shareholders.
We met many key financial and strategic commitments in 2022. Consistent with the Company’s philosophy to pay for performance and to pay within reason, executive compensation paid above targeted levels in the
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annual incentive plan. Specifically, the Performance-based Annual Cash Incentive payout was 150.0% of target, as described in detail under “2022 Committee Actions—Performance-based Annual Cash Incentive.” The 2020-2022 Long-Term Incentive Plan vested at 200.0% of target and is described in more detail under “Results of 2020-2022 PCSU Performance Cycle.” The specific drivers and results of these two plans, as well as other components of our executive compensation program are covered in detail in later sections.
Sonoco’s Goals Regarding Executive Compensation
Highlighted below is an overview of Sonoco’s goals regarding executive compensation, followed by the compensation objectives and elements of our executive compensation program. The rationale of the key actions and decisions made with respect to our executive compensation program in 2022 is also provided throughout several sections of this “Compensation Discussion and Analysis.”
1.
PAY FOR PERFORMANCE

Compensation should provide incentives for our executives and reward the creation of value for the Company’s stakeholders. As such, we believe a substantial portion of executive compensation should be tied to relevant financial and/or operational outcomes that:
• Reflect the decisions and efforts of those being compensated	• Contribute to the creation of value over the long term
While compensation should ultimately reward long-term performance, incentives for short-term (i.e., annual) performance objectives are also appropriate to the extent they support sustainable value creation. 87% of our CEO’s target total direct compensation and an average of 74% of our other NEOs’ target total direct compensation is tied to Company performance, which we believe is a significant driver of shareholder value.
2.
PAY WITHIN REASON

Compensation levels and performance targets should be sensible within the context of a company’s peer group, taking into account differences in company sizes and complexity, as well as performance. The Committee retains an independent consultant that provides advice relating to executive officer and director compensation but does not provide any other services to the Company. The Committee also reviews comparative pay data, national survey data, proxy data for packaging peer companies and tally sheets as input into compensation decisions and selects peer companies based on relevant business metrics. We provide only limited perquisites.
3.
LISTEN

Sonoco regularly seeks input from shareholders regarding compensation. To that end, annual advisory votes on “Say on Pay” provide shareholders with a consistent communication channel to provide input on compensation decisions.
4.
COMPLY AND COMMUNICATE

Sonoco seeks to clearly articulate a compensation philosophy that serves as the foundation for all of its pay programs and decisions, and to clearly disclose the Committee’s decision-making process with respect to executive pay, from the selection of peer groups and performance targets, through performance assessment and award determination.
5.
ENCOURAGE STOCK OWNERSHIP

Sonoco values stock ownership and retention by its directors and executives because we believe it reinforces a strong shareholder mindset. Executives are expected to maintain a substantial ownership interest for the duration of their employment. We have a no-hedging policy that prohibits our directors, executive officers or other employees from entering into speculative transactions in our stock that would cause personal interests to conflict with the best interests of the Company and its shareholders. In addition, we have an anti-pledging policy that prohibits directors and executive officers who are subject to target common stock ownership guidelines from pledging any of the shares they are required to own under such guidelines to secure any indebtedness. No directors or executive officers have pledged shares as of December 31, 2022. Our equity compensation plans do not permit backdating or retroactively granting equity awards, or payment of dividend equivalents on unearned
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EXECUTIVE COMPENSATION
performance shares or stock options. Our equity compensation plans also do not permit repricing of stock options or stock appreciation rights (SSARs) without shareholder approval.
6.
MINIMIZE GUARANTEES

Sonoco believes its senior executives should be engaged without employment contracts that guarantee salary or incentive payment. In addition, Sonoco provides limited executive benefits and perquisites and does not provide tax gross-ups to our NEOs.
Say on Pay Support
At the April 2022 Annual Meeting, 98.7% of shareholders who cast a vote for or against the proposal, voted in favor of the Company’s “Say on Pay” proposal on executive compensation. The Committee did not make any material changes to the design of the 2022 executive compensation program as a result of the vote.

Pay Mix and Pay Philosophy
The executive compensation program consists of the following components:
Direct compensation elements, consisting of:	Executive Officer benefits elements, consisting of:
• Base salary • Performance-based annual cash incentive • Long-term equity incentive	• Supplemental executive retirement benefits • Executive life insurance • Limited perquisites
Weightings of Direct Compensation Elements
Base salary, performance-based annual cash incentive and long- term equity incentives comprise total direct compensation for each executive officer. With the exception of base salary, all elements of direct compensation are variable and intended to fluctuate based on performance as measured by both operating or financial results, and in the case of long-term equity incentives, changes in shareholder value. This pay mix supports our pay-for-performance compensation objective and places a significant amount of compensation at risk. As illustrated below, for 2022, 87% of the CEO’s target total direct compensation and an average of 74% of the other NEOs’ target total direct compensation are at risk.
Compensation for all the NEOs, including the CEO, places more weight on long-term incentives than annual incentives to reflect the importance of making strategic decisions that focus on long-term results. The CEO’s long-term incentives have the greatest weighting to provide the strongest alignment of his compensation with long-term shareholder interests.
The following charts illustrate the allocations of direct compensation elements and are based on 2022 direct compensation elements at target. For annual performance-based cash incentives, “target” incentive is used as described in the “Performance-based Annual Cash Incentive” section. For long-term equity incentives, “target” is equal to the grant date value of the equity award and is described in the “Long-term Equity Incentives.” The method used to value equity awards is consistent with the information presented in the “Summary Compensation Table.”
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EXECUTIVE COMPENSATION
2022 TARGETED TOTAL DIRECT COMPENSATION
Use of National Market Surveys and Peer Company Data
The Committee relies on two primary sources of data to set specific compensation levels. The first source of data is derived from national compensation surveys conducted by three independent consulting firms Aon, Willis Towers Watson and Mercer. These surveys cover a large number of similar corporate officer positions nationally. We refer to this as our “National Survey Data.” We match our corporate officer positions to the survey positions using the aggregate data that has been size-adjusted based on revenue and/or scope parameters, which helps to ensure that the data reflects the national market for talent among companies comparable in size to Sonoco. In addition to the National Survey Data, at least annually, the Committee’s independent consultant prepares customized compensation studies with respect to our NEOs in comparison to the NEOs of a 12-company group of packaging companies approved by the Committee that we refer to as our “Peer Group.” The Peer Group companies have revenues, assets and market capitalization similar to those of Sonoco.
The 2022 Peer Group companies, each of which has assets, revenues, and market caps that generally range between 50% and 200% of Sonoco:
• Aptar Group Incorporated	• Crown Holdings, Inc.	• Packaging Corporation of America
• Avery Dennison Corporation	• Graphic Packaging Holding Company	• Pactiv Evergreen, Inc.
• Ball Corporation	• Greif, Inc.	• Sealed Air Corporation
• Berry Global Group, Inc.	• Owens-Illinois Group, Inc.	• Silgan Holdings, Inc.
The Committee uses the aggregate compensation data from the broader National Survey Data to set specific compensation levels, but cross checks these levels against the Peer Group company data. In most cases, the data from both sources has been comparable. As a result of Paper Excellence’s acquisition of Domtar Corporation in 2021, the Committee approved the following changes to the 2022 Peer Group: removal of Domtar Corporation and the addition of Pactiv Evergreen, Inc.
Role of Independent Compensation Consultant
The Committee seeks input from FW Cook, its independent compensation consultant, in its decision-making process. The independent consultant reports directly to the Committee, and the Committee has the sole authority to retain or dismiss the consultant. The independent consultant does not provide services to the Company in any area other than executive and director compensation on behalf of the Committee.
The independent consultant is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter, which is summarized under “Corporate Governance—Board Meetings and Committees of the Board—Executive Compensation Committee” and is also available through the Investor Relations section of our website at sonoco.com. The independent consultant periodically advises the Committee as to trends in executive compensation and also provides specialized studies or expert advice as requested with respect to executive compensation issues. In 2022, the independent consultant
•
conducted a competitive compensation review of our NEOs compared to our Peer Group’s NEOs,

Sonoco 2023 Proxy Statement • 39

EXECUTIVE COMPENSATION
•
provided an update of compensation trends and regulatory developments,

•
analyzed the Company’s use of share-based compensation compared to our Peer Group,

•
completed a realized pay analysis compared to our Peer Group,

•
assisted the Committee in its preparation of the Company’s public filings with regard to executive compensation,

•
assisted the Committee with changes to annual and long-term incentive plan design for executive officers,
•
provided a risk assessment of the Company’s incentive compensation plans,
•
reviewed the Company’s severance arrangements,
•
reviewed the Company’s stock ownership guidelines,
•
provided advice on application of the CEO Pay Ratio regulations, and

•
reviewed implications of tax reform.

The independent consultant meets with the Committee at least once a year and attends regular Committee meetings in person or by telephone as requested. The independent consultant also provides advice and performs competitive analysis with respect to director compensation, as requested, for the Corporate Governance and Nominating Committee.
From time to time, management engages the services of other compensation consultants to assist with matters relating to executive officer and employee compensation. In 2022, management engaged Meridian Compensation Partners, LLC “Meridian” to provide executive compensation and benefits survey data, information on pay trends, and other related research assistance.
The Committee has assessed the independence of FW Cook and Meridian pursuant to rules of the Securities and Exchange Commission and the New York Stock Exchange and concluded that neither FW Cook nor Meridian’s work for the Committee and management, respectively, raises any conflict of interest.
Committee Review of Overall Compensation Components and Aggregate Awards
To evaluate the overall competitiveness of the executive officer compensation program, each year at its April meeting, the Committee reviews the total compensation package for each executive officer. This includes review of:
•
a tally sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last seven years (or term as an executive officer, if less),

•
stock options or stock-settled stock appreciation rights outstanding and the exercise price,

•
unvested performance contingent restricted stock units (projected at threshold, target, and maximum),

•
unvested restricted stock units,

•
the value of accrued retirement benefits, and

•
the amount of executive life insurance coverage.

The Committee also reviews each element of the total amount of compensation awarded and realized during the prior year.
The Committee assesses total executive officer compensation to determine where total executive compensation falls in relation to the Peer Group, and to assess how the Company’s overall compensation programs operate. Based on the reviews of tally sheets for each NEO in the context of the Peer Group and survey data provided to the Committee, Company performance and other factors, the Committee may make changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives.
Description of Direct Compensation Elements and 2022 Committee Actions
BASE SALARY
The Committee uses base salary to attract, retain and reward executive officers based on demonstrated experience, skills and competencies relative to the salary midpoint of the job. To accomplish this, the Committee establishes a salary midpoint for each executive officer position based on a structured job evaluation system used for broad-based compensation in the Company as well as a comparison to the National Survey Data at median as previously outlined. Each year, the Committee reviews the base salary of all executive officers, including
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EXECUTIVE COMPENSATION
the CEO and other NEOs. The decision on whether to award merit increases for the executive officer group as a whole takes into consideration the salary and wage increases being awarded to other levels of employees in the Company, current economic environment, and operating results of the Company.
The decisions relative to the amount of individual merit increase awards are based primarily on each executive officer’s performance in the past year, readiness for promotion to a higher level, experience and skill set relative to peer counterparts, and criticality to the Company, as well as the relationship of the executive officer’s current salary to the base salary midpoint for the position. Generally, executive officers who are newly promoted are positioned below the salary midpoint (50th percentile), whereas those who are highly experienced and performing at superior levels are compensated above the midpoint.
Base salary increases are also considered and awarded upon promotions or appointment to positions of greater responsibility.
2022 COMMITTEE ACTIONS—BASE SALARY
At its April 2022 meeting, the Committee approved merit increases for the executive officer group. In determining the increases, the Committee considered the executives’ overall performance, contribution to the Company’s results, experience, and market competitiveness. Mr. Coker and the other NEOs, except Ms. Albrecht, each received a merit increase of 4.0% effective June 1, 2022.
In addition to the merit increases described above, the following NEOs received increases designed to reflect market competitiveness and promotions to positions of greater responsibility:
•
Mr. Coker received a market adjustment increase of 7.50%, effective June 1, 2022, which was intended to transition him to a median compensation structure.

•
Effective March 1, 2022, the Committee approved a 10% base salary increase for Mr. Dillard in recognition of his leadership on a structural transformation project focused on reducing costs and complexity in the business while improving utilization, logistics and profit. In connection with Mr. Dillard’s promotion, effective July 1, 2022, to Chief Financial Officer, the Committee also approved a 20% promotional base salary increase effective June 15, 2022.

•
In connection with Mr. Harrell’s promotion to President of the Global Industrial Paper Packaging Division, effective April 1, 2022, the Committee approved a base salary increase of 10%.

PERFORMANCE-BASED ANNUAL CASH INCENTIVE
The Committee uses performance-based annual cash incentives designed to align participants’ interests with those of our shareholders by focusing on strong annual financial and operating results. To determine the actual awards each year, the Committee establishes a “threshold,” a “target,” and a “maximum” incentive amount for each NEO. These represent a percentage of base salary. Target is established at a performance level considered to be above average performance, and the corresponding compensation level equates to what is considered median level as compared to National Survey Data and Peer Group data. Threshold is set at what is considered below median performance, while maximum equates to what is believed to represent superior performance for the year and correspondingly an above median compensation opportunity as compared to National Survey Data and Peer Group data. The “threshold” level of payout is equal to 40% of “target” payout. “Maximum” payout is equal to 200% of “target” payout.
The Committee has discretionary authority to adjust payouts of the annual cash incentive to individual participants based upon consideration of individual performance and/or other factors that the Committee determines warrant an adjustment, such as external market challenges or extraordinary and unforeseen events that may create unintended consequences. No such adjustments were made in 2022 for any NEO’s annual cash incentives.
2022 COMMITTEE ACTIONS—PERFORMANCE-BASED ANNUAL CASH INCENTIVE
—Changes to the Performance-based Annual Cash Incentive, Effective 2022
In February 2022, the Committee approved a proposal by Sonoco management to modify certain metrics applicable to the Performance-based Annual Cash Incentive Plan. The Performance-based Annual Cash Incentive Plan financial measures and weightings were changed from the prior year’s allocation of 50% Base EBITDA, 25% average net working capital cash gap days, and 25% strategic objectives. For the 2022 plan, strategic objectives were removed and replaced with performance goals established in connection with Sonoco’s acquisition of Ball Metalpack in January 2022. Due to the size and complexity of the Ball Metalpack acquisition,
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EXECUTIVE COMPENSATION
the Committee felt it was important to align NEO compensation with the profitable integration of Ball Metalpack and thus approved a Sonoco Legacy Base EBITDA metric, which is Company Base EBITDA excluding Ball Metalpack, and a Ball Metalpack Base EBITDA metric. As a result, the performance goals applicable to each of the NEOs for 2022 were either: 45% Sonoco Legacy Base EBITDA, 30% Ball Metalpack Base EBITDA, and 25% average net working capital cash gap days or 60% Sonoco Legacy Base EBITDA, 15% Ball Metalpack Base EBITDA , and 25% average net working capital cash gap days. The individual NEO’s plan determination was based on the extent of the NEO’s involvement with the Ball Metalpack integration efforts.
For 2022, the Committee established an annual incentive compensation threshold, target, and maximum payout for each NEO, as follows:
	Annual Incentive Compensation (as a Percentage of Base Salary) at:
Named Executive Officer	Threshold	Target	Maximum
R. Howard Coker	48.0%	120.0%	240.0%
Robert R. Dillard	31.6%	79.0%	158.0%
Rodger D. Fuller	34.8%	86.9%	173.8%
John M. Florence, Jr.	28.0%	70.0%	140.0%
James A. Harrell, III	28.0%	70.0%	140.0%
Julie C. Albrecht	34.0%	85.0%	170.0%
In connection with their promotions in 2022, Messrs. Dillard’s and Fuller’s annual incentive compensation threshold, target and maximum payouts were increased to the amount shown in the table above. Mr. Dillard’s target percentage above represents a blending of targets: for the period between January 1, 2022 through June 14, 2022, Mr. Dillard had a target incentive percentage of 70% of his annual base salary and for the period between June 15, 2022 through December 31, 2022, Mr. Dillard had a target incentive percentage of 85% of his annual base salary. Mr. Fuller’s target percentage above also represents a blending of targets: for the period between January 1, 2022 through March 31, 2022, Mr. Fuller had a target incentive percentage of 85% of his annual base salary, and for the period April 1, 2022 through December 31, 2022, Mr. Fuller had a target incentive percentage of 87.5% of his annual base salary.
The financial performance measures related to the Performance-based Annual Cash Incentive Plan are established each year. For 2022, the Committee considered both Legacy Base EBITDA, which excludes Ball Metalpack, and Ball Metalpack Base EBITDA. Both calculations begin with base operating profit (“Base operating profit”), which excludes tax and interest, and then add back deductions for the cost of depreciation and amortization, plus budgeted EBITDA related to a divestiture in a given year. Information on how Base Operating profit is calculated can be found in the section “Executive Compensation—Compensation Discussion and Analysis” above and in Appendix 1. These critical metrics focus on operating profitability and have a combined weighting of 75% of the annual cash incentive plan. Base operating profit and Base EBITDA are non-GAAP financial measures. Information about how Base operating profit was calculated is provided in Appendix 1.
Below is a reconciliation of Base operating profit to Legacy Base EBITDA in thousands:
2022 Base Operating profit	$764,577
Plus: Depreciation and amortization(1)	186,911
2022 Base EBIDTA	$951,488
Below is a reconciliation of Base operating profit to Ball Metalpack Base EBITDA in thousands:
2022 Base Operating profit	$155,288
Plus: Depreciation and amortization(1)	41,033
2022 Base EBIDTA	$196,321

(1)
Excludes amortization included in interest expense

In addition to Legacy and Ball Metalpack Base EBITDA, the Committee maintained average net working capital cash gap days as a key performance variable essential to maximizing shareholder value.
Consistent with the prior year, the average net working capital cash gap days metric was included as a performance measure to bring increased attention to cash flow generation with a specific focus on working capital management. This metric reflected targeted year-over-year improvement in a twelve-month average of
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net working capital days (days of accounts receivable and inventory less days of accounts payable). This metric was weighted at 25% of the annual cash incentive plan.
Messrs. Coker, Dillard, Fuller, Florence, and Ms. Albrecht were assigned the following financial measures and weightings for the 2022 annual cash incentive.
Incentive Plan Financial Metrics	Weightings
Sonoco Legacy Base EBITDA	45%
Ball Metalpack Base EBITDA	30%
Average Net Working Capital Cash Gap Days	25%
Mr. Harrell was assigned the following financial measures and weightings for the 2022 annual cash incentive.
Incentive Plan Financial Metrics	Weightings
Sonoco Legacy Base EBITDA	60%
Ball Metalpack Base EBITDA	15%
Average Net Working Capital Cash Gap Days	25%
The financial measures and working capital goals established for the annual cash incentive plan at the beginning of the year, and the actual 2022 performance were as follows:
	Threshold	Target	Maximum	Actual 2022 Performance
Sonoco Legacy Base EBITDA (000s)	$753,400	$801,500	$808,000	$951,488
Ball Metalpack Base EBITDA (000s)	$131,100	$138,000	$144,900	$196,321
Average Net Working Capital Cash Gap Days	47.3	46.0	44.8	49.8
Our Legacy Base EBITDA, in thousands, for 2022 was $951,488  (26.3% growth), which resulted in this component’s 45% or 60% weighting of the annual cash incentive (depending on the NEO) being earned at 200% of target. Our Ball Metalpack Base EBITDA, in thousands, for 2022 was $196,321, which resulted in this component’s 30% or 15% weighting of the annual cash incentive (depending on the NEO) being earned at 200% of target.
Average net working capital cash gap days were 49.8 days, which resulted in this component’s 25% weighting of the annual cash incentive being earned at below threshold.
Overall performance of the 2022 Performance-based Annual Cash Incentive Plan was 150% of target value.
Sonoco 2023 Proxy Statement • 43

EXECUTIVE COMPENSATION
The following table shows the dollar amount of annual cash incentive awarded to each of the NEOs for 2022 after applying the results of the performance measures and weightings mentioned above. The table also includes the percentage of target, the actual percentage of each NEO’s base salary and the percentage of change from the prior year.
Named Executive Officer	Annual Incentive Compensation for 2022 ($)	Percentage of Target	Percentage of Base Salary	Percent Change from Prior Year
R. Howard Coker	$1,977,093	150.0%	180.0%	50.8%
Robert R. Dillard	635,446	150.0%	118.7%	75.5%
Rodger D. Fuller	939,681	150.0%	130.3%	31.7%
John M. Florence, Jr.	563,707	150.0%	105.0%	32.6%
John A. Harrell, III	595,958	150.0%	105.0%	40.0%
Julie C. Albrecht(1)	539,338	100.0%	160.0%	-16.1%

(1)
Per Ms. Albrecht’s separation agreement, her 2022 Annual Cash Incentive award was paid at full year target and not actual performance. The details of the agreement are described under “CFO Transition—Former CFO”.

—Changes to the Performance-based Annual Cash Incentive, Effective 2023
In February 2023, the Committee approved increasing the “Threshold” level of payout to 50%, which more closely aligns with our Peer Group and market trends.
LONG-TERM EQUITY INCENTIVES
The Committee uses long-term equity incentives to:
• Align executives’ interests with long-term shareholder interests, and	• Provide opportunities for increased stock ownership, which we believe enables us to attract and motivate our executives, as well as promote retention.
In 2022, long-term equity incentives were awarded under our 2019 Omnibus Incentive Plan, which was approved by our shareholders in 2019 (the “2019 Plan”). The 2019 Plan provides for various types of equity awards, including:
•
restricted stock,

•
restricted stock units,

•
stock appreciation rights,

•
options,

•
performance shares, and

•
performance units.

Each year, the Committee determines the types of awards that will be granted under our long-term plan and establishes performance measures and performance periods for performance-based awards and vesting criteria. The awards the Committee granted in 2022 under the 2019 Plan were comprised of performance contingent restricted stock units (“PCSUs”) and restricted stock units (“RSUs”).
To determine the amount of equity awards to be granted to each executive officer position, the Committee uses competitive survey data as previously described to first determine the target total direct compensation (base salary, performance-based annual cash incentives and long-term equity incentives) value to be provided for each executive officer position. We generally position target total direct compensation at approximately the median level (50th Percentile). However, we do consider other factors such as time in the role, individual performance, internal equity and difficulty to replace the relevant expertise. To establish the amount of long-term equity award for each position, the Committee subtracts the sum of the market rate or actual base salary (whichever is higher) and the annual cash incentive compensation target from the target total direct compensation amount derived from the competitive survey data. This amount of long-term equity award for each executive officer position is then denominated into a target mix of such types of awards permitted under the 2019 Plan as the Committee determines.
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EXECUTIVE COMPENSATION

For 2022, the target mix of awards for each officer was 60% PCSUs and 40% RSUs, which the Committee determined provides appropriate focus on financial goals and on long term value creation for the Company’s shareholders. The actual target number of PCSUs or RSUs for each officer position may be adjusted up or down from the competitive benchmark based on the assessment of individual performance in the past year.

It is generally our practice to grant PCSUs, RSUs, or other equity awards on the date of the first regular Board of Directors and Committee meetings in the calendar year. During the February meeting, the Committee establishes the target goals and awards for the upcoming performance-based annual cash incentive as well as the long-term equity incentives. This allows the Committee to balance the elements of total direct compensation. It also allows granting of the equity awards close to the time of the annual performance reviews, which increases the impact of the awards by strengthening the link between pay and performance. The recipients and the corresponding number of shares underlying equity awards are approved by the Committee on the day prior to the first regularly scheduled Board of Directors meeting. We occasionally make special RSU or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment. We also occasionally make grants of RSUs to a corporate officer in recognition of a promotion or a change in position status. The total number of shares underlying equity awards to be granted is established by dividing the total target dollar value of the award by the closing stock price on the effective date. The effective date of these awards is the later of the date of approval by the Board of Directors or Committee in the case of a new officer election or the effective date of the promotion.
—PCSUs—60% of Equity Award
Grants of PCSUs are designed to reward participants for their contributions to the Company’s long-term success. The Committee believes that the NEOs have the most direct influence on achieving Company financial goals and therefore the PCSUs are weighted significantly more than RSUs. The Committee establishes performance requirements for meeting threshold, target and maximum goals that, in the judgment of the Committee, represent achievement of average (or below average), superior and outstanding performance. Such goals are developed in the context of the Company’s stated objectives and longer-term business outlook for total return to shareholders and returns on capital and equity.
The number of PCSU shares earned is subject to the degree to which three-year Company financial goals are met and can vary between 0% and 200% of the target number of shares. PCSUs must meet threshold performance in order to achieve a payout.
PCSUs do not have associated voting rights until the underlying shares are issued, and we do not pay any current dividends or credit any dividend equivalents on unvested PCSUs. Subject to our policies in effect from time to time, executive officers may elect to defer settlement of their vested PCSUs until six months following separation from service with certain exceptions. For any PCSUs that vest, but for which settlement is deferred, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares.
—RSUs—40% of Equity Award
Grants of RSUs are intended to foster executive officer retention. RSUs typically have a three-year vesting schedule, vesting in one-third increments starting on the one-year anniversary of the date of grant. RSUs do not have associated voting rights until the underlying shares are issued and we do not credit dividend equivalents on unvested RSUs. Subject to our policies in effect from time to time, executive officers may elect to defer settlement of their vested RSUs until six months following separation from service with certain exceptions. For any RSUs that vest, but receipt of which is deferred by election of an individual executive officer, dividend equivalents are accumulated from the time of vesting until the issuance of actual shares.
—RSUs—Special Grants
We have a practice of making a special grant of time-vesting RSUs to individuals when they are first elected as an executive officer in recognition of this event and the individual’s increased responsibility. Settlement of such RSUs following vesting is generally deferred by the Company until the date that is six months following separation from service unless otherwise approved by the Committee. The target value of RSUs granted is based on position, and the total number of shares to be granted is generally established by dividing the target total dollar value of the award by the Company’s closing stock price on the effective date on which the individual is first elected an executive officer. These RSU grants can either be granted in full upon election or in three equal annual grants. Special grant executive officer RSUs are generally credited with dividend equivalents during the period of vesting, however, such amounts are not paid out until receipt of the shares. The vesting of these RSUs is generally structured in one of three ways:
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EXECUTIVE COMPENSATION
(i)
vesting in three equal increments on the third, fourth, and fifth anniversary of the grant if RSUs are granted all in one year;

(ii)
vesting on the third anniversary of each grant if granted over three years; or

(iii)
cliff vesting on the fifth anniversary of the grant.

In connection with Mr. Dillard’s promotion to CFO, Mr. Dillard was granted a special RSU award with cliff vesting on the fifth anniversary of the grant as described under “CFO Transition Award.” Mr. Dillard’s grant is not eligible to accumulate dividend equivalents and is not subject to deferred settlement.
Information about how PCSUs and RSUs will be treated upon a named executive officer’s termination of service and in connection with a change in control can be found under “Potential Benefits Payable Upon Certain Separation Events.”
2022 COMMITTEE ACTIONS—LONG-TERM EQUITY INCENTIVES
—2022 Annual Grants
In February 2022, the Company granted PCSUs and RSUs under the 2019 Plan in connection with our 2022 annual long-term equity incentive program. A total target amount of long-term equity was established for each NEO which generally positions target total direct compensation at approximately the median level (50th Percentile). The total target amount is then split using the approved mix for officers of 60% PCSUs and 40% RSUs. Each type of equity award is then denominated in a number of shares based on the target grant date fair value. The target values of PCSUs and RSUs are set forth below:
Named Executive Officer	Total Target Long-Term Equity ($)	Performance Contingent Stock Units ($)	Restricted Stock Units ($)
R. Howard Coker	$6,150,043	$3,690,025	$2,460,018
Robert R. Dillard	500,034	300,005	200,028
Rodger D. Fuller	1,850,012	1,110,010	740,002
John M. Florence, Jr.	1,000,013	600,011	400,003
James A. Harrell, III	750,023	450,008	300,015
Julie C. Albrecht	1,550,087	930,038	620,050
—PCSUs
On February 9, 2022, the Committee approved PCSU grants to our executives, including the NEOs, for the 2022-2024 performance period. The value of the PCSU grants was weighted at 60% of the NEOs’ total target long-term incentive compensation award. The FASB ASC Topic 718 grant date fair values of PCSUs granted to the NEOs and the number of PCSUs available at threshold, target, and maximum are shown in the “2022 Grants of Plan-based Awards” table.

The Committee established goals for performance vesting of the 2022-2024 PCSUs based on two key financial measures: average return on invested capital (“ROIC”) and cumulative growth in Base Earnings Per Share (“BEPS”) over the three-year performance period. The Committee believes that both elements are critical factors in determining long-term shareholder value. For the 2022 awards, the average three-year ROIC is weighted 50% and the three-year cumulative growth in BEPS is weighted 50%.

These goals* are as follows:
Goals	Threshold Vesting	Target Vesting	Maximum Vesting
Average Three-Year ROIC(1)	10.20%	10.73%	11.27%
Three-Year Cumulative Growth in BEPS(2)	9.0%	11.2%	13.6%

*
The Committee establishes financial performance and operating goals each performance year. These goals are not intended to be a prediction of how the Company will perform during the performance year or in any future period. The Committee establishes these goals solely to help it align pay with performance. The goals are not intended to provide investors or any other party with guidance about our future financial performance or operating results. We

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strongly caution you not to take the financial performance metrics or strategic and business accomplishments disclosed below as a form of guidance, because they are not intended to be such. You cannot rely on any of the disclosures contained in the Compensation Discussion and Analysis as a prediction of the Company’s future performance.
(1)
ROIC is Operating Profit after taxes divided by Invested Capital. Invested Capital is defined as the value of Debt + Lease Liability Equipment + Equity and for purposes of the PCSU performance takes an average of the beginning of year and end of year Invested Capital. Required performance levels will be adjusted to reflect capital invested in acquisitions over the three-year period. The ROIC will be adjusted down for every dollar of capital investment made in acquisitions at an effective rate of .15% for every $100 million of acquisition investment multiplied by the percent of time remaining in the three-year performance cycle as of the date of the acquisition.

(2)
Base Earnings per Share Growth Rate (BEPSGR) is the compounded annual growth rate represented by the cumulative BEPS (as adjusted to exclude certain items) for the three years of the measurement period, relative to BEPS for the most recently completed year preceding the grant date. Base EPS is a non-GAAP financial measure. Information about how Base EPS was calculated is provided in Appendix 1.

—RSUs
On February 9, 2022, the Committee approved time-vested RSU grants to our executives, including the NEOs. The RSU awards were weighted at 40% of the NEOs’ total long-term incentive compensation award. The RSUs vest in equal installments on the first, second and third anniversaries of the grant. The grant date fair values and the number of RSUs granted to each of the NEOs are included in the “2022 Grants of Plan-Based Awards” table. Target awards were calculated as described under “Long-term Equity Incentives.”
These RSU awards for each of the NEOs’ combined with their PCSU awards discussed above, equate to approximately 71% of the CEO’s and an average of 54% for the other NEOs target total direct compensation, which is consistent with our pay for performance objective.
—CFO Transition Award
In connection with Mr. Dillard’s promotion to Chief Financial Officer, which was effective July 1, 2022, the Compensation Committee granted Mr. Dillard a one-time special RSU grant with a grant date fair value of $500,000. This grant will cliff vest on the fifth anniversary of the grant. Based on Committee approval, Mr. Dillard’s unvested shares will not be eligible to accumulate dividend equivalents and are not be subject to deferred settlement following vesting.
RESULTS OF 2020-2022 PCSU PERFORMANCE CYCLE
On February 12, 2020, the Committee granted PCSUs to our executives, including the NEOs, which represented 50% of each NEO’s long term equity award. The target performance for the average three-year ROIC was 10.0%, which reflects application of the original plan provisions related to capital investments made in acquisitions to the initial target level (10.60%), and the target performance for the three-year cumulative BEPS was 4.0%. The vesting of these PCSUs was dependent on achieving pre-determined growth levels of average ROIC and cumulative BEPS growth for the three-year performance period from January 1, 2020, through December 31, 2022.
The Company’s actual performance for ROIC was a three-year average of 11.86% and was above the maximum performance under the applicable award terms. The Company achieved a cumulative BEPS of $12.29 for the three-year performance period which is also above the maximum performance. As a result, at the end of 2022, the PCSUs vested at 200% of target. The PCSUs that have been earned and have vested are shown in the “2022 Option Exercises and Stock Vested” table.
—CHANGES TO THE LONG-TERM INCENTIVE PLAN, EFFECTIVE 2023
In February 2023, the Committee approved the addition of a relative TSR modifier on the 2023 PCSUs. Results can be increased or decreased by 20%, based on Sonoco performance against the S&P Composite 1500 Materials index. A negative modifier will be applied if Sonoco’s performance is less than or equal to the 25th percentile of the Peer Group and a positive modifier will be applied if Sonoco’s performance is greater than or equal to the 75th percentile of the Peer Group. The Committee felt it was important to make these changes to ensure that there is a key focus on driving shareholder value in the Long-term Incentive Program.
2022 COMMITTEE ACTIONS IN CONNECTION WITH THE APPOINTMENT OF A NEW CFO
In connection with Mr. Dillard’s promotion to Chief Financial Officer, which was effective July 1, 2022, the Committee approved the following adjustments to his compensation: Mr. Dillard’s annual base salary was
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EXECUTIVE COMPENSATION
increased by 20 % as an initial step toward transitioning him to a competitive compensation structure consistent with his new position and experience (in addition to any prior merit-based increases). Mr. Dillard’s threshold, target and maximum payouts under the Company’s Annual Cash Incentive Plan (expressed as a percentage of annual base salary) were increased to 34%, 85% and 170%, respectively. In addition, the Committee granted Mr. Dillard a one-time Special RSU award with a grant date fair value of $500,000, which will vest in full on the fifth anniversary of the date of grant, subject to Mr. Dillard’s continuous employment through such vesting date. This grant is not eligible to accumulate dividend equivalents and is not subject to deferred settlement following vesting. The increase in annual base salary and annual cash incentive compensation, as well as the award of restricted stock units were approved effective June 15, 2022, and were determined using National Survey Data and Peer Group data consistent with the Committee’s existing practices.
Description of Other Executive Compensation and Benefit Elements
Severance and Change in Control
On February 9, 2022, upon recommendation of the Committee, the Board of Directors adopted the Sonoco Products Company Change-in-Control Plan in order to promote management continuity in the event of a proposed change in control of the Company. The Change-in-Control Plan provides for certain payments and benefits in the event of an executive officer’s qualifying termination of employment within 24 months following a change in control of the Company.
In addition, on October 18, 2022, upon recommendation of the Committee, the Board of Directors adopted the Sonoco Products Company Executive Officer Severance Policy, which provides for certain payments and benefits in the event of an executive officer’s qualifying termination of employment unrelated to a change in control of the Company.
The level of severance and benefits provided pursuant to each plan varies depending on the executive officer’s level. The Committee believes these plans are consistent and competitive with overall industry practices. The Change-in-Control Plan and the Executive Officer Severance Policy are described in more detail under the “Potential Benefits Payable Upon Certain Separation Events.”
Prior to the approval of the Executive Officer Severance Policy, which became effective October 18, 2022, the Company would negotiate individual severance compensation arrangements in exchange for a release of claims and certain restrictive covenants, including a non-compete agreement at the time of separation as circumstances warranted.
DEFERRED COMPENSATION PLAN
The Deferred Compensation Plan for Corporate Officers is a nonqualified deferred compensation plan (“NQDC”) we provide for our executive officers, including our NEOs, which is in line with general market practice, and the Committee believes it is an important part of an attractive rewards program necessary to recruit and retain qualified executive officers. Under the NQDC, our NEOs may voluntarily defer the receipt of a portion of base salary, annual cash incentive awards, RSUs and/or PCSUs. The NQDC is an unfunded and unsecured obligation of the Company, meaning that payments of participant balances in the plan are not guaranteed if the Company becomes insolvent or bankrupt. The plan and accumulated balances are described in more detail under the “2022 Nonqualified Deferred Compensation” table.
EXECUTIVE BENEFIT ELEMENTS
We have two benefits that apply only to executive officers: an executive life insurance benefit and supplemental executive retirement benefits. The Committee has included these two elements in the overall executive officer compensation program to serve as a recruiting and retention vehicle. Attracting and retaining high caliber talent is challenging, and these two benefits are designed to help ensure long-term retention of key senior talent.
—Executive Life Insurance
We provide most of our active employees with company-paid life insurance that is currently limited to $100,000. For executive officers, we provide an alternative executive life insurance benefit. Executive officers receive company-paid term life insurance coverage that is approximately equal to three times their base salary. Company-paid coverage will continue to be provided to executive officers post-employment for a period of six months. All of our NEOs are covered under this benefit. The Committee believes that this amount of coverage is in line with industry practice and provides life insurance coverage in line with the earnings level of an executive officer.
48 • Sonoco 2023 Proxy Statement

EXECUTIVE COMPENSATION
—Retirement Benefits
Retirement benefits are an essential component of our executive compensation strategy to attract, retain, and reward key executives. For more detailed descriptions of the retirement benefits see “Sonoco Pension Plan”, “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” and the “2022 Nonqualified Deferred Compensation Plans.”
Executive Perquisites
In support of our pay-for-performance philosophy, executive perquisites are limited. Executive officers are permitted occasional use of the Company aircraft for personal travel or family emergencies. The CEO also uses the company aircraft for regular business travel because we believe his use of the aircraft helps minimize time involved in commercial travel that could otherwise be directed to our business and enhances his security. Personal use of the aircraft is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies. The Company does not provide a tax gross-up for the imputed income relating to the personal use of a Company plane.
With the exception of gross-ups that might be paid pursuant to our broad-based employee relocation assistance plan, which covers all eligible salaried employees, we do not provide income tax gross-ups to our NEOs, and the Committee has adopted a resolution that prohibits such payments.
Executive Compensation Policies
EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES
To emphasize the importance of linking executive and shareholder interests, the Board of Directors adopted stock ownership guidelines for executive officers. On July 19, 2022, the Committee approved changes to the Executive Officer Stock Ownership Guidelines. The revised target levels of ownership of common stock (or common stock equivalents) were established as a multiple of each executive officer’s annual base salary as outlined below:
Executive	Ownership Requirement
Chief Executive Officer	● ● ● ● ● ●	6.0 times annual base salary
Chief Operating Officer	● ● ● ●	4.0 times annual base salary
Chief Financial Officer	● ● ●	3.0 times annual base salary
Executive Vice Presidents	● ● ●	3.0 times annual base salary
Presidents	● ●	2.0 times annual base salary
Senior Vice Presidents	● ●	2.0 times annual base salary
Vice Presidents	●	1.0 times annual base salary
The calculation for determining compliance with these guidelines includes the full value of common stock held in the Sonoco Retirement and Savings Plan, stock equivalents earned through nonqualified deferred compensation plans, vested RSUs, any other beneficially owned shares of common stock and fifty percent (50%) of the value of unvested time-vesting RSUs and unvested stock equivalents through nonqualified deferred compensation plans.
Until the executive attains the target ownership level, the executive is required to hold in shares at least one-half of the realized gains (less taxes) from the vesting or exercise of equity awards.
ANTI-HEDGING POLICY
The Board of Directors has adopted an anti-hedging policy for Company stock. Sonoco considers it inappropriate for any director, officer (including all NEOs), or other employee to enter into speculative transactions in Sonoco stock. Such activities may put personal interests and objectives in conflict with the best interests of the Company and its stockholders. Therefore, our policy prohibits the purchase or sale by any director, officer or employee of puts, calls, options, warrants, or other derivative securities based on the Company’s stock. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. All Directors and NEOs were in compliance with the policy as of December 31, 2022.
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ANTI-PLEDGING POLICY
The Board of Directors has adopted an anti-pledging policy with respect to Company stock owned by Directors and executive officers. The policy provides that Directors and executive officers who are subject to target Sonoco common stock ownership guidelines may not pledge any of the shares they are required to own under such guidelines to secure any indebtedness.
As discussed above under “— Executive Officer Stock Ownership Guidelines” and under “Security Ownership of Management—Director Stock Ownership Guidelines,” the Board of Directors has established target stock ownership guidelines for Directors and executive officers because it believes that the interests of Directors and executive officers should be closely aligned with those of shareholders by sharing with other shareholders the risks and rewards of stock ownership. The Board of Directors recognizes that pledging of shares may be perceived as contrary to this goal because of the perception that doing so may allow a pledging shareholder to reduce the risks of stock ownership. Accordingly, the Board of Directors determined that it would be appropriate to adopt a policy prohibiting Directors and executive officers from pledging the shares of their Company stock they are required to own under the ownership guidelines.
In adopting the policy, however, the Board of Directors recognized that a complete prohibition on pledging Company stock could result in financial hardship for Directors and executive officers subject to the policy. The Board of Directors observed that, if Directors and executive officers were not permitted to pledge any of the shares owned by them, their only alternative to obtain liquidity from shares owned in excess of the target number would be to sell the shares, and thereby reduce the alignment between their interests and those of other shareholders. Therefore, the Board of Directors determined that it would be appropriate to restrict directors and executive officers from pledging only the portion of their Company stock that is subject to target ownership guidelines in order to afford them greater access to liquidity to meet personal obligations, and to encourage continued ownership of Company shares.
All Directors and NEOs were in compliance with this policy as of December 31, 2022.
INCENTIVE COMPENSATION CLAWBACK POLICY
The Board of Directors adopted a “clawback” policy in 2014 covering payments of incentive-based compensation to current and former executive officers. The policy provides that, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to our current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Committee determines that any such incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Committee will review the facts and circumstances and, to the extent permitted by applicable law, may seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results.
The Committee has sole discretion to determine whether, and the extent to which, to require any such repayment and to determine the form and timing of the repayment, which may include repayment by the executive officer or an adjustment to the payout of a future incentive. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities.
For purposes of this policy, “executive officers” include all persons designated by the Board of Directors as Section 16 reporting officers.
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EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2022, and in this Proxy Statement.
THE COMPENSATION COMMITTEE

Richard G. Kyle (Chair)	Dr. Pamela L. Davies	Robert R. Hill, Jr.	Thomas E. Whiddon
COMPENSATION RISK REVIEW
With the assistance of the Committee’s independent compensation consultant, the Committee reviews our compensation policies and practices applicable to our employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. The key features of the executive compensation program that support this conclusion are the following:
•
Appropriate pay philosophy, peer group and market positioning

•
Effective balance between cash and equity compensation, and short- and long-term performance focus

•
Performance objectives with an appropriate level of difficulty that reflects the Board-approved annual budget and long-term strategic planning objectives

•
Multiple performance metrics in the annual and longer-term incentive programs that are intended to create a balanced focus on growth, profitability and asset efficiency, as well as absolute stock price appreciation;

•
The Committee’s ability to use its discretion to reduce earned incentive compensation based on a subjective evaluation of the quality of earnings, individual performance and other factors

•
Meaningful risk mitigators such as substantial stock ownership guidelines and anti-hedging, anti-pledging and clawback policies, Committee oversight, and use of an independent external consultant; and

•
Incentive plans do not reward individuals for behaviors that can place the Company at risk (for example, incentives based on financial hedging transactions or incentives based on customer transactions that have significant financial risk).

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COMPENSATION TABLES
Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
R. Howard Coker President and Chief Executive Officer	2022	$1,098,385	0	$6,205,527	$1,977,093	0	$513,043	$9,794,049
	2021	906,234	0	4,038,338	1,311,489	0	362,393	6,618,454
	2020	736,038	0	4,020,436	794,921	$1,018,274	246,254	6,815,923
Robert R. Dillard* Chief Financial Officer	2022	535,539	0	1,019,828	635,446	0	175,267	2,366,080
	2021
	2020
Rodger D. Fuller Chief Operating Officer	2022	720,980	0	1,885,304	939,681	0	281,088	3,827,053
	2021	695,994	0	1,679,203	713,456	0	258,261	3,346,914
	2020	660,434	0	1,520,332	505,232	1,186,171	182,978	4,055,147
John M. Florence, Jr. General Counsel, Secretary, & Vice President/General Manager—Tubes and Cores—US and Canada	2022	536,864	0	1,023,237	563,707	0	176,167	2,299,975
	2021	503,458	0	866,371	425,015	0	144,330	1,939,173
	2020	399,990	0	628,353	251,994	0	101,102	1,381,438
James A. Harrell, III** President, Global Industrial Paper Packaging Division	2022	567,579	0	773,304	595,958	0	185,545	2,122,386
	2021	504,331	0	469,009	425,752	0	148,617	1,547,709
	2020	465,290	0	391,020	293,133	841,583	125,265	2,116,291
Julie C. Albrecht(5) Former Chief Financial Officer	2022	337,086	0	1,582,806	539,338	0	555,236	3,014,465
	2021	665,992	0	1,552,165	642,543	0	210,420	3,071,120
	2020	633,448	0	1,316,032	451,989	0	167,784	2,569,253

*
Mr. Dillard was not an NEO in 2020 or 2021 and became Chief Financial Officer, effective July 1, 2022.

**
Mr. Harrell was not an NEO in 2021, and became President, Global Industrial Paper Packaging Division, effective April 1, 2022.

(1)
Awards were made in the form of RSUs and PCSUs. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with FASB ASC Topic 718. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded. The number of RSUs awarded may be found in the “2022 Grants of Plan Based Awards Table”. The value of each individual PCSU award is determined by the grant date fair value multiplied by the target number of PCSUs, which is based on the probable outcome of the performance conditions determined as of the grant date. Assumptions made in valuation of these awards are set forth in Note 12 to our financial statements for the year ended December 31, 2022, which are included in our 2022 Annual Report on Form 10-K, filed with the SEC on February 28, 2023. Assuming the maximum level of performance was achieved at the end of the 2022-2024 three-year performance cycle, valued at the 2022 grant date fair value, the maximum award value for the 2022-2024 PCSU performance period would be $7,380,051 for Mr.  Coker, $600,011 for Mr. Dillard, $2,220,019 for Mr. Fuller, $1,200,022 for Mr. Florence, and $900,016 for Mr. Harrell. Ms. Albrecht’s 2022 PCSUs grant and a portion of her 2022 RSU grant was cancelled upon her separation from the Company. For a description of the treatment of Ms. Albrecht’s equity awards, including awards granted prior to 2022, in connection with her separation from the Company, see “CFO Transition”. The equity awards granted in 2022 do not accumulate dividend equivalents unless vested, and are not subject to accelerated vesting, except as described in the footnotes to the table “Potential Benefits Payable Upon Certain Separation Events”.

The DCSERP as described under “Nonqualified Deferred Compensation Plans” applies to the CEO and all NEOs. 75% of the contribution each year is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. These amounts are reflected in column (i) and described under footnote (5). 25% of the contribution is in the form of deferred restricted stock units. The deferred restricted stock units based on salary and incentive compensation for Messrs. Coker, Dillard, Fuller, Florence, and Harrell and Ms. Albrecht earned in 2021 and granted in 2022 had a grant date fair value of $55,443, $19,769, $35,236, $23,212, $23,252, and $32,713 respectively, and are reflected in column
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(e). The deferred restricted stock units based on salary and incentive compensation earned in 2022 and granted in 2023 are expected to have a grant date fair value of $76,887, $29,275, $41,517, $27,514, $29,088, and $18,540 for Messrs. Coker, Dillard, Fuller, Florence, and Harrell and Ms. Albrecht, respectively, and will be reflected in the Summary Compensation Table for 2023.
(2)
The 2022 amounts are payouts of awards pursuant to our performance-based annual cash incentive as discussed in the “Compensation Discussion and Analysis.” The amounts shown were paid to the NEOs in March of the year following the year in which they were earned. Per Ms. Albrecht’s separation agreement, her 2022 Annual Cash Incentive award was paid at full year target and not actual performance. The details of the agreement are described under “CFO Transition—Former CFO”.

(3)
Pension pay and benefit service were frozen on December 31, 2018, and terminated in 2021. Therefore, no pension benefits accrued in 2022 for any NEOs.

(4)
All other compensation for 2022 consisted of the following components for each NEO:

	(a)	(b)	(c)	(d)	(e)	(f)
Name	Perquisites ($)	Executive Life Insurance ($)	Company Contributions and Accruals to Defined Contribution Plans ($)	Company Contributions to the Defined Contribution SERP ($)	Post Employment Payments ($)	All other Compensation Total ($)
R. Howard Coker	$37,885	$9,390	$235,107	$230,661		$513,043
Robert R. Dillard	0	3,571	83,872	87,824		175,267
Rodger D. Fuller	10,422	8,552	137,564	124,550		281,088
John M. Florence, Jr.	0	3,316	90,308	82,543		176,167
James A. Harrell. III	0	4,827	93,453	87,265		185,545
Julie C. Albrecht	0	6,258	97,269	55,619	$396,089	555,236

(a)
The perquisites represent the computed aggregate incremental cost to the Company for the personal use of the corporate aircraft. The aggregate incremental cost to us for corporate aircraft usage was $2,010.60 per hour in 2022, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under maintenance service plan, and landing and crew expenses. The Company does not provide a tax gross-up for the imputed income relating to the personal use of the Company plane.

(b)
Comprised of premiums we paid for executive life insurance benefits. We do not provide tax gross ups on these company paid premiums.

(c)
Comprised of Company contributions to the tax-qualified Sonoco Retirement and Savings Plan, and the related non-qualified defined contribution restoration benefit (“DC Restoration benefit”), which is intended to keep employees whole with respect to our contributions that were limited by applicable tax laws. Company contributions include a Company match and an annual retirement contribution. Refer to table on page 62 for information on NEO participation in defined contribution plans.

(d)
The DCSERP as described under “Nonqualified Deferred Compensation Plans—DCSERP” applies to all NEOs. 75% percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the amounts shown in column (d) to this footnote 5.25% of the contribution was issued in Sonoco deferred restricted stock units and is further described under footnote 1 and, with respect to deferred restricted stock granted in 2022, are disclosed in column (e) of the Summary Compensation Table.

(e)
Comprised of post-employment payments in connection with Ms. Albrecht’s separation made during 2022, that she would not have otherwise been entitled to upon separation as outlined in “CFO Transition—Former CFO”. This includes salary continuation totaling $337,086, unused vacation pay pursuant to the Company’s vacation pay policy totaling $51,859, Company paid premiums for post-employment medical and dental insurance coverage totaling $4,015 and Company paid premiums for post-employment life insurance totaling $3,129. For information on the post-employment payments Ms.  Albrecht is entitled to receive, see “CFO Transition—Former CFO”.

(5)
Ms. Albrecht separated from the Company effective June  30, 2022.

Sonoco 2023 Proxy Statement • 53

EXECUTIVE COMPENSATION
2022 Grants of Plan-based Awards
(a)	(b1)	(b2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
			Estimated Possible Payouts Under Non-Equity Incentive Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(6) (#)
Name	Grant Date	Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Howard Coker
Annual Cash Incentive	NA	02-09-2022	$527,225	$1,318,062	$2,636,124
PCSUs	02-09-2022	02-09-2022				35,522	71,044	142,088		$3,690,025
RSUs(3)	02-09-2022	02-09-2022							45,836	2,460,018
RSUs—DC SERP(4)	02-09-2022	02-09-2022							970	55,484
Robert R. Dillard
Annual Cash Incentive	NA	02-09-2022	169,452	423,631	847,261
PCSUs	02-09-2022	02-09-2022				2,888	5,776	11,552		300,005
RSUs(3)	02-09-2022	02-09-2022							3,727	200,028
RSUs—DC SERP(4)	02-09-2022	02-09-2022							346	19,791
RSUs(5)	06-15-2022	06-13-2022							10,941	500,004
Rodger D. Fuller
Annual Cash Incentive	NA	02-09-2022	250,582	626,454	1,252,908
PCSUs	02-09-2022	02-09-2022				10,686	21,371	42,742		1,110,010
RSUs(3)	02-09-2022	02-09-2022							13,788	740,002
RSUs—DC SERP(4)	02-09-2022	02-09-2022							617	35,292
John M. Florence, Jr.
Annual Cash Incentive	NA	02-09-2022	150,322	375,805	751,610
PCSUs	02-09-2022	02-09-2022				5,776	11,552	23,104		600,011
RSUs(3)	02-09-2022	02-09-2022							7,453	400,003
RSUs—DC SERP(4)	02-09-2022	02-09-2022							406	23,223
James A. Harrell, III
Annual Cash Incentive	NA	02-09-2022	158,922	397,305	794,611
PCSUs	02-09-2022	02-09-2022				4,332	8,664	17,328		450,008
RSUs(3)	02-09-2022	02-09-2022							5,590	300,015
RSUs—DC SERP(4)	02-09-2022	02-09-2022							407	23,280
Julie C. Albrecht
Annual Cash Incentive	NA	02-09-2022	215,735	539,338	1,078,676
PCSUs	02-09-2022	02-09-2022				8,953	17,906	35,812		930,038
RSUs(3)	02-09-2022	02-09-2022							11,553	620,050
RSUs—DC SERP(4)	02-09-2022	02-09-2022							572	32,718

(1)
The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the performance-based annual cash incentive awarded in 2022 under the 2019 Plan, as discussed of the “Compensation Discussion and Analysis” and the actual performance payout is reflected in column (g) of the Summary Compensation Table.

(2)
The amounts in columns (f), (g) and (h) represent the threshold, target and maximum awards established for PCSUs awarded in 2022 under the 2019 Plan which may be earned over a three-year performance period through December 31, 2024. Information about determining the number of shares underlying the PCSUs, the performance-based conditions and vesting of these awards is provided in the “Compensation Discussion and Analysis” section.

(3)
These amounts represent the 2022 RSU awards, under the 2019 Plan, that vest in equal installments on the first, second and third anniversaries of the grant date. A portion of Ms. Albrecht’s RSUs were cancelled upon her separation from the Company. For a description of the treatment of Ms. Albrecht’s equity awards in connection with her separation from the Company, see “CFO Transition”.

(4)
As described in footnote 1 of the “Summary Compensation Table”, these amounts represent the portion of the DCSERP benefit granted in the form of deferred restricted stock units, which are fully vested at grant and are settled following a qualifying retirement in accordance with applicable plan provisions.

54 • Sonoco 2023 Proxy Statement

EXECUTIVE COMPENSATION
(5)
This amount represents the one-time Special RSU award granted to Mr. Dillard on June 15, 2022 with a grant date fair value of $500,000, which will vest in full on the fifth anniversary of the date of grant, subject to Mr. Dillard’s continuous employment through such vesting date. This grant is not eligible to accumulate dividend equivalents and is not subject to deferred settlement following vesting.

(6)
The grant date values are computed in accordance with FASB ASC Topic 718. PCSUs are valued by multiplying the grant date fair value of the awards by the target number of shares based on the probable outcome of the performance conditions determined as of the grant date. Assumptions made in valuation of these awards are set forth in Note 12 to our financial statements for the year ended December 31, 2022, which are included in our 2022 Annual Report on Form 10-K, filed with the SEC on February 28, 2023. Assuming the maximum level of performance was achieved at the end of the 2022-2024 three-year performance cycle, valued at the 2022 grant date fair value, the maximum award value for the 2022-2024 PCSU performance period would be $7,380,051 for Mr. Coker, $600,011 for Mr. Dillard, $2,220,019 for Mr. Fuller, $1,200,022 for Mr. Florence, and $900,016 for Mr. Harrell. Ms. Albrecht’s PCSU grant for 2022 was cancelled upon her separation from the Company. For a description of the treatment of Ms. Albrecht’s equity awards in connection with her separation from the Company, see “CFO Transition”. RSUs are valued by multiplying the grant date fair value of the awards by the total number of RSUs awarded.

Sonoco 2023 Proxy Statement • 55

EXECUTIVE COMPENSATION
Outstanding Equity Awards at 2022 Fiscal Year-End
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Grant Date	Option or SSAR Awards					Stock Awards
		Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2) ($)
R. Howard Coker
02-09-2022									142,088	$8,626,162
02-09-2022							45,836	$2,782,704
02-10-2021									85,792	5,208,432
02-10-2021							18,567	1,127,203
02-12-2020							4,189	254,314
02-12-2020(4)							38,615	2,344,323
02-13-2019		30,121			$60.77	02-13-2029
02-14-2018		28,054			50.83	02-14-2028
02-08-2017		22,110			54.46	02-08-2027
02-11-2015		17,656			46.16	02-11-2025
Robert R. Dillard
06-15-2022(5)							10,941	664,228
02-09-2022									11,552	701,322
02-09-2022							3,727	226,266
02-10-2021									6,972	423,270
02-10-2021							1,509	91,611
11-01-2020(6)							3,284	199,378
02-12-2020							419	25,437
10-13-2019(6)							1,869	113,485
02-13-2019		3,013			60.77	02-13-2029
Rodger D. Fuller
02-09-2022									42,742	2,594,867
02-09-2022							13,788	837,069
02-10-2021									35,390	2,148,527
02-10-2021							7,659	464,978
02-12-2020							3,142	190,751
02-13-2019		30,121			60.77	02-13-2029
02-14-2018		28,054			50.83	02-14-2028
02-08-2017		22,110			54.46	02-08-2027
John M. Florence, Jr.
02-09-2022									23,104	1,402,644
02-09-2022							7,453	452,472
02-10-2021									18,232	1,106,865
02-10-2021							3,946	239,562
02-12-2020							1,288	78,194
02-13-2019		12,049			60.77	02-13-2029
02-08-2017		6,859			54.46	02-08-2027
James A. Harrell, III
02-09-2022									17,328	1,051,983
02-09-2022							5,590	339,369
02-10-2021									9,652	585,973
02-10-2021							2,090	126,884
02-12-2020(6)							786	47,718
02-13-2019		7,531			60.77	02-13-2029
02-08-2017		7,885			54.46	02-08-2027
02-10-2016		112			40.41	02-10-2026
Julie C. Albrecht
02-09-2022							3,812	231,427
02-10-2021							3,486	211,635
02-12-2020							2,723	165,313
56 • Sonoco 2023 Proxy Statement

EXECUTIVE COMPENSATION
(1)
Represents SSARs and RSUs

SSARs become exercisable in accordance with the vesting schedule below:
SSARs Vesting Grant Date	Vesting
02-11-2015	1/3 per year in years 1, 2, and 3
02-08-2017	1/3 per year in years 1, 2, and 3
02-14-2018	1/3 per year in years 1, 2, and 3
02-13-2019	1/3 per year in years 1, 2, and 3
RSUs vest in accordance with the schedule below (except as otherwise noted in footnotes 4 through 6):
RSUs Vesting Grant Date	Vesting
02-09-2022	1/3 per year in years 1, 2, and 3
02-10-2021	1/3 per year in years 1, 2, and 3
02-12-2020	1/3 per year in years 1, 2, and 3

(2)
Values of RSUs shown in column (h) and PCSUs shown in column (j) are based on the December 30, 2022, closing price of $60.71, which was the last trading day of the calendar year.

(3)
PCSUs granted February 9, 2022, are represented as the number of maximum PCSUs that will vest on December 31, 2024, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of target PCSUs (with 200% representing the maximum level) and must meet threshold performance to achieve any payout.

PCSUs granted February 10, 2021 are represented as the number of maximum PCSUs that will vest on December 31, 2023, if performance criteria are met. The actual number of PCSUs that vest can vary from 0% to 200% of target PCSUs (with 200% representing the maximum level) and must meet threshold performance to achieve any payout.
(4)
Represents RSUs awarded to Mr. Coker upon his appointment as Chief Executive Officer in February 2020. The RSUs will vest at the end of the five-year time-based restriction if Mr. Coker is still employed by the Company. Settlement of RSUs following vesting is deferred by the Company until six months following separation of service. RSUs are credited with dividend equivalents during the during the vesting period and any time prior to settlement, however such amounts are not paid out until receipt of the shares. In the event of termination without cause or resignation for good reason this award will continue to vest for an additional 12 months after separation. If Mr. Coker leaves the Company voluntarily, retires or is terminated for cause, the unvested shares will be forfeited. The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis, and a lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control. The RSUs do not have voting rights until the underlying shares are issued.

(5)
Represents RSUs awarded to Mr. Dillard in connection with his appointment as Chief Financial Officer, which was effective in July 2022. The RSUs will vest at the end of the five-year time-based restriction if Mr. Dillard is still employed by the Company. Settlement of RSUs following vesting is not subject to deferral by the Company. The RSUs are not eligible to accrue dividend equivalents during the vesting period. In the event of termination without cause or resignation for good reason this award will continue to vest for an additional 12 months after separation. If Mr.  Dillard leaves the Company voluntarily, retires or is terminated for cause, the unvested shares will be forfeited The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis, and a lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued within 30 days following the change in control.

(6)
Represents RSUs awarded to Mr. Dillard upon his promotion to Vice President of Corporate Development on October 13, 2019, and his appointment as an executive officer in November 2020. The RSUs will vest on the third, fourth and fifth anniversaries of the grant date provided Mr. Dillard remains employed by the Company. Settlement of RSUs following vesting is deferred by the Company until six months following separation of service. The RSUs are credited with dividend equivalents during the vesting period and any time prior to settlement, however, such amounts are not paid out until receipt of the shares. In the event of termination without cause or resignation for good reason this award will continue to vest for an additional 12 months after separation. If Mr. Dillard leaves the Company voluntarily, retires or is terminated for cause, the unvested shares will be forfeited. The individual grant agreement provides for vesting on a pro rata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a pro rata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control. The RSUs do not have voting rights until the underlying shares are issued.

Sonoco 2023 Proxy Statement • 57

EXECUTIVE COMPENSATION
2022 Option Exercises and Stock Vested
The following table provides information about SSARs exercised by our NEOs in 2022 and about RSUs and PCSUs that vested in 2022.
(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(9) ($)
R. Howard Coker
			1,477(2)	$82,801
			4,065(3)	227,884
			9,144 (4)	509,595
			51,540 (5)	3,128,993
Total			66,226	$3,949,273
Robert R. Dillard
			148 (2)	$8,297
			407 (3)	22,816
			743(4)	41,407
			5,154 (5)	312,899
			938(6)	56,927
Total			7,390	$442,347
Rodger D. Fuller
			1,477 (2)	$82,801
			3,049 (3)	170,927
			3,772 (4)	210,214
			38,654 (5)	2,346,684
Total			46,952	$2,810,625
John M. Florence, Jr.
			591 (2)	$33,131
			1,250 (3)	70,075
			1,943 (4)	108,283
			15,850 (5)	962,254
Total			19,634	$1,173,743
James A. Harrell, III			370(2)	$20,742
			762 (3)	42,718
			1,028 (4)	57,290
			9,664 (5)	586,701
Total			11,824	$707,452
Julie C. Albrecht
	15,268	$168,711
	24,097	26,748
			1,181 (2)	$66,207
			2,642 (3)	148,111
			3,486 (4)	194,275
			33,500 (5)	2,033,785
			860 (7)	48,667
			1,059 (8)	62,439
Total	39,365	$195,459	42,728	$2,553,483

(1)
The difference between the market price of the common stock at exercise and the exercise price of the SSARs.

(2)
Vesting of the third year of the 2019 RSU award on February 13, 2022. As the vesting date was a non-trading day, the last preceding trading day’s closing stock price is used, which was $56.06 on February 11, 2022.

(3)
Vesting of the second year of the 2020 RSU award on February 12, 2022. As the vesting date was a non-trading day, the last preceding trading day’s closing stock price is used, which was $56.06 on February 11, 2022.

(4)
Vesting of the first year of the 2021 RSU award on February 10, 2022, with a Closing Stock Price of $55.73.

(5)
PCSUs that vested for the 2020-2022 long-term incentive performance period that ended on December 31, 2022. Performance criteria for the 2020-2022 performance cycle vested at 200.0% of target PCSUs.

(6)
Represents the first vesting tranche of RSUs and related dividend equivalents that were awarded to Mr. Dillard upon his promotion to Vice President of Corporate Development on October 13, 2019. Settlement of the RSUs following vesting is deferred by the Company until six months following separation from service. The RSUs vest in three equal increments on the third, fourth, and fifth anniversary of the grant. Unvested special grant RSUs are cancelled upon

58 • Sonoco 2023 Proxy Statement

EXECUTIVE COMPENSATION
termination of employment, except for certain continued vesting in the case of death, disability, or involuntary (or good reason) termination in the event of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, in which case, unvested RSUs will vest on a pro rata basis.
(7)
Represents the first vesting tranche of RSUs and related dividend equivalents that were awarded to Ms. Albrecht upon her promotion to Chief Financial Officer in March 2019. Settlement of the RSUs following vesting was deferred by the Company until six months following Ms. Albrecht’s separation from service in June 2022. The RSUs were scheduled to vest in three equal increments on the third, fourth, and fifth anniversary of the grant.

(8)
Represents the third vesting tranche of RSUs and related dividend equivalents that were awarded to Ms.  Albrecht upon her hire date in March 2017. Settlement of the RSUs following vesting was deferred by the Company until six months following Ms. Albrecht’s separation from service in June  2022. The RSUs were scheduled to vest in three equal increments on the third, fourth, and fifth anniversary of the grant.

(9)
Based on the closing stock price on the date of vesting, or if such date was not a trading day, the immediately preceding trading date.

Retirement Benefits
2022 Defined Retirement Benefits
(a)	(b)	(c)	(d)	(e)
Name	Plan Name(1)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit(4) ($)	Payments During Last Fiscal Year ($)
R. Howard Coker	DB Restoration	32.50	$2,939,840	0
	Total		2,939,840	0
Robert R. Dillard(2)
Rodger D. Fuller	DB Restoration	32.50	3,244,525	0
	DBSERP	33.58	760,637	0
	Total		4,005,162	0
John M. Florence, Jr.(2)
James A. Harrell, III	DB Restoration	32.50	2,299,344	0
	Total		2,299,344	0
Julie C. Albrecht(2)

(1)
All of these plans have been amended so that no additional benefits accrue after December 31, 2018. Future accruals towards retirement transitioned to defined contribution plans effective January 1, 2019 as described under “Sonoco Pension Plan” and “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan”.

(2)
Messrs. Dillard and Florence, and Ms. Albrecht do not participate in the DB Restoration benefit because they were hired after participation in these plans was frozen. Instead, they participate in the broad-based defined contribution plan, Sonoco Retirement and Savings Plan, for employees hired on or after January 1, 2004. In addition, they participate in the DC Restoration and the DCSERP. These plans are described under “Nonqualified Deferred Compensation Plans”.

(3)
Years of credited service under the DB Restoration began on January 1 or July 1 coincident with or following one year of service. Years of credited service under the DBSERP began on the date of hire. We do not provide extra years of credited service under the plans.

(4)
The DBSERP and DB Restoration are calculated using the present values shown in the table using: (i) the same effective discount rates we use for applicable financial reporting purposes and (ii) each plan’s earliest unreduced retirement age (age 65 for the DB Restoration and DBSERP benefits as discussed below). Calculations are based on the effective discount rates of 4.97% for the DB Restoration and DBSERP and the Pre-2012 White Collar version of the healthy annuitant mortality table projected with Scale MP-2020 on a generational basis (post-retirement only) as of December 31, 2022. The interest assumption for the DBSERP three-year installments is based on the November 2022 IRS three-segment yield curve as of December 31, 2022.

Sonoco Pension Plan
The Sonoco Pension Plan (“Pension Plan”) was a tax-qualified defined benefit retirement plan and covered the majority of employees in the United States and certain U.S. expatriate employees hired prior to 2004. Effective December 31, 2003, the Company froze participation for U.S. employees in the pay-based formula. The Pension Plan was further amended in 2009 to freeze benefit accruals for all participants effective December 31, 2018. Future benefit accruals transitioned to the Sonoco Retirement and Savings Plan, effective January 1, 2019.
In July 2019, the Company’s Board of Directors approved a resolution to terminate the Pension Plan for inactive participants, effective September 30, 2019. Following completion of a limited lump sum offering in May 2021, the Company settled all remaining liabilities under the Pension Plan in June 2021 through the purchase of annuities. Messrs. Coker, Fuller, and Harrell were the only NEOs who participated in the Pension Plan.
Sonoco 2023 Proxy Statement • 59

EXECUTIVE COMPENSATION
Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan
The Omnibus Benefit Restoration Plan, which is a non-qualified deferred compensation plan, provides a defined benefit restoration benefit and a defined benefit supplemental executive retirement benefit.
DB Restoration
The defined benefit restoration benefit (“DB Restoration”) is provided to Sonoco employees hired before 2004 (including Messrs. Coker, Fuller, and Harrell) to compensate for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC. Messrs. Coker, Fuller, and Harrell are vested in the DB Restoration benefit. The DB Restoration provides participants with a life annuity annual benefit at normal retirement equal to the sum of;
A
$42 multiplied by years of benefit service (up to 30);

B
plus 1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); reduced by

C
1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D
0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC through December 31, 2018.
Benefit service began at the date of commencement of participation, which was the January 1 or July 1 coincident with or following one year of service.
Participants became fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits at age 55 with subsidized early retirement reductions of 3.6% per year from age 65.
If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a pre-retirement survivor annuity. The preretirement survivor annuity is equal to 50% of the accrued benefit in the DB Restoration, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.
The DB Restoration offers several optional forms of payment including joint and survivor annuities, period-certain annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.
DB SERP
The DB Restoration benefit was amended in 2009 to freeze benefit accruals effective December 31, 2018. Future benefit accruals transitioned to the Defined Benefit Supplemental Executive Retirement Plan (“DBSERP”). The DBSERP was provided only to designated officers elected before January 1, 2008. However, the DBSERP was frozen to new accruals effective December 31, 2018, similar to the actions taken by the Company to freeze the Pension Plan and DB Restoration benefit. As the only current NEO who participated in the DBSERP, Mr. Fuller’s accrual under the DBSERP is frozen and he began participating in the DCSERP (defined below) effective January 1, 2019. The DCSERP is discussed under “—Nonqualified Deferred Compensation Plans—DCSERP”. With 15 years of service and retirement at age 65, the DBSERP provides an annual payment equal to 60% replacement of final average earnings offset by the Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. Officers elected before January 1, 2006, became fully vested in their DBSERP benefit upon the completion of five years vesting service in the DBSERP. Officers elected after January 1, 2006, became fully vested in their DBSERP benefit upon completion of five years vesting service in the DBSERP and attainment of age 55.
The “Summary Compensation Table” and the “Pension Benefits Table” report the change in pension value for the relevant year and the present value of each participating NEO’s accumulated benefit. The increase in pension value is not a current cash payment. The change in pension value from year to year as reported in these tables varied based on changes in underlying mortality and interest rate assumptions only, as no additional pension
60 • Sonoco 2023 Proxy Statement

EXECUTIVE COMPENSATION
benefits accrued after December 31, 2018, and may not represent the value an NEO will actually accrue or receive under the DB Restoration and DBSERP.
The annual DBSERP benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. Benefit service under the DBSERP began at the date of hire. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the DB Restoration benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62).
Final average cash earnings for the DBSERP benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement up through 2018. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.
The DBSERP benefit is calculated as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.
Mr. Fuller is vested and eligible to retire under the DBSERP, and has elected to receive the actuarially equivalent value of the DBSERP benefit in three equal installments after retirement in lieu of the monthly 75% joint and survivor annuity or the 10-year certain and life annuity. In the event of termination of employment on December 31, 2022, for reasons other than death, Mr. Fuller would have received the DBSERP benefit in three equal installment payments of $565,872 In the event of his death, his spouse would receive three equal installment payments of $664,880.
In the event of disability, the disability benefit payable is equal to the early retirement DBSERP benefit, the combined family Social Security benefits, the DB Restoration benefit and Pension Plan benefit. If the early retirement DBSERP benefit (prior to the conversion to the actuarially equivalent value of the DBSERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of current base salary, the difference will be payable from the Long-Term Disability Plan. When the benefit from the Long-Term Disability Plan ends, any unpaid DBSERP installments, and DB Restoration and the Pension Plan benefits would continue.
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EXECUTIVE COMPENSATION
2022 Nonqualified Deferred Compensation
(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in 2022(1)(2) ($)	Registrant Contributions in 2022(2) ($)	Aggregate Earnings in 2022(2)(3) ($)	Aggregate Withdrawals/ Distributions in 2022 ($)	Aggregate Balance at End of 2022(2)(4) ($)
R. Howard Coker
DC Restoration	0	$216,807	$(104,395)	0	$666,157
NQDC—Deferred PCSUs/RSUs	0	0	249,861	0	3,254,815
DCSERP (Deferred Cash)	0	230,661	16,602	0	1,249,079
DCSERP (Deferred Stock)	0	55,443	90,474	0	473,295
Robert R. Dillard
DC Restoration	0	65,572	(10,293)	0	116,759
NQDC—Deferred PCSUs/RSUs	0	0	26,643	0	369,809
DCSERP (Deferred Cash)	0	87,824	1,126	0	156,951
DCSERP (Deferred Stock)	0	19,769	21,900	0	24,679
Rodger D. Fuller
DC Restoration	0	119,264	(78,327)	0	781,980
NQDC—Deferred PCSUs/RSUs	0	0	0	0	0
DCSERP (Deferred Cash)	0	124,550	4,122	0	377,221
DCSERP (Deferred Stock)	0	35,236	41,282	0	89,875
John M. Florence, Jr.
DC Restoration	0	72,008	(32,771)	0	202,710
NQDC—Deferred PCSUs/RSUs	$108,283	0	31,878	0	415,220
DCSERP (Deferred Cash)	0	82,543	3,930	0	323,709
DCSERP (Deferred Stock)	0	23,212	30,369	0	89,596
James A. Harrell, III
DC Restoration	0	75,153	(62,763)	0	369,518
Deferred PCSUs/RSUs	0	0	63,827	0	831,472
DCSERP (Deferred Cash)	0	87,265	10,986	0	761,265
DCSERP (Deferred Stock)	0	23,252	47,334	0	319,747
Julie C. Albrecht
DC Restoration	0	78,969	(43,250)	0	267,220
Deferred PCSUs/RSUs	0	0	(93,087)	0	247,521
DCSERP (Deferred Cash)	0	55,619	3,732	0	279,748
DCSERP (Deferred Stock)	0	32,713	36,539	0	80,234

(1)
Includes aggregate amount of deferred cash and equity compensation contributed by the NEOs in 2022. The value of the equity deferral is based on the number of deferred RSUs multiplied by the closing price of Sonoco stock on the date of deferral. Mr.  Florence elected to defer settlement of his 2021 RSU grant, the amount of which is equal to $108,283. These deferred restricted stock units are credited with dividend equivalents which are not paid out until receipt of settlement of the restricted stock units following vesting, which is generally deferred until six months following separation of service.

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(2)
The following table shows contributions, earnings and aggregate balance at the end of 2022 that are reported in the “Summary Compensation Table” or were reported in the Summary Compensation Table in previous years.

Name	Amounts in column (b) above reported in the 2022 Summary Compensation Table ($)	Amounts in column (c) above reported in the 2022 Summary Compensation Table ($)	Amounts in column (d) above reported in the 2022 Summary Compensation Table ($)	Amounts in column (f) above previously reported as compensation in the Summary Compensation Table for previous years ($)	Amounts in column (f) above payable in Company Stock rather than cash ($)
R. Howard Coker	0	$502,911	0	$6,647,290	$3,728,110
Robert R. Dillard	0	173,165	0	173,165	394,488
Rodger D. Fuller	0	279,049	0	650,257	89,875
John M. Florence, Jr.	$108,283	177,763	0	489,094	504,816
James A. Harrell, III	0	185,670	0	450,436	1,151,219
Julie C. Albrecht	0	167,301	0	504,607	327,755

(3)
Amounts reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation in stock equivalent accounts. Any deferred compensation in stock equivalent accounts is based on the closing price of $60.71 on December 30, 2022, which was the last trading day of the calendar year. Values also reflect any required Social Security taxes on shares that vested in 2022. Additional detail is provided later in this section under “Nonqualified Deferred Compensation Plans”.

(4)
For all of the NEOs, the portion of the vested amounts shown in column (f) above that relates to the DC Restoration benefit and the DCSERP is payable in three installments following the participant’s separation from service. The initial installment is paid six months following separation from service and the second and third installments are paid in January of the following years. The remaining amounts in column (f) are payable according to each NEO’s elected payment schedule, which can range from one to five annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2022.

Nonqualified Deferred Compensation Plans
Deferred Compensation Plan for Corporate Officers
Each participant in the 1991 Deferred Compensation Plan for Corporate Officers (“NQDC”) is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of cash compensation (salary and/or annual incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Intercontinental Exchange ten-year high quality bond index listed on the preceding December 15. For 2022, the interest rate was 3.159%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from the NQDC are made annually after separation from service. For amounts deferred prior to January 1, 2022, participants could select payment schedules for periods of one, three or five years. Beginning January 1, 2022, the payment schedule was changed to between two to ten years. Under IRC Section 409A, payments are subject to a minimum six-month delay after separation from service with the Company.
Executive officers who participate in the PCSU and RSU portions of the Company’s long-term incentive plan in the Long-Term Incentive section of the “Compensation Discussion and Analysis” may make an irrevocable election under the NQDC to defer settlement of any such awards that vest until after their separation from service with the Company and certain RSUs granted in connection with election as an executive officer or other promotion events require such deferred settlement unless otherwise approved by the Committee. Deferral elections must be for at least six months after separation from service with the Company. At the time of deferral, prior to January 2022, officers could elect a payment schedule of one, two or three annual installments. Beginning January 1, 2022, the payment schedule was changed to between two to ten years. PCSUs and RSUs accrue dividend equivalents only after vesting, except that certain RSUs granted in connection with election as an executive officer or other promotion events generally do accrue dividend equivalents during the vesting period and prior to settlement, which are paid only after the shares are issued.
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EXECUTIVE COMPENSATION
DC Restoration Benefit
In addition to an executive officer’s ability to elect deferral of salary, cash incentive, and equity awards under the NQDC, there is a nonqualified component of the Sonoco Retirement and Savings Plan, a tax-qualified defined contribution plan, that is considered deferred compensation (“DC Restoration benefit”). The purpose of the DC Restoration benefit is to compensate benefits lost to all participants in the Sonoco Retirement and Savings Plan because of pay and benefit limitations set by the IRC. Effective January 1, 2022, there are two types of Company contribution under the Sonoco Retirement and Savings Plan: 1) Company match and 2) an annual nonelective retirement contribution. All NEOs participate in the DC Restoration Benefit. Generally, the terms and conditions of the DC Restoration benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Sonoco Retirement and Savings Plan as described below:
•
Company Match—All NEOs are eligible to participate in the plan and receive a Company match contribution on compensation that would otherwise be limited by the IRC. All NEOs are fully vested in their Company match. Effective January 1, 2022, the company matching formula increased to 100% up to 6% of employee contributions.

•
The annual nonelective retirement contribution beginning January 1, 2022, is 4% of the employee’s cash earnings in excess of the Social Security wage base ($147,000 in 2022). The DC Restoration benefit allows for the restoration of the portion of the former Sonoco Retirement Contribution (i.e. “SRC”—paid through December 31, 2021) that was earned on eligible pay in excess of the annual Social Security wage base since the SRC was discontinued in favor of an enhanced matching contribution.

•
The Restoration matching benefit formula is applied to compensation that is limited by the IRC ($305,000 in 2022) under the qualified plan and the annual nonelective retirement contribution benefit as described above is applied to eligible earnings in excess of the annual Social Security wage base ($147,000 in 2022). 100% of these benefits are invested at the employee’s discretion in any of several available indexed funds. Participants are immediately vested in these benefits when contributed by the Company.

At separation from service or retirement, the participant may elect to receive benefits from the qualified Sonoco Retirement and Savings Plan under several different forms of payment as allowed by the IRC. The DC Restoration benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of each of the following years. The DC Restoration benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of each of the following years.
DCSERP
The DCSERP, also a form of deferred compensation, is available to all NEOs. With the freezing of the DBSERP effective December 31, 2018, all NEOs participated in the DCSERP in 2022. The annual DCSERP contribution is equal to 10% of the prior year’s salary and earned incentive. Seventy-five percent of the annual DCSERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. For 2022, the interest rate was 1.37%. The remaining twenty-five percent is issued in Sonoco deferred RSUs. The DCSERP benefit vests at age 55 with at least five years of service as an executive officer. Messrs. Coker, Harrell and Fuller are fully vested in the DCSERP. Messrs. Dillard and Florence were not vested in the DCSERP benefit as of December 31, 2022. The deferred RSUs do not have voting rights. The deferred RSUs are credited with dividend equivalents, which are not paid out until receipt of the shares.
The vested DCSERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of each of the following years. The vested DCSERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of each of the following years.
For information about nonqualified deferred compensation related to defined benefit retirement benefits refer to the section “Defined Benefit Restoration and Defined Benefit Supplemental Executive Retirement Plan” and the “2022 Pension Benefits” table, footnote(1).
Treatment of Nonqualified Deferred Compensation Upon Certain Terminations or Change in Control
The amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2022, are set forth in column (f) of the “2022 Nonqualified Deferred Compensation” table. The DCSERP amounts in this table are
64 • Sonoco 2023 Proxy Statement

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forfeited upon separation from service unless vested. As of December 31, 2022, Messrs. Coker, Harrell, and Fuller have met the vesting requirements of the DCSERP and those amounts would be paid in the event of a termination, including death, disability or retirement. Ms. Albrecht was vested in the DCSERP upon her separation from the Company on June 30, 2022, and her benefits will be settled in accordance with the plan provisions. Upon a change in control, there is no accelerated vesting of the DCSERP. The method for determining benefits payable and payment arrangements for nonqualified deferred compensation are described in the narrative following the “2022 Nonqualified Deferred Compensation” table.
Potential Benefits Payable Upon Certain Separation Events
Sonoco Change-in-Control Plan (the “CIC Plan”)
On February 9, 2022, the Board of Directors adopted the Sonoco Products Company Change-in-Control Plan (“CIC Plan”) to promote management continuity by providing selected employees with severance protection as an inducement to continue their employment in the event of a proposed change in control. The objective of the CIC Plan is to help assure that, in the event of a possible change in control, participants are available to assist in evaluating such proposal, to advise management and the Board as to whether such proposal would be in the best interests of the Company and its shareholders, and to take such other actions as management or the Board deems appropriate and in the best interests of the Company and its shareholders.
Participants in the CIC Plan include the CEO, each corporate officer (including Messrs. Dillard, Fuller, Florence and Harrell) and any other individual designated as a participant by the Committee.
Under the CIC Plan, a participant is eligible to receive a lump sum cash payment and certain additional benefits in the event that the participant’s employment is terminated by the Company without “cause” or by the participant for “good reason” (each as defined in the CIC Plan) within 24 months following a change in control. The lump sum cash payment will be equal to the sum of (i) the participant’s award under the Company’s Performance-Based Annual Cash Incentive Plan or any successor plan (the “Annual Cash Plan”) for the year in which the termination occurs, calculated at the greater of target or actual performance and prorated through the date of such termination, plus (ii) the following amounts:
•
For the CEO, an amount equal to the CEO’s base salary plus any award under the Annual Cash Plan for the year in which the termination date occurs, calculated at target, multiplied by 2.5;

•
For other corporate officers who report directly to the CEO (including Messrs. Dillard, Fuller, and Florence), an amount equal to such officer’s base salary plus any award under the Annual Cash Plan for the year in which the termination date occurs, calculated at target, multiplied by 2.0; and
•
For any other participant (including Mr. Harrell), an amount equal to such participant’s base salary plus any award under the Annual Cash Plan for the year in which the termination date occurs, calculated at target, multiplied by 1.5.
The lump sum cash payment will generally be paid to the participant, less applicable withholdings, on or before the 60th day after the termination date. Such payment will be reduced by the aggregate amount of any other similar payments or benefits available to the participant as a result of such participant’s termination of employment.
In addition to the lump sum cash payment, each participant is eligible to receive the following benefits:
•
COBRA continuation coverage for a period of up to 18 months following the termination date;

•
Continued vesting of outstanding equity awards issued to the participant after the effective date of the CIC Plan in accordance with the provisions of the applicable equity award agreements; and

•
Outplacement services in an amount not to exceed $25,000 to the extent such services are used by the participant within one year of his or her termination date.

Sonoco Executive Severance Plan (the “Severance Plan”)
On October 18, 2022, the Board of Directors adopted an Executive Officer Severance Plan (the “Severance Plan”) upon the recommendation of the Committee to further attract and retain key personnel by providing select employees of the Company with certain severance payments and benefits in the event of a qualifying termination of employment.
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EXECUTIVE COMPENSATION
Participants in the Severance Plan include the CEO, and each corporate officer (including Messrs. Dillard, Fuller, Florence and Harrell) and any other individual designated as a participant by the Committee.
Pursuant to the terms of the Severance Plan, in the event a participant incurs a termination of service by the Company without “cause” or resigns from employment for “good reason” (each as defined in the Severance Plan), the participant will be entitled to receive:
•
A cash amount equal to the participant’s base salary multiplied by 1.0 (or in the case of the Company’s CEO, multiplied by 2.0), payable as salary continuation over the one- or two-year period, as applicable, following the termination date;

•
Participant’s bonus under the Company’s Annual Cash Plan or any successor plan thereto for the year in which the termination occurs, based on actual performance and pro-rated to reflect any partial year of employment;

•
Continuation of life insurance coverage at the active employee rate for six months following the termination date, and continuation of all other benefits under the Company’s benefit plans at active employee rates for 12 months following the termination date, to the extent permitted under the applicable Company plans and the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA);

•
Outplacement services with value up to $25,000, to the extent utilized by the participant within one year of his or her termination date.

In addition, the participant’s time-based and certain performance-based equity awards that would have vested in the 12  months following his or her termination date, had the participant continued in service, will continue to vest and become exercisable and payable, as applicable, on the regularly scheduled vesting date or, in certain circumstances, on March 15 of the year following the year of termination, and subject to the achievement of applicable performance goals at the end of the three-year performance period.
The foregoing severance payments and benefits under the CIC Plan and the Severance Plan are subject to the participant’s timely execution and non-revocation of a general release of claims and continued compliance with certain restrictive covenants. In addition, these payments and benefits are subject to a “best net after-tax” provision in the event that the benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the U.S. Internal Revenue Code.
The Severance Plan does not modify the rights of any employee with respect to the Company’s CIC Plan. To the extent any amounts become payable to a participant under the CIC Plan, the CIC Plan and not the Severance Plan will govern the severance payments and benefits applicable to such participant.
CFO Transition
Former CFO
In connection with Ms. Albrecht’s termination, as Chief Financial Officer, effective June 30, 2022, which the Board determined to be a termination without cause, the Company entered into a separation agreement with Ms. Albrecht pursuant to which she became eligible to receive the compensation elements described below. To assist it in determining the amount and form of compensation to be paid to Ms. Albrecht, the Committee engaged the services of its independent compensation consultant, FW Cook, to perform market analysis and provide advice. Pursuant to the separation agreement, Ms. Albrecht will receive continued monthly salary for a period of 12 months following her separation date, and an amount that is equal to 100% of her target annual bonus under the Company’s Annual Cash Incentive Plan for the Company’s 2022 fiscal year, payable in a single cash lump sum no later than March 15, 2023. Ms. Albrecht also became entitled to accelerated vesting of her Employee DCSERP account, which will be settled in accordance with the plan provisions.
Additionally, (i) the portion of each of Ms. Albrecht’s RSUs granted in February 2021 and February 2022 that would have otherwise been eligible to vest on the next regularly scheduled vesting date following her separation date had Ms. Albrecht remained employed through each such date became vested as of each such regularly scheduled vesting date and (ii) Ms. Albrecht’s PCSU granted on February 12, 2020, remained outstanding through the end of the applicable performance period ending on December  31, 2022 and vested based on actual achievement as described above. Ms. Albrecht forfeited all of her other outstanding RSUs and PSUs as of the date of her separation.
In addition to these amounts, Ms. Albrecht will continue to receive Company-paid term life insurance coverage until December  31, 2023, and Company reimbursement of costs paid by Ms. Albrecht for coverage under the Company’s group health plan for Ms.  Albrecht and her dependents for up to 12 months following her separation date. Upon her separation, Ms. Albrecht also became entitled to the benefits under the Company’s nonqualified
66 • Sonoco 2023 Proxy Statement

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deferred compensation plans under the terms and on the payment schedules of the plans as discussed under “2022 Nonqualified Deferred Compensation”.
Ms. Albrecht’s receipt of the foregoing payments and benefits were subject to Ms. Albrecht’s execution of a general release of claims and remain subject to her continued compliance with certain restrictive covenants.
Prior to the approval of the Severance Plan, which became effective October 18, 2022, the Company would negotiate individual severance compensation arrangements in exchange for release of claims and certain restrictive covenants, including a non-compete agreement at the time of separation as circumstances warranted.
This following section will detail the NEO treatment of compensation and benefits in certain cases of separation.
	Voluntary	Involuntary for Cause	Involuntary Not for Cause	Retirement(1)	Death or Disability	Change-in-Control(2)
Cash Severance	Not eligible	Not eligible	CEO: 2 times Base Salary Other NEOs: 1 times Base Salary	Not eligible	Not eligible	CEO: 2.5 times (Base Salary + Target Incentive) Officers reporting to the CEO: 2.0 times (Base Salary + Target Incentive) All other Officers: 1.5 times (Base Salary + Target Incentive)
Performance-based Annual Cash Incentive	Not eligible	Not eligible	Calculated at actual performance and prorated through the termination of employment	Calculated at actual performance and prorated through the termination of employment	Calculated at actual performance and prorated through the separation of employment	Greater of Target or actual performance, and prorated through the termination of employment
PCSUs—60% Award	Forfeit unvested shares	Forfeit unvested shares	Continued vesting, as if employment had continued for a period of 12 months following the termination date. Vested shares determined by performance at end of performance period.	Vested shares determined by performance at end of performance period and are prorated based on period of employment during performance period	Vested shares determined by performance at end of performance period and are prorated based on period of employment during performance period	Unvested shares vest at target and are prorated based on period of employment during performance period
RSUs—40% Award	Forfeit unvested shares	Forfeit unvested shares	Continued vesting, as if employment had continued for a period of 12 months following the termination date.	Prorated vesting based on period of employment in the year of retirement	Immediate vesting upon death or disability	Immediate vesting upon termination
RSUs—Special Grant	Forfeit unvested shares	Forfeit unvested shares	Continued vesting, as if employment had continued for a period of 12 months following the termination date.	Forfeit unvested shares	Vests on a prorated basis through the separation of employment, subject to approval by the Executive Compensation Committee	Vests on a prorated basis through the termination of employment
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EXECUTIVE COMPENSATION
	Voluntary	Involuntary for Cause	Involuntary Not for Cause	Retirement(1)	Death or Disability	Change-in-Control(2)
Health and Welfare Benefits	Not eligible	Not eligible	Eligible for up to 12 months of continued benefits at the employee rates	Not eligible
Disability: Coverage is continued for up to 12 months, then the employee and dependents are eligible to enroll in COBRA benefit continuation for up to 18 months
Death: Any enrolled dependants are eligible to enroll in COBRA benefit continuation for up to 18 months
Eligible for up to 18 months of COBRA continued benefits
Executive Life Insurance	Company-paid coverage will continue to be provided post-employment for a period of six months	Company-paid coverage will cease upon termination	Company-paid coverage will continue to be provided post-employment for a period of six months	Company-paid coverage will continue to be provided post-employment for a period of six months	Company-paid coverage will continue to be provided for a period of six months after the Disability period	Company-paid coverage will continue to be provided post-employment for a period of six months
Outplacement Services	Not eligible	Not eligible	Eligible for outplacement services, in an amount not to exceed $25,000	Not eligible	Not eligible	Eligible for outplacement services, in an amount not to exceed $25,000

(1)
Retirement is defined as Age 60 or older with a minimum of 5 Years of Service

(2)
Triggered by a not for cause termination or a good reason resignation within 2 years from of a Change-in-Control. A Change-in-Control is defined as “a change in the ownership or effective control,” or in “the ownership of a substantial portion of the assets of” each Company, within the meaning of IRC Section 409A, including the events specified in the plan as interpreted under Section IRC 409A.

The following table and footnotes describe the potential payments to the NEOs if certain separation events had occurred as of December  31, 2022, including a change in control of the Company; provided that the information presented with respect to Ms. Albrecht describes the value of separation benefits payable to Ms. Albrecht in connection with her separation from Company on June 30, 2022. Values of PCSUs and RSUs are based on the closing price of Sonoco stock of $60.71 on December 30, 2022, which was the last trading day of the calendar year.
This table does not include:
•
Compensation or benefits previously earned by the NEOs or equity awards that are fully vested

•
The value of pension benefits that are disclosed in the “2022 Pension Benefits” table

•
The amounts payable under deferred compensation plans that are disclosed in the “2022 Nonqualified Deferred Compensation Plan” table.
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Name	Voluntary Termination ($)	Involuntary Termination— Not for Cause/ Resignation for Good Reason ($)	Retirement ($)	Termination following a Change-in-Control ($)	Disability ($)	Death ($)
R. Howard Coker
Cash Severance	0	$2,330,400	0	$6,408,600	0	0
Unvested PCSUs(1)	0	1,736,144	$3,199,608	3,199,608	$3,199,608	$3,199,608
Unvested RSUs(2)	0	1,310,439	1,310,439	5,515,382	5,515,382	5,515,382
Company Paid Healthcare Premiums	0	6,384	0	0	0	0
Executive Life Insurance Plan Lump Sum(3)		4,695				2,000,000
Robert R. Dillard
Cash Severance	0	595,872	0	2,204,726	0	0
Unvested PCSUs(1)	0	141,090	0	260,554	260,554	260,554
Unvested RSUs(2)	0	106,477	0	1,237,282	1,237,282	1,237,282
Company Paid Healthcare Premiums	0	7,793	0	0	0	0
Executive Life Insurance Plan Lump Sum(3)		1,786				1,250,000
Rodger D. Fuller
Cash Severance	0	732,720	0	2,747,700	0	0
Unvested PCSUs(1)	0	716,176	1,167,980	1,167,980	1,167,980	1,167,980
Unvested RSUs(2)	0	449,234	449,234	1,492,798	1,492,798	1,492,798
Company Paid Healthcare Premiums	0	6,384	0	0	0	0
Executive Life Insurance Plan Lump Sum(3)		4,276				2,000,000
John M. Florence, Jr.
Cash Severance	0	545,604	0	1,391,290	0	0
Unvested PCSUs(1)	0	368,955	0	610,654	610,654	610,654
Unvested RSUs(2)	0	237,635	0	770,228	770,228	770,228
Company Paid Healthcare Premiums	0	8,053	0	0	0	0
Executive Life Insurance Plan Lump Sum(3)		1,658				1,250,000
James A. Harrell, III
Cash Severance	0	589,920	0	2,005,728	0	0
Unvested PCSUs(1)	0	195,324	375,487	375,487	375,487	375,487
Unvested RSUs(2)	0	155,134	155,134	513,971	513,971	513,971
Company Paid Healthcare Premiums	0	6,644	0	0	0	0
Executive Life Insurance Plan Lump Sum(3)		2,414				1,250,000
Julie C. Albrecht(4)
Cash Severance	0	933,044	0	0	0	0
Unvested PCSUs(1)	0	0	0	0	0	0
Unvested RSUs(2)	0	608,375	0	0	0	0
Company Paid Healthcare Premiums	0	4,015	0	0	0	0
Outplacement Services		25,000				0
Executive Life Insurance Plan Lump Sum(3)		3,129				1,750,000

(1)
Upon consummation of a change in control that meets the criteria of IRC Section 409A and the regulations thereunder, all unvested PCSUs would vest at target on a pro rata basis. If the participant separates from service as a result of death, disability or retirement during the performance period, the participant will be entitled to a settlement of PCSUs that may vest at the end of the three-year performance period on a pro rata basis equal to the time employed. Retirement is defined as age 60 or older with a minimum of 5 years of service.

(2)
Unvested RSUs would immediately vest upon termination only in the case of death, disability, as well as upon involuntary termination without “Cause” or resignation for “Good Reason” within two years of a change in control

Sonoco 2023 Proxy Statement • 69

EXECUTIVE COMPENSATION
that meets the criteria of IRC Section 409A and the regulations thereunder. For Mr.  Coker the portion of his unvested RSUs associated with awards granted upon becoming the Chief Executive Officer and for Mr. Dillard, the portion of their unvested RSUs associated with awards granted upon becoming the Vice President of Corporate Development, an officer, and becoming the Chief Financial Officer would vest on a pro rata basis in the event of a change in control and would vest on a pro rata basis upon death or disability subject to approval of the Committee. The 2021 RSU provisions introduced a retirement pro-rata vesting of RSUs in the year of retirement, provided NEO is age 60 or older with a minimum of 5 years of service. Premiums paid by the Company on behalf of officers for executive term life insurance policies, as described in “Compensation Discussion and Analysis,” will be continued for 6 months post-employment.
(3)
Premiums paid by the Company on behalf of officers for executive term life insurance policies, as described in “Compensation Discussion and Analysis,” will be continued for 6 months post-employment.

(4)
In connection with Ms. Albrecht’s departure as Chief Financial Officer, effective June 30, 2022, the Company entered into a separation agreement with Ms. Albrecht providing for certain compensation elements. Pursuant to the agreement, Ms. Albrecht will receive continued monthly salary for a period of 12 months following her separation date, and an amount that is equal to 100% of her target annual bonus under the Company’s Annual Cash Incentive Plan for the Company’s 2022 fiscal year, payable in a single cash lump sum no later than March 15, 2023. Ms.  Albrecht also became entitled to accelerated vesting of her employee DCSERP account, which will be settled in accordance with the plan provisions. Additionally, (i) the portion of each of Ms.  Albrecht’s RSUs granted in February 2020 and February 2021 that would have otherwise been eligible to vest on the next regularly scheduled vesting date following her separation date had Ms.  Albrecht remained employed through each such date became vested as of each such regularly scheduled vesting date and (ii) Ms.  Albrecht’s PCSU granted on February 12, 2020, remained outstanding through the end of the applicable performance period ending on December 31, 2022 and vested based on actual achievement as described above. Ms. Albrecht forfeited all of her other outstanding RSUs and PSUs as of her separation date. In addition to these amounts, Ms. Albrecht received Company-paid term life insurance coverage until December 31, 2023, and will continue to receive Company reimbursement of costs paid by Ms. Albrecht for coverage under the Company’s group health plan for Ms. Albrecht and her dependents for up to 12 months following her separation date. Upon her separation, Ms. Albrecht also became entitled to the benefits under the Company’s nonqualified deferred compensation plans under the terms and on the payment schedules of the plans as discussed under “2022 Nonqualified Deferred Compensation”. Ms.  Albrecht’s receipt of the foregoing payments and benefits were subject to Ms. Albrecht’s execution of a general release of claims and remain subject to her continued compliance with certain restrictive covenants.

Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Protection Act and regulations of the Securities and Exchange Commission, we are providing the following information about the relationship of the median of the annual total compensation of all our employees except our CEO, and the annual total compensation of our CEO. Using an analytical and statistical sampling we determined the median employee for our total global employee population of 22,051 as of December 31, 2022. To identify our median employee, we used “base pay” as a consistently applied compensation measure. To determine our estimated median base pay, we collected recorded base salary for salaried employees and estimated annual base pay for hourly employees by multiplying each employee’s hourly rate by their scheduled hourly work week. We used a valid statistical sampling approach to identify employees who we expected were paid within a +/- 5% range of that value. From this group we selected an employee who we felt was reasonably representative of our median employee. Mr. Coker’s total compensation for purposes of the pay ratio calculation was $9,805,306. We estimate that, for 2022, the ratio of CEO pay to median employee pay is 147:1. The median employee’s Summary Compensation Table total compensation was $66,767. This total compensation figure includes $11,257 in employer-provided health and welfare benefits and $3,269 in retirement contributions for the median employee. An amount of $11,257 in employer-provided health and welfare benefits for the CEO was included in the ratio calculation, which is not included in the Summary Compensation Table.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”
70 • Sonoco 2023 Proxy Statement

EXECUTIVE COMPENSATION
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Year	Summary Compensation Table Total for First PEO(1) ($)	Summary Compensation Table Total for Second PEO(2) ($)	Compensation Actually Paid to First PEO(3) ($)	Compensation Actually Paid to Second PEO(4) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(5) ($)	Average Compensation Actually Paid for Non-CEO NEOs(6) ($)	Value of Initial Fixed $100 Investment Based on:
							TSR(7) ($)	Peer Group TSR(8) ($)	Net Income (000s)(9) ($)	Base EBITDA (000s)(10) ($)
2022	9,794,049		16,265,473		2,725,992	3,279,346	108.05	110.26	466,980	1,147,809
2021	6,618,454		9,843,147		2,476,273	3,575,707	99.75	142.14	(82,711)	760,466
2020	6,815,923	1,934,105	5,088,280	(2,271,154)	2,530,532	1,557,308	99.24	128.66	207,241	786,692
(1)
The dollar amounts reported in column (b) above are the amounts of total compensation reported for the “PEO”, Principal Executive Officer. Mr. Coker (our CEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Mr. Coker was appointed as CEO effective February 1, 2020. Refer to “Executive Compensation—Executive Compensation Tables—Summary Compensation Table.”

(2)
The dollar amount reported in column (c) above is the total compensation reported for Mr. Tiede (our former CEO) , in the “Total” column of the Summary Compensation Table in the Company’s annual proxy statement for 2020 (filed in March 2021). Mr. Tiede retired as the Company’s CEO effective February 1, 2020.

(3)
The dollar amounts reported in column (d) above represent the amount of “compensation actually paid” (CAP) to Mr. Coker, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts reported do not reflect the actual amount of compensation earned by or paid to Mr. Coker during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Coker’s total compensation for each year as reported in the Summary Compensation Table to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Reported Change in the Actuarial Present Value of Pension Benefits(c) ($)	Pension Benefit Adjustments(d) ($)	Compensation Actually Paid ($)
2022	9,794,049	(6,205,527)	12,676,951	0	0	16,265,473
2021	6,618,454	(4,038,338)	7,263,031	0	0	9,843,147
2020	6,815,923	(4,020,436)	3,311,067	(1,018,274)	0	5,088,280

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Sonoco 2023 Proxy Statement • 71

EXECUTIVE COMPENSATION
Year	Year End Fair Value of Equity Awards Granted that are Unvested in the Year ($)	Year End Fair Value of Outstanding Equity Awards Granted and Unvested in the Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	10,779,310	581,110	55,444	1,205,478	0	55,610	12,676,951
2021	6,190,510	996,078	38,276	(22,559)	0	60,727	7,263,031
2020	3,636,584	(196,412)	20,306	(216,127)	0	66,716	3,311,067

(c)
The amounts included in this column are the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.

(d)
There were no total pension benefit adjustments.

(4)
The dollar amounts reported in column (e) represent the amount of “compensation actually paid” to Mr. Tiede, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Tiede during 2020, prior to his retirement on February 1, 2020. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Tiede’s total compensation for 2020 to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Reported Change in the Actuarial Present Value of Pension Benefits(c) ($)	Pension Benefit Adjustments(d) ($)	Compensation actually paid ($)
2020	1,934,105	(42,259)	(4,163,000)	0	0	(2,271,154)

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for 2020.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in 2020 that were outstanding and unvested as of the end of that year; (ii) the amount of change as of the end of 2020 (from the end of the prior fiscal year) in fair value of any awards granted in prior years that were outstanding and unvested as of the end of 2020; (iii) for awards that were granted and vested in 2020, the fair value as of the vesting date; (iv) for awards granted in years prior to 2020 that vested in 2020, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in years prior to 2020 that were determined to fail to meet the applicable vesting conditions during the year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that were not otherwise reflected in the fair value of such award or included in any other component of total compensation for the year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted that are Unvested in the Year ($)	Year End Fair Value of Outstanding Equity Awards Granted and Unvested in the Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2020	0	(173,277)	42,259	(893,944)	(3,138,038)	0	(4,163,000)

(c)
Mr. Tiede did not participate in the Pension Plan.

(d)
There were no total pension benefit adjustments.

(5)
The dollar amounts reported in column (f) represent the average of the amounts reported in the “Total” column of the Summary Compensation Table for the Company’s executive officers who were NEOs in the applicable year, as a group (excluding Messrs. Coker and Tiede, who served as Chief Executive Officers). The names of each of the named

72 • Sonoco 2023 Proxy Statement

EXECUTIVE COMPENSATION
executive officers included for purposes of calculating the average amounts reported in each applicable year are as follows: (i) for 2022, Messrs. Dillard, Fuller, Florence, Harrell and Ms. Albrecht; (ii) for 2021, Messrs. Fuller, Florence, Tomaszewski and Ms. Albrecht; and (iii) for 2020, Messrs. Fuller, Florence, Harrell and Ms. Albrecht.
(6)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the executive officers who were NEOs in the applicable year, as a group (excluding Messrs. Coker and Tiede), as computed in accordance with Item  402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Messrs. Coker and Tiede) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Messrs. Coker and Tiede) for each year to determine the compensation actually paid, using the same methodology described above in Note 3:

Year	Reported Summary Compensation Table Total for non-PEO NEOs ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Reported Change in the Actuarial Present Value of Pension Benefits(c) ($)	Pension Benefit Adjustments(d) ($)	Compensation Actually Paid ($)
2022	2,725,992	(1,256,896)	1,810,250	0	0	3,279,346
2021	2,476,273	(1,141,733)	2,241,167	0	0	3,575,707
2020	2,530,532	(963,934)	497,648	(506,939)	0	1,557,308

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)
The equity award adjustments for 2020 includes the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted that are Unvested in the Year ($)	Year End Fair Value of Outstanding Equity Awards Granted and Unvested in the Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	1,845,761	168,764	18,583	483,614	(708,330)	1,859	1,810,250
2021	1,731,454	506,431	7,286	(8,536)	0	4,531	2,241,167
2020	734,432	(116,406)	5,077	(126,593)	0	1,138	497,648

(c)
The amounts included in this column are the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.

(d)
There were no total pension benefit adjustments.

(7)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(8)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Dow Jones Container and Packaging Index.

Sonoco 2023 Proxy Statement • 73

EXECUTIVE COMPENSATION
(9)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(10)
Base EBITDA is defined as Base Operating Profit, plus Depreciation and amortization, plus budgeted EBITDA related to divestitures in a given year. Information on how Base Operating profit is calculated can be found in the section “Executive Compensation—Compensation Discussion and Analysis” above and in Appendix 1. While the Company uses numerous financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Base EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.

Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase shareholder value. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•
Base EBITDA

•
Base EPS

•
Return on Invested Capital (ROIC)

•
Operating Cash Flow

Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Cumulative TSR of the Company versus the Peer Group
As shown in the graph below, the Company’s cumulative TSR over the three-year period presented in the table was 8.05%, while the cumulative TSR of the peer group presented for this purpose, the Dow Jones Container and Packaging Index, was 10.26% over the three years presented in the table. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Executive Compensation—Compensation Discussion and Analysis.”
74 • Sonoco 2023 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Actually Paid versus Cumulative TSR
As shown in the graph below, the CEO’s compensation actually paid (CAP) and the other NEOs’ average (CAP) amounts align with the Company’s cumulative TSR over the three years presented in the table. The relative alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Mr. Coker and to the other NEOs is comprised of equity awards. As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company targets approximately 71% of Mr. Coker’s and 54% of the other NEO’s total target compensation awarded to be comprised of equity awards, including restricted stock units, and performance-based restricted stock units. The CAP for Mr. Tiede, our former CEO, who retired in February 2020, has been excluded from this graph.
Compensation Actually Paid versus Net Income
As shown in the graph below, the amount of compensation actually paid to Mr. Coker and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Coker and Tiede) is generally aligned with the Company’s net income in the years 2020 and 2022. The Net Loss in 2021 is largely attributable to pension settlement charges of $423.5 million being recognized in 2021. While the Company does not use net income as a performance measure in the overall executive compensation program, the measure of net income is correlated with the measure of Base EBITDA, which the Company uses when setting goals for the Company’s Performance-based Annual Cash Incentive program. As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company targets that approximately 16% and 20% of the value of total compensation awarded to Mr. Coker and the other NEOs, respectively, consists of amounts determined under the Company Performance-based Annual Cash Incentive program. The decrease in Net Income in 2021 was primarily driven by a Pension Settlement of $550.7 million dollars. The CAP for Mr. Tiede, our former CEO, who retired in February 2020, has been excluded from this graph.
Sonoco 2023 Proxy Statement • 75

EXECUTIVE COMPENSATION
Compensation Actually Paid versus Base EBITDA
As shown in the graph below, the amount of compensation actually paid to Mr. Coker and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Messrs. Coker and Tiede) is generally aligned with the Company’s Base EBITDA over the three years presented in the table. As described above, Base EBITDA is defined as Base Operating Profit, plus Depreciation and Amortization, plus budgeted EBITDA related to divestitures in a given year. Information on how Base Operating Profit is calculated can be found in the section “Executive Compensation—Compensation Discussion and Analysis” above and in Appendix 1. While the Company uses numerous financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Base EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance is defined as net income plus non-cash interest expense, depreciation and amortization, interest and other income, income tax provision, loss (gain) on the extinguishment of debts, stock-based compensation expense and restructuring or other unusual charges. As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company targets that approximately 16% and 20% of the value of total compensation awarded to Mr. Coker and the other NEOs, respectively, consists of amounts determined under the Company Performance-based Annual Cash Incentive program. The decrease in Base EBITDA in 2021 was primarily driven by the divestiture of the Display and Packaging business.
76 • Sonoco 2023 Proxy Statement

EXECUTIVE COMPENSATION
Summary Compensation Table versus Compensation Actually Paid
The graphs below provide a comparison of the compensation reported in the Summary Compensation Table versus compensation actually paid to Mr. Coker and average compensation actually paid to the Company’s other NEOs. The compensation for Mr. Tiede, our former CEO who retired in February 2020, has been excluded from this graph.
We feel that it is important to provide a graphic comparison that shows the different components that factor into the calculations. The compensation reported in the Summary Compensation Table is based on the grant date value of equity awards granted during the applicable year and the compensation actually paid as reported in the Pay for Performance tables is based on the fair value of equity awards granted during the applicable year and valued at year end, plus the change in value of previously granted as of year-end (or the vesting date, if earlier). In essence, the compensation actually paid reflects the fair value of all or portions of 4 years’ worth of equity awards as of specified valuation dates, while the compensation reported in Summary Compensation Table is based solely on the equity awards granted in 2022, all of which are valued based on the fair value as determined on the date of grant.
Sonoco 2023 Proxy Statement • 77

EXECUTIVE COMPENSATION
PROPOSAL 3	The Board of Directors recommends that you vote FOR the compensation of our named executive officers.
ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION
The Company’s executive compensation programs are designed to attract, retain, and reward executives whose contributions support the Company’s long-term success by linking Company performance to executive compensation. These programs have been designed to encourage alignment of management’s actions with shareholder interests. Section 14A of the Exchange Act now requires that the shareholders be given the opportunity to vote on a separate advisory (non-binding) resolution to approve the compensation of our named executive officers, as we have described in the “Executive Compensation” section. Since our 2017 shareholder vote for an annual vote frequency, our practice has been to hold this vote annually. This year, in Proposal 4, shareholders are asked to again advise the Board of Directors on the preferred frequency of this vote. Although the annual vote on the compensation of our named executive officers is an advisory (non-binding) vote, as it has in previous years, the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. See “Executive Compensation—Compensation Discussion and Analysis—Sonoco’s Goals Regarding Executive Compensation—Say on Pay Support.”
Your vote on this proposal is advisory, and therefore not binding on the Company or the Board of Directors, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors. Nevertheless, the Board of Directors and the Executive Compensation Committee value the opinions of our shareholders and view this vote as one of the modes of communication with shareholders. As in prior years, the Board of Directors and the Executive Compensation Committee will review and consider the outcome of this vote in determining future compensation arrangements.
“RESOLVED, that, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
78 • Sonoco 2023 Proxy Statement

EXECUTIVE COMPENSATION
PROPOSAL 4	The Board of Directors recommends that you vote to hold future advisory (non-binding) votes on the Company’s executive compensation every ONE YEAR.
ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION
Every six years, the Company’s shareholders have the opportunity to advise the Board of Directors how frequently the Company should seek an advisory vote on executive compensation. Section 14A of the Exchange Act requires that the shareholders vote for a frequency of every one year, every two years, every three years, or you may abstain from voting. Although the vote is an advisory, non-binding vote, the Board of Directors will take into account the outcome of the vote when determining the frequency with which it will submit the advisory resolution on executive compensation to a vote of shareholders.
The Board of Directors has determined that an annual advisory (non-binding) vote on executive compensation is the most appropriate alternative for the Company and its shareholders. The Board believes that continuing to provide shareholders with the ability to express their views on the compensation of our named executive officers annually aligns with our practice of regularly engaging with stockholders to obtain feedback on corporate governance and executive compensation matters. The Board of Directors therefore recommends that you vote for a one-year interval for the non-binding, advisory vote on NEO compensation.
Shareholders last had the opportunity to vote on the frequency of the advisory vote on executive compensation in 2017, and shareholders voted in favor of an annual vote. In response to the 2017 shareholder vote, the Board of Directors adopted an annual vote during the past six years. Shareholders have the opportunity to vote on this matter again at the 2023 Annual Meeting. Accordingly, in Proposal 4, the Board of Directors asks you to choose a frequency of every:
•
one year

•
two years

•
three years

You may also abstain from voting on Proposal 4.
“RESOLVED, that, on an advisory basis, the shareholders indicate, by their vote on this resolution, whether future advisory (non-binding) votes on executive compensation should occur every year, every two years or every three years.”
Your vote on this proposal is advisory, and therefore not binding on the Company or the Board of Directors. The Board of Directors will consider the vote results in determining the frequency of executive compensation. The Company will announce its decision on the frequency of executive compensation votes in a Current Report on Form 8-K filed with the Securities and Exchange Commission. In the future, the Board of Directors may change the vote frequency based on the nature of the Company’s compensation programs, input from our shareholders, and the Board’s views on the best way to obtain meaningful shareholder input.
Sonoco 2023 Proxy Statement • 79

SHAREHOLDER
PROPOSAL
PROPOSAL 5	The Board of Directors recommends that you vote AGAINST the shareholder proposal.
SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETING IMPROVEMENT
We have been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated that he is a beneficial owner of 70 shares of our common stock, intends to submit the following proposal at the 2023 Annual Meeting. The below text and graphic were provided by Mr. Chevedden for inclusion in this Proxy Statement.
In accordance with the proxy regulations of the Securities and Exchange Commission, the shareholder proposal and the accompanying supporting statement are included exactly as submitted to the Company by the proponent of the proposal. The Company is not responsible for the content of this shareholder proposal or its supporting statement.
Proposal 5—Special Shareholder Meeting Improvement
Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting. This includes that each shareholder shall have an equal right per share to formally participate in the calling for a special shareholder meeting.
We gave 70% support for this same proposal at the 2020 Sonoco annual meeting. The Sonoco Board then made efforts to water down what we voted for. Instead of the 10% we voted for it was upped to 15% and then all shares not owned for less than one continuous year were excluded. And then the Articles of Incorporation were made ambiguous so that it can appear that only non-street name shareholders can formally participate in calling for a special shareholder meeting.
Thus if one makes the reasonable estimate that 50% of Sonoco stock is non street name stock, it means that our current requirement that 15% of shares are needed to call for a special shareholder meeting translates into 30% of this one category of stock and all other Sonoco shares are 100% excluded.
Plus the owners of such 30% of Sonoco stock could determine that they own 45% of the category of Sonoco stock that can call a special meeting if they include the shares that are owned for less than a full continuous year. Thus the face value of 15% can translate into 45% of shares to call a special shareholder meeting
We also lack a shareholder right to act by written consent.
A 10% figure is also reasonable because the laws of some states mandate than 10% of shares be able to call a special shareholder meeting. Another sign that 10% of shares is reasonable is that some companies that have a higher than a 10% figure then allow a 10% figure to apply to one shareholder who owns 10% of shares.
Calling for a special shareholder meeting is hardly ever used by shareholders but the main point of the right to call for a special shareholder meeting is that it gives shareholders at least significant standing to engage effectively with management.
Management will have an incentive to genuinely engage with shareholders instead of stonewalling if shareholders seeking engagement with management will have a realistic Plan B option of calling a special shareholder meeting.
80 • Sonoco 2023 Proxy Statement

SHAREHOLDER PROPOSAL
The Sonoco Board claims that it seeks ‘shareholder feedback. However the prime example of the Board seeking shareholder feedback in the 2022 annual meeting proxy was the effort by the Board to convince shareholders that when they voted for a shareholder right for 10% shares to call for a special meeting in 2020 that a higher 15% was okay.
The Sonoco Board made it look like shareholders, without any prompting from the Board, specified the 15% figure after they voted for the 10% figure. However the Board was disingenuously silent on whether shareholder feedback suggested, without prompting, that all shares not held for a continuous full year be excluded from the right to call for a special shareholder and that the right be couched in ambiguous language that can be interpreted to exclude all shares held in street name.
Please vote yes:
Special Shareholder Meeting Improvement–Proposal 5

STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL
The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:
SONOCO SHAREHOLDERS HAVE ALREADY SPOKEN
This proposal seeks to reopen a question that Sonoco shareholders have already answered—twice.
In 2021, the Board and shareholders, with the support of 79.6% of all outstanding shares, approved an amendment to the Restated Articles to provide Sonoco shareholders holding “Net Long Beneficial Ownership” (as defined in the Restated Articles) of at least 15% of the Company’s outstanding stock for a period of at least a year with the right to request the Company call a special meeting of shareholders (“request a special meeting”). The following year, more than 70% of shareholders voting at our 2022 Annual Meeting of Shareholders voted to reject a shareholder proposal to lower the threshold to request a special meeting to 10%.
Now, the same shareholder proponent seeks to ask shareholders the same question in hopes of receiving a different answer.
Over multiple years, the Board and management have expended significant time and resources to evaluate prior proposals regarding the right for shareholders to request a special meeting. In doing so, the Board and management have consulted with shareholders and the proponent of this proposal, and sought to strike an appropriate balance between robust shareholder rights and mitigating the risk of disruption by small minorities of shareholders. There has not been a change in the facts and circumstances of Sonoco or its shareholder base that merits reconsideration of the strong stance that the Company’s shareholders have repeatedly taken on this issue. Nonetheless, the Board engaged in careful consideration and the Company further consulted with shareholders following receipt of this year’s shareholder proposal. Based on the feedback from this deliberative and consultative process, the Board continues to believe the Restated Articles in their current form strike the right balance.
Given this balance, and recognizing shareholders’ prior approval of the Restated Articles in 2021 and their rejection of a substantially similar proposal in 2022, the Board believes that a further reduction in the threshold to request a special meeting or other related amendment to the Restated Articles is not appropriate, and that the Restated Articles in their current form are in the best interest of the Company and its shareholders.
In light of this view and shareholders’ prior strong support, the Board believes that further consideration of this shareholder proposal is a needless disruption and a waste of the Company’s and shareholders’ time and resources. The Board urges shareholders to reject this proposal.
A 10% OWNERSHIP THRESHOLD WILL RISK GIVING A SHAREHOLDER OR UNREASONABLY SMALL GROUP OF SHAREHOLDERS DISPROPORTIONATE INFLUENCE OVER THE COMPANY’S AFFAIRS
The Board of Directors believes a 15% ownership threshold to request the Company call a special meeting strikes an appropriate balance between enhancing shareholder rights and mitigating the risk that, due to the concentrated ownership of our common stock, one shareholder or an unreasonably small minority of shareholders waste corporate resources and disrupt our business by calling a special meeting. Rather, the 15% ownership
Sonoco 2023 Proxy Statement • 81

SHAREHOLDER PROPOSAL
requirement would help to protect the Company against having one or a group of shareholders with narrow self-interests that may not be shared by the majority of the Company’s shareholders call a special meeting. This same fact was also true when the Company’s shareholders rejected a substantially similar proposal last year.
SHAREHOLDER ENGAGEMENT AND FEEDBACK HAS BEEN INCORPORATED INTO THE SELECTION OF THE CURRENT OWNERSHIP THRESHOLD
The Board’s consideration of the shareholder proposal is informed by the significant support the amendment to the Restated Articles received in 2021, shareholders’ rejection of a substantially similar proposal in 2022 and ongoing feedback from shareholders. In connection with the vote on the Restated Articles amendment in 2021 to provide shareholders the right to request the Company call a special meeting with a 15% ownership threshold, the Company solicited the views of its shareholders on the appropriateness of the Company’s proposed 15% threshold, including and specifically as compared to a 10% threshold. Shareholders generally expressed support for the 15% threshold in the course of those engagements. During fall 2021 and 2022 shareholder engagement, shareholders continued to express support for the current threshold.
The Board of Directors and the Company Have Governance Practices and Mechanisms to Ensure Accountability of the Board and Management to Shareholders
The Company has demonstrated continued improvement of its governance practices and its commitment to its shareholders and good governance. Highlights include:
•
Ability for 15% of shareholders to request the Company call a special meeting;

•
Annual elections for directors;

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Ability to nominate director candidates for election in the Company’s proxy statement through a proxy access bylaw;

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Ability to amend our By-Laws by a majority vote;

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A Lead Director with defined and significant responsibilities;

•
Regular meetings of our independent directors without management present;

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Simple majority vote standard, or a requirement for a majority of votes cast for and against applicable proposals;

•
Annual say-on-pay votes;

•
Ability for shareholders to communicate directly with members of the Board of Directors (as described further under “Corporate Governance—Communications with the Board of Directors”); and

•
Welcoming of four new non-executive directors in the same number of years.

SONOCO’S SHAREHOLDERS’ VIEWS SHOULD BE RESPECTED
Past votes have made clear that Sonoco shareholders believe the existing 15% ownership threshold to request a special meeting is appropriate. The Board does not support a proposal to lower the threshold to call a special meeting that shareholders have previously rejected.
For the foregoing reasons, the Board of Directors unanimously believes that the proposal is unnecessary, wasteful and not in the best interests of the Company or its shareholders.
82 • Sonoco 2023 Proxy Statement

INFORMATION CONCERNING
THE SOLICITATION
We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 19, 2023, at 11:00 a.m. (Eastern time) at Watson Theater, Coker University, 104 Campus Drive, Hartsville, SC, and at any adjournment or postponement of the meeting. The proxy materials are first being mailed on or about March 17, 2023.
Date and Time	Place	Record Date	Live Audio Cast and Replay
Wednesday, April 19, 2023 11:00 a.m. Eastern Time	Watson Theater, Coker University 104 Campus Drive Hartsville, South Carolina	February 22, 2023 at close of business	investor.sonoco.com
If you wish to attend the meeting in person, you may obtain directions to our office on our website at sonoco.com. The site of the Annual Meeting is only a short distance from the Sonoco office, and directions from the office to the annual meeting site may be obtained at the reception desk.
HOW WILL A QUORUM BE ESTABLISHED?
The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank, or nominee who holds shares in street name for a beneficial owner attends the meeting in person, or by proxy, but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.
WHO MAY VOTE?
You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder at the close of business on February 22, 2023. At the close of business on February 22, 2023, a total of 97,945,856 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.
HOW DO I VOTE SHARES HELD DIRECTLY?
If you hold your shares in your own name as a record shareholder through our transfer agent, Continental Stock Transfer and Trust, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options:
Telephone	Internet	Mail

•
You may vote by telephone (if you live in the United States) using the toll-free number shown on your proxy card.
•
You must have a touch-tone telephone to use this option.
•
Telephone voting is available 24 hours a day, seven days a week.
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Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•
You may vote through the Internet. The website for Internet voting is shown on your proxy card.
•
Internet voting is available 24 hours a day, seven days a week.
•
When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded.
• If you choose to vote by mail, please mark the enclosed proxy card, sign and date it, and return it in the enclosed postage-paid envelope.
If you vote by telephone or through the Internet, please DO NOT return your proxy card. Votes must be received by 7 pm (EDT) on April 18, 2023.
Sonoco 2023 Proxy Statement • 83

INFORMATION CONCERNING THE SOLICITATION
HOW DO I VOTE SHARES HELD IN STREET NAME BY A BROKER, BANK, OR OTHER NOMINEE?
If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your broker, bank, or other nominee.
For matters that are considered “routine” in nature, brokers have discretionary authority to vote on behalf of the shareholder. The only routine proposal for consideration at the Annual Meeting is Proposal 2, the ratification of the independent registered public accounting firm. Brokers may vote on this matter even if you have not provided voting instructions.
Your broker, bank, or other nominee is not permitted to vote on Proposals 1 and Proposals 3 through 5 unless you provide voting instructions. Therefore, if you hold your shares in street name and do not return a voting instruction form, or if you return a voting instruction form but do not indicate how you want your broker, bank, or other nominee to vote on any of these matters, a broker non-vote will occur with respect to such matters.
If you wish to vote at the meeting and your shares are held in street name by a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting and present it to the Secretary of the Company at the meeting.
IF I DO NOT MARK MY PROXY CARD, HOW WILL SHARES BE VOTED?
If you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares according to the recommendations of the Board of Directors:
Items of Business		Board Recommendation	See Page
1	Proposal 1—Election of 11 Directors	FOR all nominees for director	12
2	Proposal 2—Ratification of Independent Registered Public Accounting Firm	FOR	33
3	Proposal 3—Advisory (Non-binding) Vote on Executive Compensation	FOR	78
4	Proposal 4—Advisory (Non-binding) Vote on the Frequency of the Vote on Executive Compensation	FOR every ONE YEAR	79
5	Proposal 5—Advisory (Non-binding) Shareholder Proposal Regarding Special Shareholder Meeting Improvement	AGAINST	80
The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.
HOW DO I REVOKE MY PROXY?
You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:
•
by giving notice of revocation at the Annual Meeting;

•
by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 US, written instructions revoking your proxy; or

•
by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.
If your shares are held in street name by a broker, bank, or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank, or other nominee who holds your shares.
84 • Sonoco 2023 Proxy Statement

INFORMATION CONCERNING THE SOLICITATION
HOW VOTES WILL BE COUNTED?
Proposals		Voting Requirements	Effect of Abstentions and Broker Non-Votes
1	Election of 11 directors	Because this is an uncontested director election, directors will be elected if the votes cast in favor of the director exceed the votes cast against the director. Cumulative voting is not permitted.	Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter.
2	Ratification of independent registered public accounting firm	The ratification of the independent registered public accounting firm will be approved if the votes cast in favor exceed the votes cast against the matter. Cumulative voting is not permitted.	Abstentions or shares that are not voted will have no effect on the outcome of the matter.
3	Advisory (non-binding) vote to approve executive compensation
The vote on the advisory (non-binding) resolution to approve executive compensation will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. However, the vote is non-binding on us and our Board of Directors. Cumulative voting is not permitted.
Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter.
4	Advisory (non-binding) vote on the frequency of the vote on executive compensation
You have four choices with respect to the advisory vote on the frequency of the advisory vote on the approval of executive compensation: ONE YEAR; TWO YEARS; THREE YEARS; or ABSTAIN. Cumulative voting is not permitted. Your vote on this proposal is advisory, and therefore not binding on the Company or the Board of Directors. The Board of Directors will consider the vote results in determining the frequency of executive compensation. The Company will announce its decision on the frequency of executive compensation votes in a Current Report on Form 8-K filed with the Securities and Exchange Commission.
Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter.
5	Advisory (non-binding) shareholder proposal regarding special shareholder meeting improvement
The vote on the advisory (non-binding) shareholder proposal will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Because the proposal is non-binding, its effect will be to inform the Board of Directors of the preferences of shareholders casting votes on the proposal. Cumulative voting is not permitted.
Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of the matter.
Other Matters
Any other matter that may be brought before the meeting will be approved according to our By-laws, Restated Articles and other governing documents, if the votes cast in favor of the matter exceed the votes cast against the matter. Abstentions or shares that are not voted (including broker non-votes) will have no effect on the outcome of such matters.
WHAT IS THE COST OF THIS PROXY SOLICITATION?
We will pay the cost of this proxy solicitation. Morrow Sodali LLC, will assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares. We have agreed to a fee of approximately $7,500 plus out-of-pocket expenses. Morrow Sodali LLC may be contacted at Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902.
In addition to soliciting proxies by mail, we expect that some of our officers, directors, and regular employees will solicit proxies by telephone, fax, email, or personal contact. None of these officers, directors or employees will receive any additional or special compensation for doing this.
Sonoco 2023 Proxy Statement • 85

ADDITIONAL
INFORMATION
INCORPORATION BY REFERENCE
Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act or the Exchange Act and are not deemed to be “Soliciting Material.”
References to our website address and additional Company reports or information contained on our website throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are intended to provide inactive, textual references only. The information on our website, including the information contained in those reports, is not part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.
SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2024, you must submit the proposal to the Secretary of the Company in writing by February 4, 2024. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2024, you must be sure the Secretary of the Company receives your written proposal by November 18, 2023. All shareholder proposals must comply with the requirements of our By-laws. The proxy agents, on proxies solicited on behalf of the Board of Directors, will use their discretionary authority to vote on any matter as to which notice was not received by the Secretary of the Company by February 4, 2024. For a shareholder proposal to be considered and voted on at an annual meeting, the shareholder proponent of the proposal, or such shareholder’s properly qualified representative, must be present at the meeting to present the proposal.
Shareholders have the right to nominate their own candidates for election as directors at an annual meeting if they make a written nomination at least 90 days prior to the first anniversary of the preceding year’s annual meeting. Any such nomination for the 2024 Annual Meeting of Shareholders should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 US no later than January 20, 2024. No such nominations have been made for the 2023 Annual Meeting of Shareholders. The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholders, and any such recommendation should include the nominee’s name and qualifications for membership on the Board and should be directed to the Corporate Secretary at the address above.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
We deliver a single copy of the Annual Report and Proxy Statement to multiple shareholders sharing one address unless we have received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to:
MAIL	TELEPHONE
Sonoco Products Company c/o Continental Stock Transfer and Trust Company 1 State Street Plaza, 30th Floor New York, NY 10004 US	(866) 509-5584
Continental Stock Transfer and Trust Company will promptly deliver a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report and Proxy Statement for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report and Proxy Statement for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call Continental Stock Transfer and Trust Company at the address or telephone number above, and ask them to send a single copy to your address.
86 • Sonoco 2023 Proxy Statement

ADDITIONAL INFORMATION
OTHER MATTERS
As of the date of this Proxy Statement, the Board does not intend to bring any other business before the meeting and the Board does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.
To assure your representation at the meeting, please vote by telephone (if you live in the United States), via the Internet, or mark, sign, date, and return your proxy card or voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.
By order of the Board of Directors, JOHN M. FLORENCE, JR. Secretary Hartsville, South Carolina 29550 March 17, 2023
Sonoco 2023 Proxy Statement • 87

Appendix 1
Reconciliation of GAAP to Non-GAAP Financial Results (In Thousands)
	For the year ended December 31, 2022
Dollars and shares in thousands, except per share data	GAAP	Restructuring/ Asset Impairment(1)	Amortization of Acquisition Intangibles(2)	Acquisition/ Divestiture Related Costs(3)	Other Adjustments(4)	Base
Operating profit	$675,396	$56,910	$80,427	$70,210	$36,922	$919,865
Non-operating pension costs	7,073	—	—	—	(7,073)	—
Interest expense, net	97,041	—	—	—	136	97,177
Income before income taxes	571,282	56,910	80,427	70,210	43,859	822,688
Provision for income taxes	118,509	11,269	19,554	17,640	29,788	196,760
Income before equity in earnings of affiliates	452,773	45,641	60,873	52,570	14,071	625,928
Equity in earnings of affiliates, net of tax	14,207	—	—	—	—	14,207
Net income	466,980	45,641	60,873	52,570	14,071	640,135
Less: Net (income) attributable to noncontrolling interests, net of tax	(543)	(99)	—	—	—	(642)
Net income attributable to Sonoco	$466,437	$45,542	$60,873	$52,570	$14,071	$639,493
Diluted weighted average common shares outstanding:	98,732					98,732
Per diluted common share	$4.72	$0.46	$0.62	$0.53	$0.14	$6.48
	For the year ended December 31, 2021
Dollars and shares in thousands, except per share data	GAAP	Restructuring/ Asset Impairment(1)	Amortization of Acquisition Intangibles(2)	Acquisition/ Divestiture Related Costs(3)	Other Adjustments(5)	Base
Operating profit	$486,853	$14,210	$49,419	$17,722	$(3,420)	$564,784
Non-operating pension costs	568,416	—	—	—	(568,416)	—
Interest expense, net	59,235	—	—	—	2,165	61,400
Loss from the early extinguishment of debt	20,184	—	—	—	(20,184)	—
(Loss)/Income before income taxes	(160,982)	14,210	49,419	17,722	583,015	503,384
(Benefit from)/Provision for income taxes	(67,430)	5,363	12,241	3,535	165,531	119,240
(Loss)/Income before equity in earnings of affiliates	(93,552)	8,847	37,178	14,187	417,484	384,144
Equity in earnings of affiliates, net of tax	10,841	—	—	—	(1,394)	9,447
Net (loss)/income	(82,711)	8,847	37,178	14,187	416,090	393,591
Less: Net (income) attributable to noncontrolling interests, net of tax	(2,766)	—	—	—	2,052	(714)
Net (loss)/income attributable to Sonoco	$(85,477)	$8,847	$37,178	$14,187	$418,142	$392,877
Diluted weighted average common shares outstanding(6):	99,608				469	100,077
Per diluted common share	$(0.86)	$0.09	$0.37	$0.14	$4.18	$3.93

(1)
Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)
Beginning in 2022, the Company redefined base results to exclude amortization of intangible assets related to acquisitions. Prior year results have been revised to conform with the new presentation.

(3)
Includes legal and professional fees related to acquisition and divestiture transactions, whether proposed or consummated. 2022 also includes approximately $33,000 of fair value adjustments to acquisition-date inventory related to Metal Packaging.

(4)
Includes non-operating pension costs, unrealized losses related to commodity hedges of approximately $8,000, change in LIFO inventory reserves of approximately $28,000, and the release of valuation allowance on foreign tax credits of approximately $13,200.

(5)
Non-operating pension costs include settlement charges of approximately $551,000 related primarily to the settlement of the Sonoco Pension Plan for Inactive Participants (the “Inactive Plan”) in the second quarter.

(6)
Due to the magnitude of certain expenses considered by management to be non-base, the Company reported a 2021 GAAP net loss attributable to Sonoco. In instances where a company incurs a net loss, including potential common shares in the denominator of a diluted earnings per-share computation will have an antidilutive effect on the per-share loss. GAAP therefore requires the exclusion of any unexercised share awards or other like instruments for purposes of calculating weighted average shares outstanding. Accordingly, the Company did not include any unexercised share awards or other like instruments in calculating weighted average shares outstanding for GAAP purposes in the table above, which resulted in basic weighted average common shares outstanding and diluted weighted average common shares outstanding being the same. However, the Company also presents base net income attributable to Sonoco, which excludes the net non-base items. In order to maintain consistency and comparability of base diluted earnings per share, dilutive unexercised share awards were included in the calculation to the same extent they would have been had GAAP net income attributable to Sonoco been equal to base net income attributable to Sonoco.

A-1 • Sonoco 2023 Proxy Statement

Sonoco Products Company | 1 North Second Street, Hartsville, SC 29550 US | investor.sonoco.com

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.Vote by Internet or Telephone - QUICK  EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by MailAs a shareholder of Sonoco Products Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 18, 2023.INTERNET –www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0536Use a touch-tone telephone to vote your proxy. Haveyour proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy cardand return it in the postage-paid envelope provided. PROXY  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED  Please mark The Board of Directors recommends a vote FOR ALL Director nominees and FOR proposals 2, and 3, your votes like this ONE YEAR for proposal 4, and AGAINST proposal 5.1.To elect eleven members to the Board of Directors for a one-year term:FORAGAINSTABSTAIN(1)Steven L. Boyd(2)R. Howard Coker(3)Dr. Pamela L. Davies(4)Theresa J. Drew 2.To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2023.3.To approve, on an advisory (non- binding) basis, the compensation of the Company’s named executive officers. FORAGAINST ABSTAIN FORAGAINST ABSTAIN (5)Philippe Guillemot(6)John R. Haley(7)Robert R. Hill, Jr. 4.To vote, on an advisory (non-binding) basis, on the frequency of advisory (non-binding) votes on executive compensation. ONE YEAR TWO YEARS THREEYEARS ABSTAIN (8)Eleni Istavridis(9)Richard G. Kyle(10)Blythe J. McGarvie 5.Advisory (non-binding) shareholder proposal regarding special shareholder meeting improvement. FORAGAINST ABSTAIN (11)Thomas E. Whiddon Mark Here for Address Change or CommentsSEE REVERSE CONTROL NUMBERSignature
Signature, if held jointly Date , 2023Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of ShareholdersThe 2023 Proxy Statement and the 2022 Annual Report to Shareholders are available at: https://www.cstproxy.com/sonoco/2023 PROXY  FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSSONOCO PRODUCTS COMPANY 1 NORTH SECOND STREET - HARTSVILLE, SOUTH CAROLINA 29550 - USAThe undersigned hereby appoints Robert R. Dillard, Chief Financial Officer, or John M. Florence, Jr., General Counsel and Secretary, as proxy agent, each with the power to appoint her or his substitute, and hereby authorizes her or him to represent and to vote all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 22, 2023 at the Annual Meeting of Shareholders to be held on April 19, 2023 or at any adjournment thereof, as instructed below and in her or his discretion upon all such other matters as may be properly presented for consideration at such meeting.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, FOR ONE YEAR IN THE ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND AGAINST THE SHAREHOLDER PROPOSAL.This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.Address Change/Comments(Mark the corresponding box on the reverse side)(Continued, and to be marked, dated and signed, on the other side)